UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule § 240.14a-12

CLAIRE’S STORES, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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CLAIRE’S STORES, INC.
3 S.W. 129th Avenue
Pembroke Pines, Florida 33027
April 27, 2007

Dear Shareholder:

The board of directors of Claire’s Stores, Inc. (“Claire’s Stores” or the “Company”) has unanimously adopted a merger agreement providing for the acquisition of the Company by Bauble Holdings Corp., an entity currently owned indirectly by funds affiliated with Apollo Management VI, L.P. If the merger is completed, you will receive $33.00 in cash, without interest, for each share of the Company’s common stock you own.

You will be asked, at a special meeting of the Company’s shareholders, to approve the merger agreement. The board of directors has unanimously adopted the merger agreement, determined that the merger is fair to, and in the best interests of, the Company and its shareholders and declared advisable the merger agreement and the transactions contemplated by the merger agreement (including the merger). The board of directors unanimously recommends that the Company’s shareholders vote “FOR” the approval of the merger agreement.

The time, date and place of the special meeting to consider and vote upon the approval of the merger agreement are as follows:

10:00 a.m. Eastern Time, May 24, 2007
1 New York Plaza, 43rd Floor Auditorium, New York, New York 10004

The proxy statement attached to this letter provides you with information about the proposed merger and the special meeting of the Company’s shareholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the Securities and Exchange Commission.

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES OF THE COMPANY’S COMMON STOCK OR CLASS A COMMON STOCK YOU OWN. BECAUSE THE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE COMBINED VOTING POWER OF THE COMPANY’S ISSUED AND OUTSTANDING SHARES OF COMMON STOCK AND CLASS A COMMON STOCK ENTITLED TO VOTE THEREON, A FAILURE TO VOTE OR AN ABSTENTION WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” THE MERGER. ACCORDINGLY, YOU ARE REQUESTED TO SUBMIT YOUR PROXY BY PROMPTLY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE ENVELOPE PROVIDED OR TO SUBMIT YOUR PROXY BY TELEPHONE OR VIA THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS SET FORTH IN THE PROXY CARD PRIOR TO THE SPECIAL MEETING, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.

Submitting your proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting.

Thank you for your cooperation and continued support.

Very truly yours,

Marla L. Schaefer
Co-Chief Executive Officer

E. Bonnie Schaefer
Co-Chief Executive Officer

THIS PROXY STATEMENT IS DATED APRIL 27, 2007
AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT APRIL 27, 2007.

CLAIRE’S STORES, INC.
3 S.W. 129th Avenue
Pembroke Pines, Florida 33027

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 24, 2007

Dear Shareholder:

A special meeting of shareholders of Claire’s Stores, Inc., a Florida corporation (“Claire’s Stores” or the “Company”), will be held on May 24, 2007, at 10:00 a.m., Eastern Time, at 1 New York Plaza, 43rd Floor Auditorium, New York, New York 10004, for the following purposes:

1. To consider and vote on the approval of the Agreement and Plan of Merger, dated as of March 20, 2007 (the “merger agreement”), among the Company, Bauble Holdings Corp. (“Parent”) and Bauble Acquisition Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, upon the merger becoming effective, each outstanding share of Common Stock, par value $0.05 per share, of the Company (the “common stock”) and Class A Common Stock, par value $0.05 per share, of the Company (the “Class A common stock” and together with the common stock, the “company common stock”) (other than shares held in the treasury of the Company or owned directly or indirectly by Parent, Merger Sub or any wholly-owned subsidiary of the Company and other than shares of Class A common stock held by shareholders who properly demand statutory appraisal rights) will be converted into the right to receive $33.00 in cash, without interest;

2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement; and

3. To transact such other business as may properly come before the special meeting.

Only shareholders of record on April  26, 2007, are entitled to notice of and to vote at the special meeting and at any adjournment or postponement of the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

The approval of the merger agreement requires the approval of the holders of a majority of the combined voting power of the outstanding shares of company common stock entitled to be cast thereon. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy in the envelope provided, or submit your proxy by telephone or via the Internet subject to such verification required by applicable law or that the Company or its agents otherwise deem appropriate, in accordance with the instructions set forth in the proxy card prior to the special meeting and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the merger agreement. If you fail to return your proxy card or fail to submit your proxy by telephone or via the Internet and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the approval of the merger agreement. If you are a shareholder of record and you attend the special meeting and wish to vote in person, you may revoke your proxy at or at any time prior to the special meeting and vote in person.

The Company has concluded that shareholders holding common stock are not entitled to assert appraisal rights under the Florida Business Corporation Act (“FBCA”) as set forth in Chapter 607 of the Florida Statutes, and that shareholders holding Class A common stock who do not vote in favor of the approval of the merger agreement are entitled to appraisal rights under the FBCA and to obtain payment of the fair value of their shares of Class A common stock if the merger is completed, but only if they timely submit to the Company a written demand for such payment and they comply with all other requirements of the FBCA, which are summarized in the accompanying proxy statement.
By order of the board of directors,

Marla L. Schaefer
Co-Chairman of the Board

E. Bonnie Schaefer
Co-Chairman of the Board

April 27, 2007

ANNEX A	Agreement and Plan of Merger, dated as of March 20, 2007, among Bauble Holdings Corp., Bauble Acquisition Sub, Inc. and Claire’s Stores, Inc.	A-1
ANNEX B	Shareholders Agreement, dated as of March 20, 2007, among Bauble Holdings Corp., Bauble Acquisition Sub, Inc. and the Claire’s Stores, Inc. shareholders parties thereto.	B-1
ANNEX C	Opinion of Goldman, Sachs & Co.	C-1
ANNEX D	Opinion of Peter J. Solomon Company, L.P.	D-1
ANNEX E	Sections 607.1301 through 607.1333 of the Business Corporation Act of the State of Florida.	E-1

QUESTIONS AND ANSWERS ABOUT
THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a shareholder of Claire’s Stores, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “Claire’s,” “Claire’s Stores,” “Company,” “we,” “our,” “ours,” and “us” refer to Claire’s Stores, Inc.

Q: What is the proposed transaction?

A:	The proposed transaction is the acquisition of the Company by an entity currently owned indirectly by funds affiliated with Apollo Management VI, L.P. (“Apollo”) pursuant to an Agreement and Plan of Merger, dated as of March 20, 2007 (the “merger agreement”), among the Company, Bauble Holdings Corp. (“Parent”) and Bauble Acquisition Sub, Inc., a wholly-owned subsidiary of Parent (“Merger Sub”). Once the merger agreement has been approved by the Company’s shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Merger Sub will merge with and into the Company (the “merger”). The Company will be the surviving corporation in the merger (the “surviving corporation”) and will become a wholly-owned subsidiary of Parent.

Q: What will I receive in the merger?

A:	Subject to appraisal rights of holders of our Class A common stock, upon completion of the merger, whether you hold our common stock or Class A common stock (together, “company common stock”), you will receive $33.00 in cash, without interest and less any required withholding taxes, for each share of company common stock that you own. For example, if you own 100 shares of our company common stock, you will receive $3,300.00 in cash in exchange for your shares of company common stock, less any required withholding taxes. You will not own shares in the surviving corporation.

Q: Where and when is the special meeting?

A:	The special meeting will take place at 1 New York Plaza, 43rd Floor Auditorium, New York, New York 10004, on May 24, 2007, at 10:00 a.m., Eastern Time.

Q: What vote of our shareholders is required to approve the merger agreement?

A:	For us to complete the merger, shareholders holding at least a majority of the combined voting power of the company common stock issued and outstanding at the close of business on the record date must vote “FOR” the approval of the merger agreement. Accordingly, failure to vote or an abstention will have the same effect as a vote against approval of the merger agreement. For the purpose of the vote on the merger, each share of common stock will carry one vote and each share of Class A common stock will carry ten votes. Marla L. Schaefer and E. Bonnie Schaefer, the Co-Chief Executive Officers and Co-Chairmen of our board of directors, and certain other shareholder entities affiliated with them, have entered into a shareholders agreement, pursuant to which they have agreed to vote their shares (consisting of 3,028,831 shares of common stock and 4,225,256 shares of Class A common stock as of the record date), which as of the record date represent approximately 33.1% of the combined voting power of the company common stock, in favor of the approval of the merger agreement and against any competing transaction proposed to the Company’s shareholders, unless the merger agreement is terminated in accordance with its terms.

Q: How does the Company’s board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our shareholders vote “FOR” the approval of the merger agreement. You should read “The Merger — Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the merger agreement.

Q: What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a shareholder of record, then you can ensure that your shares are voted at the special meeting by submitting your proxy via:

•	telephone, using the toll-free number listed on each proxy card (if you are a registered shareholder, that is if you hold your stock in your name) or vote instruction card (if your shares are held in “street name,” meaning that your shares are held in the name of a broker, bank or other nominee and your bank, broker or other nominee makes telephone voting available);

•	the Internet, at the address provided on each proxy card (if you are a registered shareholder) or vote instruction card (if your shares are held in “street name” and your bank, broker or other nominee makes Internet voting available); or

•	mail, by completing, signing, dating and mailing each proxy card or vote instruction card and returning it in the envelope provided.

Voting by telephone or via the Internet is subject to such verification required by applicable law or that the Company or its agents otherwise deem appropriate.

Q: If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the merger.

Q: Can I change my vote?

A:	Yes, you can change your vote at any time before your proxy is voted at the special meeting. If you are a registered shareholder, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing or by submitting a new proxy by telephone, via the Internet or by mail, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, and simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the instructions received from your broker to change your vote.

Q: What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one card. Please complete and return all of the proxy cards or vote instruction cards you receive (or submit your proxy by telephone or via the Internet, if available to you) to ensure that all of your shares are voted.

Q: Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q: Who can help answer my other questions?

A:	If you have more questions about the merger, please contact Investor Relations of Claire’s Stores, Inc., at (212) 594-3127. If you need assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact our proxy solicitation agent, D.F. King & Co., Inc., toll-free at (888) 869-7406. If your broker holds your shares, you should also call your broker for additional information.

SUMMARY

The following summary highlights selected information from this proxy statement and may not contain all of the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Parties to the Merger (Page 15)

Claire’s Stores, Inc.
3 S.W. 129th Avenue
Pembroke Pines, FL 33027
(954) 433-3900

Claire’s Stores, Inc. is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adult females through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of March 3, 2007, Claire’s Stores, Inc. operated approximately 3,000 stores in the United States and several other countries. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., approximately 195 stores in Japan as a joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.). As of March 3, 2007, the Company also licensed 127 stores in the Middle East, Turkey and Russia under a licensing and merchandising agreement with Al Shaya Co. and eight stores in South Africa under similar agreements with The House of Busby Limited.

Bauble Holdings Corp.
c/o Apollo Management VI, L.P.
9 West 57th Street
New York, NY 10019
(212) 515-3200

Parent is a Delaware corporation indirectly owned by funds affiliated with Apollo. Parent was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Bauble Acquisition Sub, Inc.
c/o Apollo Management VI, L.P.
9 West 57th Street
New York, NY 10019
(212) 515-3200

Merger Sub is a Florida corporation and a wholly-owned subsidiary of Parent. Merger Sub was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Parent and Merger Sub are each entities currently indirectly owned by Apollo. Apollo’s affiliate, Apollo Management, L.P., was founded in 1990, and is a recognized leader in private equity, debt and capital markets investing. Since its inception, Apollo Management, L.P. has invested over $16 billion in companies representing a wide variety of industries, both in the U.S. and internationally.

The Special Meeting

Time, Place and Date (Page 16)

The special meeting will be held on May 24, 2007, starting at 10:00 a.m., Eastern Time, at 1 New York Plaza, 43rd Floor Auditorium, New York, New York 10004.

Purpose (Page 16)

You will be asked to consider and vote upon approval of the merger agreement. The merger agreement provides that Merger Sub will be merged with and into the Company, and each outstanding share of the company common stock (other than shares held in the treasury of the Company or owned directly or indirectly by Parent, Merger Sub or any wholly-owned subsidiary of the Company and other than Class A common stock held by shareholders who properly demand statutory appraisal rights) will be converted into the right to receive $33.00 in cash, without interest.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Record Date, Quorum and Adjournment (Pages 16, 17)

You are entitled to vote at the special meeting if you owned shares of the company common stock at the close of business on April 26, 2007, the record date for the special meeting. You will have one vote for each share of common stock and ten votes for each share of Class A common stock that you owned on the record date. The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate combined voting power of the shares of common stock and Class A common stock issued and outstanding and entitled to be cast as of the close of business on the record date will constitute a quorum. If, however, such quorum is not present at the special meeting, the holders of a majority of the aggregate combined voting power of the shares of company common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. As of the record date, there were 93,081,774 shares of company common stock entitled to be voted, consisting of 88,216,591 shares of common stock and 4,865,183 shares of Class A common stock.

Required Vote (Page 16)

For us to complete the merger, shareholders holding at least a majority of the combined voting power of the company common stock issued and outstanding and entitled to be cast at the close of business on the record date must vote “FOR” the approval of the merger agreement. All of our shareholders holding our common stock are entitled to one vote per share and our shareholders holding our Class A common stock are entitled to 10 votes per share. A failure to vote your shares of the company common stock or an abstention will have the same effect as a vote against the merger agreement.

In connection with the execution of the merger agreement, Marla L. Schaefer and E. Bonnie Schaefer, the Co-Chief Executive Officers and Co-Chairmen of our board of directors, and certain shareholder entities affiliated with them (collectively, the “Schaefer Family Holders”), entered into a shareholders agreement pursuant to which they have agreed to vote in favor of the merger and against any competing transaction proposed to the Company’s shareholders, unless the merger agreement is terminated in accordance with its terms. As of the record date, the Schaefer Family Holders beneficially owned an aggregate of 7,254,087 shares of Claire’s Stores company common stock (excluding options) (consisting of 3,028,831 shares of common stock and 4,225,256 shares of Class A common stock), which represented approximately 33.1% of the combined voting power of the company common stock as of the record date subject to the shareholders agreement.

Share Ownership of Directors and Executive Officers (Page 71)

As of the record date, the directors and current executive officers of Claire’s Stores beneficially owned in the aggregate 7,417,372 shares of Claire’s Stores company common stock (excluding options), consisting of 2,941,522 shares of common stock and 4,475,850 shares of Class A common stock, representing approximately 34.9% of the combined voting power of the company common stock as of the record date entitled to vote at the special meeting. Each of them either agreed to vote, or has advised us that he or she plans to vote, all of his or her shares in favor of the approval of the merger agreement.

Voting and Proxies (Page 17)

Any Claire’s Stores shareholder of record entitled to vote may submit a proxy by telephone or via the Internet (subject to such verification required by applicable law or that the Company or its agents otherwise deem appropriate) or returning the enclosed proxy card by mail, or may vote in person by appearing at the special meeting. If your shares are held in “street name” by your broker, you should instruct your broker on how to vote your shares using the instructions provided by your broker. If you do not provide your broker with instructions, your shares will not be voted and that will have the same effect as a vote against the merger agreement.

Revocability of Proxy (Page 17)

Any Claire’s Stores shareholder of record who executes and returns a proxy card (or submits a proxy by telephone or via the Internet) may revoke the proxy at any time before it is voted in any one of the following ways:

•	filing with the Company’s Corporate Secretary, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy;

•	sending a later-dated proxy relating to the same shares to the Company’s Corporate Secretary, at or before the special meeting;

•	submitting a later-dated proxy by telephone or via the Internet (subject to such verification required by applicable law or that the Company or its agents otherwise deem appropriate) at or before the special meeting; or

•	attending the special meeting and voting in person by ballot.

Simply attending the special meeting will not constitute revocation of a proxy. If you have instructed your broker to vote your shares, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change these instructions.

When the Merger Will be Completed (Page 53)

We are working to complete the merger as soon as possible. We anticipate completing the merger prior to the end of our second fiscal quarter, which ends on August 4, 2007, subject to approval of the merger agreement by the Company’s shareholders and the satisfaction of the other closing conditions. In addition, Merger Sub is not obligated to complete the merger until the expiration of a thirty consecutive calendar day “marketing period” throughout which Parent shall have the financial information that the Company is required to provide pursuant to the merger agreement to complete its debt financing of the merger. So long as we have provided all required financial information to Parent for purposes of its completing its offerings of debt securities, the marketing period will begin to run after the approval of the merger agreement by our shareholders.

Effects of the Merger (Page 54)

If the merger agreement is approved by the Company’s shareholders and the other conditions to closing are satisfied, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation. Upon completion of the merger, the Company’s common stock and Class A common stock will be converted into the right to receive $33 per share, without interest and less any required withholding taxes. Following the completion of the merger, we will no longer be a public company and you will cease to have any ownership interest in the Company and will not participate in any future earnings or growth of the Company.

Board Recommendation (Page 27)

After careful consideration, our board of directors has unanimously:

•	adopted the merger agreement;

•	determined that the merger is fair to, and in the best interests of, the Company and its shareholders;

•	declared advisable the merger agreement and the transactions contemplated by the merger agreement (including the merger);

•	authorized the Company to submit the merger agreement for approval by its shareholders; and

•	recommended that Claire’s Stores shareholders vote “FOR” the approval of the merger agreement.

In reaching its decision, our board of directors continuously consulted with our management team and advisors in considering the proposed merger agreement. In considering the recommendation of the Company’s board of directors with respect to the merger, you should be aware that some of the Company’s directors and executive officers who participated in meetings of our board of directors have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. See “Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 44.

For the factors considered by our board of directors in reaching its decision to adopt the merger agreement and recommend that shareholders vote for the approval of the merger agreement, see “The Merger — Reasons for the Merger” beginning on page 25.

Shareholders Agreement with the Schaefer Family Holders (Page 68 and Annex B)

The Schaefer Family Holders, including, among others, Marla L. Schaefer and E. Bonnie Schaefer, the Co-Chief Executive Officers and Co-Chairmen of our board of directors, have entered into a shareholders agreement, dated as of March 20, 2007, with Parent and Merger Sub with respect to 7,254,087 shares of company common stock (consisting of 3,028,831 shares of common stock and 4,225,256 shares of Class A common stock) beneficially owned in the aggregate by the Schaefer Family Holders as of the date of the shareholders agreement as well as any shares of company common stock acquired by the Schaefer Family Holders after such date. As of the record date, the Schaefer Family Holders held 7,254,087 shares of the company common stock (consisting of 3,028,831 shares of common stock and 4,225,256 shares of Class A common stock) subject to the shareholders agreement.

The Schaefer Family Holders have agreed to vote all of these shares in favor of the approval of the merger agreement and against any competing transaction proposed to the Company’s shareholders, unless the merger agreement is terminated in accordance with its terms, and have delivered an irrevocable proxy to Parent for the purpose of voting such shares. The shareholders agreement will terminate upon the earlier of (i) the termination of the merger agreement and (ii) the effective time of the merger. The full text of the shareholders agreement is attached to this proxy statement as Annex B. We encourage you to read the full text of the shareholders agreement in its entirety.

Opinion of Goldman, Sachs & Co. (Page 28 and Annex C)

Goldman, Sachs & Co. (“Goldman Sachs”) delivered its opinion to the Company’s board of directors that, as of March 20, 2007 and based upon and subject to the factors and assumptions set forth in its opinion, the $33.00 in cash per share to be received by the holders of the company common stock, in the aggregate, pursuant to the merger agreement was fair, from a financial point of view, to such holders, in the aggregate.

The full text of the written opinion of Goldman Sachs, dated March 20, 2007 which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex C. Goldman Sachs provided its opinion for the information and assistance of the Company’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holders of company common stock should vote with respect to the transaction. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee estimated to be approximately $18,000,000, calculated based on an escalating percentage of the aggregate consideration, all of which is payable upon consummation of the transaction.

Opinion of Peter J. Solomon Company, L.P. (Page 35 and Annex D)

Peter J. Solomon Company, L.P. (“PJSC”) delivered its opinion to the Company’s board of directors that, as of the date of its opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration of $33.00 in cash per share to be received by the holders of company common stock pursuant to the merger agreement was fair, from a financial point of view, to such shareholders.

The opinion of PJSC is addressed to the Company’s board of directors, is directed only to the consideration to be paid in the merger and does not constitute a recommendation as to how any of our shareholders should vote with respect to the merger agreement or whether such shareholders should exercise any dissenter’s rights or appraisal rights, where available, with respect to the merger or any other matter. The full text of the written opinion of PJSC, dated March 20, 2007, which sets forth the procedures followed, limitations on the review undertaken, matters considered and assumptions made in connection with such opinion, is attached as Annex D to this proxy statement. We recommend that you read the opinion carefully in its entirety. Pursuant to the terms of the engagement letter with PJSC, the Company has agreed to pay to PJSC a fee of $900,000. Payment of the fee to PJSC is not contingent upon consummation of the merger.

Financing (Page 42)

The Company and Apollo estimate that the total amount of funds necessary to consummate the merger and related transactions (including payment of the aggregate merger consideration, the repayment or refinancing of some of the Company’s currently outstanding debt and all related fees and expenses) will be approximately $3.270 billion. Merger Sub has received commitments from Credit Suisse, Bear Stearns Corporate Lending Inc., Lehman Brothers Commercial Bank and Lehman Commercial Paper Inc. with respect to the financing.

In connection with the execution and delivery of the merger agreement, Merger Sub has obtained commitments to provide up to approximately $2.587 billion in debt financing (not all of which is expected to be drawn at closing) consisting of (1) senior secured credit facilities with an aggregate principal amount of up to $1.65 billion, consisting of a $1.45 billion senior term loan facility and a $200 million revolving credit facility and (2) (i) up to $537 million in a senior unsecured bridge loan facility if the Company is unable to issue the equivalent amount of senior unsecured notes by the time the merger is completed in a public offering or in an offering exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), including pursuant to Rule 144A or Regulation S and (ii) up to $400 million in a senior subordinated bridge loan facility if the Company is unable to issue the equivalent amount of senior subordinated notes by the time the merger is completed in a public offering or in an offering exempt from registration under the Securities Act, including pursuant to Rule 144A or Regulation S, to finance, in part, the payment of the merger consideration, the repayment or refinancing of certain debt of the

Company outstanding on the closing date of the merger and the payment of fees and expenses in connection therewith and, in the case of the revolving facility, for general corporate purposes.

Parent has agreed to use its reasonable best efforts to arrange and obtain the debt financing on the terms and conditions described in the commitments. In addition, Parent and Merger Sub have obtained a $600 million equity commitment from Apollo Management VI, L.P. (the “Sponsor”) on behalf of certain affiliated co-investment partnerships. The facilities contemplated by the debt financing commitments are conditioned on the merger being consummated prior to the merger agreement termination date, as well as other conditions, as described in further detail under “The Merger — Financing — Debt Financing” beginning on page 42.

The closing of the merger is not conditioned on the receipt of the debt financing by Merger Sub. Parent, however, is not required to consummate the merger until after the completion of the marketing period as described above under “When the Merger Will be Completed” and in further detail under “The Merger Agreement — Effective Time; The Marketing Period” beginning on page 53.

Treatment of Stock Options (Page 55)

The merger agreement generally provides that all outstanding Company stock options issued pursuant to the Company’s stock option and incentive plans, whether or not vested, will be cashed out and cancelled in connection with the completion of the merger. Each option holder will receive an amount in cash, less applicable withholding taxes and without interest, equal to the product of:

•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess, if any, of $33.00 over the exercise price per share of common stock subject to such option.

Treatment of Restricted Stock and Stock Units (Page 55)

The merger agreement generally provides that:

•	each outstanding share of our restricted stock, the restrictions of which have not lapsed immediately prior to the effective time of the merger, will become fully vested and will be converted into the right to receive $33.00 in cash, without interest and less applicable withholding taxes; and

•	each outstanding right to receive shares of our common stock pursuant to a stock unit award under any of our stock or other incentive plans, whether or not vested, will be canceled, and the holder of the stock unit will be entitled to receive $33.00 in cash, without interest and less applicable withholding taxes, for each share of common stock subject to the stock unit award (or, if such award provides for payments to the extent the value of shares of the Company exceeds a specified reference price, the amount, if any, by which $33.00 exceeds such reference price).

Interests of the Company’s Directors and Executive Officers in the Merger (Page 44)

Our directors and executive officers may have interests in the merger that are different from, or in addition to, yours, including the following:

•	all employees, including our directors and executive officers who have been granted equity awards from the Company, will have their vested and unvested stock options, restricted stock and stock unit awards canceled and cashed out in connection with the merger, meaning that they will receive cash payments for each share of common stock subject to such option equal to the excess, if any, of $33.00 per share over the exercise price per share of their options, without interest and less applicable withholding taxes, and they will receive $33.00 per share for their restricted stock and stock unit awards (or, if such award provides for payments to the extent the value of shares of the Company exceeds a specified reference price, the amount, if any, by which $33.00 exceeds such reference price), without interest and less applicable withholding taxes;

•	each of our current executive officers has an employment agreement that provides for a special retention bonus in the event of a change of control and certain severance payments and benefits in the case of his or her termination of employment under specified circumstances. In addition, in the event any benefit received by the executive officer gives rise to an excise tax for the executive officer, the executive officer is also entitled to a “gross-up” payment in an amount that would place the executive officer in the same after-tax position that he or she would have been in if no excise tax had applied (except for certain circumstances in which the agreements specify that the benefits payable to the executive will be reduced to eliminate the applicability of such excise taxes);

•	although none of our executive officers are covered, employees covered by termination protection agreements will receive certain payments and benefits upon the occurrence of a change in control, and employees covered by the Company’s change in control severance plan will receive severance protection benefits in the event of a qualifying termination within two years of a change in control;

•	soon after the completion of the merger, the Company will cause all accounts deferred under its non-qualified deferred compensation plans be paid out to participants in cash;

•	the merger agreement provides for indemnification arrangements for each of our current and former directors and officers that will continue for six years following the effective time of the merger as well as insurance coverage covering his or her service to the Company as a director or officer; and

•	although no arrangements have been proposed at this time, members of our management team may enter into new arrangements with Parent, Merger Sub or their affiliates regarding employment with, and the right to purchase or participate in the equity of, the surviving corporation.

Material United States Federal Income Tax Consequences (Page 49)

If you are a U.S. holder of our company common stock, the merger will be a taxable transaction to you. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of the company common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a non-U.S. holder of our company common stock, the merger will generally not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. You should consult your own tax advisor for a full understanding of how the merger will affect your taxes.

Regulatory Approvals (Page 51)

The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”) provides that transactions such as the merger may not be completed until certain information and documents have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been observed. On March 27, 2007, the Company and Apollo Investment Fund, VI, L.P., respectively, each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested early termination of the waiting period. The Federal Trade Commission granted early termination of the waiting period initiated by these filings on April 11, 2007.

In addition, in connection with the merger, the Sponsor filed the required notification with the antitrust authorities of the European Union on April 17, 2007, and clearance is expected on or before May 29, 2007.

Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, applicable foreign antitrust laws noted above and the filing of articles of merger in Florida at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Procedure for Receiving Merger Consideration (Page 55)

Promptly after the effective time of the merger, a paying agent will mail a letter of transmittal and instructions to you and the other Claire’s Stores shareholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates or book-entry shares in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

No Solicitation of Transactions (Page 60)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to an unsolicited written bona fide proposal for an alternative acquisition or terminate the merger agreement and enter into an agreement with respect to a superior proposal after paying the termination fee specified in the merger agreement.

Conditions to Closing (Page 64)

Before we can complete the merger, a number of conditions must be satisfied. These include:

•	the receipt of the requisite approval by the Company’s shareholders;

•	the absence of U.S. and foreign governmental orders that restrain, enjoin or prohibit the merger or that otherwise prohibit the closing;

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Act (which terminated on April 11, 2007) and under the applicable foreign antitrust laws;

•	performance by each of the parties of its covenants under the merger agreement in all material respects;

•	the accuracy of the Company’s representations and warranties, except to the extent the failure of such representations and warranties to be true and correct would not, and would not reasonably be expected to, constitute a material adverse effect (some representations and warranties are required to be true without regard to material adverse effect);

•	the accuracy of Parent and Merger Sub’s representations and warranties, except to the extent the failure of such representations and warranties to be true and correct would not, and would not reasonably be expected to, prevent, materially delay or materially impede the consummation of the merger; and

•	the Company having fulfilled its obligation to file our annual report on Form 10-K for the fiscal year ended February 3, 2007.

Other than the conditions pertaining to the Company shareholder approval, the absence of governmental orders and the expiration or termination of the Hart-Scott-Rodino Act and foreign antitrust waiting periods, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may elect to waive conditions to their respective performance and complete the merger. None of the Company, Parent or Merger Sub, however, has any intention to waive any condition as of the date of this proxy statement.

Termination of the Merger Agreement (Page 65)

Claire’s Stores, Parent and Merger Sub may agree in writing to terminate the merger agreement at any time without completing the merger, even after the shareholders of Claire’s Stores have approved the merger agreement. The merger agreement may also be terminated at any time prior to the effective time of the merger in certain other circumstances, including:

•	by either Parent or the Company, if:

•	the Company’s shareholders do not approve the merger agreement by the requisite vote at the special meeting or any postponement or adjournment thereof;

•	a final, non-appealable governmental order prohibits it, subject to certain exceptions;

•	the closing has not occurred on or before September 20, 2007 (in certain specified circumstances in connection with regulatory issues such date may be extended by either Parent or us by up to three months beyond the said date), subject to certain exceptions; or

•	if the terminating party is not in material breach of its covenants and there is a material breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied and such breach cannot be cured by the termination date, provided that the terminating party shall give to the non-terminating party at least 30 days prior written notice stating its intention to terminate the merger agreement;

•	by the Company if all other conditions have been satisfied and, on or prior to the last day of the marketing period for the debt financing, Parent or Merger Sub have not received the proceeds of the debt financing or Parent or Merger Sub otherwise breaches its obligations to effect the closing and related obligations;

•	by Parent, if our board of directors withdraws or adversely modifies its recommendation or approval of the merger agreement or recommends, adopts or approves, or publicly proposes to recommend, adopt or approve, another acquisition proposal; or

•	by the Company, prior to the special meeting, if we receive a superior proposal, but only after we have provided Parent a three business day period to revise the terms and conditions of the merger agreement and negotiated in good faith with Parent with respect thereto and only if we pay the termination fee described below.

Termination Fees and Expenses (Page 66)

The Company will be required to pay Parent $90 million in termination fees if:

•	we terminate the merger agreement to accept a superior proposal;

•	Parent terminates the merger agreement because our board of directors has withdrawn or adversely changed its recommendation of the merger or recommended or approved, or proposed publicly to recommend or approve, another acquisition proposal; or

•	the merger agreement is terminated by either party due to failure to obtain shareholder approval or due to expiration of the termination date, or by Parent due to a material breach by us (as described above), and in each case an acquisition proposal was pending before the occurrence of the event giving rise to the right of termination, and within twelve months after termination we enter into or complete an alternative transaction.

In the event that we terminate the merger agreement in circumstances that all closing conditions (other than conditions solely for the Company’s benefit and conditions that by their terms are to be satisfied at closing) have been satisfied and on or prior to the last day of the marketing period:

•	neither Parent nor Merger Sub has received the proceeds of the debt financing, or

•	Parent or Merger Sub otherwise breaches its obligations to effect closing of the merger and related obligations,

we are entitled to a termination fee of $90 million from Parent. If we elect to receive this termination fee, subject to certain exceptions it will be our sole and exclusive remedy for any loss or damage suffered in connection with the merger agreement or the transactions contemplated thereby. If we elect not to receive the termination fee, or in case of a breach by Parent or Merger Sub of the merger agreement in circumstances in which we are not entitled to the termination fee, we are entitled to enforce all of our rights under the merger agreement and also enforce our rights against the Sponsor under the equity commitment letter.

Market Price of Claire’s Stores Stock (Page 70)

Our common stock is listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “CLE”. On March 19, 2007, which was the last trading day before we announced the merger, the Company’s common stock closed at $30.76 per share. On April 26, 2007, which was the last trading day before the date of this proxy statement, the Company’s common stock closed at $32.44 per share.

Appraisal Rights of Dissenting Class A Shareholders (page 73 and Annex E)

We have concluded that the holders of our Class A common stock are entitled to appraisal rights under the Florida Business Corporation Act (“FBCA”) as set forth in Chapter 607 of the Florida Statutes, in connection with the consummation of the merger. These rights are explained in detail in the section entitled “Appraisal Rights of Dissenting Class A Shareholders” which begins on page 73 of this proxy statement. If a holder of Class A common stock wishes to dissent and exercise its appraisal rights, then such holder must

•	deliver to us at our headquarters, before the vote on the merger agreement is taken at the special meeting, written notice of its intent to demand payment if the merger is effectuated, and

•	not vote (or cause or permit to be voted) any of its shares of Class A common stock in favor of the merger agreement.

If a holder of shares of Class A common stock complies with the procedures for perfecting appraisal rights provided under the FBCA, it may be entitled to receive in cash the fair value of its shares of Class A common stock as determined immediately prior to the merger, excluding any appreciation or depreciation in anticipation of the merger. Perfection of appraisal rights requires strict adherence to the procedures set forth in the FBCA, and failure to do so may result in the complete loss of a dissenter’s appraisal rights. Accordingly, each holder of shares of Class A common stock who desires to dissent and exercise its appraisal rights should carefully consider and comply with the provisions of those sections and, if such shareholder deems appropriate, consult his or her legal advisor. A copy of Sections 607.1301 through 607.1333 of the FBCA is set forth in Annex E of this proxy statement and a summary thereof is included under “Appraisal Rights of Dissenting Class A Shareholders” at page 73 of this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements based on estimates and assumptions. Forward-looking statements include information concerning possible or assumed future results of operations of the Company, the expected completion and timing of the merger and other information relating to the merger. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary,” “The Merger,” “The Merger — Opinion of Goldman, Sachs & Co.,” “The Merger — Opinion of Peter J Solomon Company, L.P.” and in statements containing the words “believes,” “plans,” “expects,” “anticipates,” “intends,” “estimates” or other similar expressions. For each of these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise. In addition to other factors and matters contained or incorporated in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:

•	Considerations relating to the merger agreement and the merger:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•	the outcome of the legal proceedings that have been instituted against us and others following announcement of the merger agreement;

•	the failure of the merger to close for any other reason;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	diversion of management time on merger-related issues;

•	the reactions of the Company’s customers and suppliers to the merger;

•	Political and General Economic Conditions:

•	general economic conditions such as inflation and increased energy costs;

•	general and political social conditions such as war, political unrest and terrorism;

•	political, social, economic, or other events resulting in the short or long-term disruption in business at the Company’s stores, distribution centers or offices;

•	Customer Demographic Issues:

•	changes in the demographic or retail environment;

•	changes in consumer preferences or fashion trends;

•	changes in consumer spending for pre-teen, teen and young adult apparel and accessories;

•	Merchandise Procurement and Supply Chain Considerations:

•	changes in the Company’s relationships with designers, vendors and other sources of merchandise, including adverse changes in their financial viability;

•	disruption of imports from foreign suppliers;

•	significant fluctuation in the value of U.S. Dollar or foreign exchange rates;

•	interruptions in distribution of our merchandise from our distribution facilities;

•	Industry and Competitive Factors:

•	competitive responses to the Company’s marketing, merchandising and promotional efforts and/or inventory liquidations by vendors or other retailers;

•	uncertainties generally associated with the specialty retail business;

•	changes in anticipated seasonal business patterns;

•	adverse weather conditions or natural disasters, particularly during peak selling seasons;

•	failure to execute our international operational plan or successfully grow our international operations;

•	changes in information technology systems employed by us;

•	fluctuations in same-store net sales;

•	Employee Considerations:

•	changes in key management personnel;

•	Legal and Regulatory Issues:

•	changes in government or regulatory requirements increasing the Company’s costs of operations;

•	uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments and other changes to comply with applicable laws, rules and regulations;

•	litigation that may have an adverse effect on the operating results or reputation of the Company;

•	Other Factors:

•	the design and implementation of new information systems as well as enhancements of existing systems; and

•	risks, uncertainties and factors set forth in our reports and documents filed with the SEC (which reports and documents should be read in conjunction with this proxy statement; see “Where You Can Find Additional Information”).

THE PARTIES TO THE MERGER

Claire’s Stores, Inc.

Claire’s Stores, Inc. is a Florida corporation with its principal executive offices at 3 S.W. 129th Avenue, Pembroke Pines, FL 33027. The Company’s telephone number is (954) 433-3900. The Company is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adult females through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of March 3, 2007, the Company operated approximately 3,000 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany, Spain, Portugal, the Netherlands and Belgium. The Company operates through its subsidiary, Claire’s Nippon, Co., Ltd., approximately 195 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. As of March 3, 2007, the Company also licensed 127 stores in the Middle East, Turkey and Russia under a licensing and merchandising agreement with Al Shaya Co. and eight stores in South Africa under similar agreements with The House of Busby Limited.

Bauble Holdings Corp.

Parent is a Delaware corporation with its principal executive offices at c/o Apollo Management VI, L.P., 9 West 57th Street, New York, NY 10019. Parent’s telephone number is (212) 513-3200. Parent is indirectly owned by funds affiliated with Apollo. Parent was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement.

Bauble Acquisition Sub, Inc.

Merger Sub is a Florida corporation and a wholly-owned subsidiary of Parent. Merger Sub’s principal executive offices are located at c/o Apollo Management VI, L.P., 9 West 57th Street, New York, NY 10019 and its telephone number is (212) 513-3200. Merger Sub was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. It has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, at the effective time of the merger, Merger Sub will merge with and into us. The Company will survive the merger and Merger Sub will cease to exist.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on May 24, 2007, starting at 10:00 a.m., Eastern Time, at 1 New York Plaza, 43rd Floor Auditorium, New York, New York 10004 or at any postponement or adjournment thereof. The purpose of the special meeting is for our shareholders to consider and vote upon the approval of the merger agreement. Our shareholders must approve the merger agreement for the merger to occur. If the shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about April 27, 2007.

Record Date and Quorum

The holders of record of the company common stock as of the close of business on April 26, 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 93,081,774 shares of the company common stock outstanding (which includes 88,216,591 shares of our common stock and 4,865,183 shares of our Class A common stock).

The holders of a majority of the aggregate combined voting power of the shares of common stock and Class A common stock entitled to be cast as of the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of the company common stock held in treasury by the Company or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Pursuant to the shareholders agreement with the Schaefer Family Holder, shares beneficially owned by the Schaefer Family Holders are required to be voted in accordance with the terms and conditions of the shareholders agreement so as to ensure that such shares are duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote.

Required Vote

Completion of the merger requires the approval of the merger agreement by the affirmative vote of the holders of a majority of the combined voting power of the company common stock issued and outstanding and entitled to be cast as of the close of business on the record date. Each outstanding share of common stock on the record date entitles the holder to one vote at the special meeting, whereas each outstanding share of Class A common stock entitles the holder to ten votes at the special meeting. For purposes of voting on approval of the merger agreement, the holders of common stock and Class A common stock vote together as a single class.

As of April 26, 2007, the record date, the directors and current executive officers of Claire’s Stores beneficially owned (excluding options and excluding shares beneficially owned by Marla L. Schaefer and E. Bonnie Schaefer, each of whom is party to the shareholders agreement discussed below), in the aggregate, 213,773 shares of the company common stock (consisting of 213,773 shares of common stock and no shares of Class A common stock), which represented less than 1% of the combined voting power of the company common stock as of the record date entitled to vote at the special meeting. The directors and current executive officers have informed Claire’s Stores that they intend to vote all of their shares of the company common stock “FOR” the approval of the merger agreement and “FOR” any postponement or adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

The Schaefer Family Holders, including, among others, Marla L. Schaefer and E. Bonnie Schaefer, our Co-Chief Executive Officers and Co-Chairman of our board of directors, have entered into a shareholders agreement with Parent and Merger Sub with respect to the 7,254,087 shares of company common stock (consisting of 3,028,831 shares of common stock and 4,225,256 shares of Class A common stock) owned or controlled in the aggregate by the Schaefer Family Holders as of the date of the shareholders agreement. As of the record date, the aggregate number of shares of the company common stock owned by the Schaefer Family Holders subject to the shareholders agreement is 7,254,087 shares, which represents approximately 33.1% of the voting power of all outstanding shares of the company common stock. The Schaefer Family Holders have agreed to vote all of these shares in favor of the approval of the merger agreement and against any competing transaction proposed to the Company’s shareholders, unless the merger agreement is terminated in accordance with its terms.

Proxies; Revocation

If you are a shareholder of record and submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card or by such other method. If no instructions are indicated on your proxy card, your shares of the company common stock will be voted in accordance with the recommendation of the board of directors to vote “FOR” the approval of the merger agreement and “FOR” any postponement or adjournment of the special meeting, if necessary or appropriate to solicit additional proxies.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of the NYSE, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of the merger agreement (i.e., “broker non-votes”). Shares of company common stock held by persons attending the special meeting but not voting, or shares for which the Company has received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “AGAINST” approval of the merger agreement.

You may revoke your proxy at any time before the vote is taken at the special meeting. If you hold your shares of record, to revoke your proxy, you must either advise our Corporate Secretary in writing, submit a proxy by telephone or via the Internet (subject to such verification required by applicable law or that the Company or its agents otherwise deem appropriate) or by mail, dated after the date of the proxy you wish to revoke, or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change these instructions.

The Company does not expect that any matter other than the approval of the merger agreement (and to approve the adjournment of the meeting, if necessary or appropriate to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Voting Via the Internet or by Telephone

Shareholders of record and many shareholders who hold their shares through a broker or bank will have the option to submit their proxies or voting instructions via the Internet or by telephone. There are separate arrangements for using the Internet and telephone to submit your proxy depending on whether you are a shareholder of record or your shares are held in “street name” by your broker. If your shares are held in “street name,” you should check the voting instruction card provided by your broker to see which options are available and the procedures to be followed.

In addition to submitting the enclosed proxy card by mail, the Company’s shareholders of record may submit their proxies via the following means of electronic transmission, subject to such verification required by applicable law or that the Company or its agents otherwise deem appropriate:

•	via the Internet by visiting a website established for that purpose at www.voteproxy.com and following the instructions on the website, or

•	by telephone by calling the toll-free number 1-800-PROXIES (1-800-776-9437) in the United States, Puerto Rico or Canada on a touch-tone phone and following the recorded instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than thirty days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the aggregate combined voting power of the shares of company common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

The Company will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of Claire’s Stores may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. Claire’s Stores will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. The Company has retained D.F. King & Co., Inc. to assist it in the solicitation of proxies for the special meeting and will pay D.F. King & Co., Inc. a fee of approximately $10,000, plus reimbursement of out-of-pocket expenses.

THE MERGER

Background of the Merger

As part of its ongoing evaluation of its business, the Company’s board of directors (“board”) and senior management regularly evaluate the Company’s long-term strategic alternatives and prospects for continued operations as an independent company. This evaluation took on renewed focus in late 2005 as senior management of the Company considered the risks regarding the desires of the Co-Chief Executive Officers, Ms. Marla Schaefer and Ms. Bonnie Schaefer, to eventually transition from active management. In addition, while senior management noted that the trading price of the Company’s common stock had almost tripled from the date that Marla and Bonnie Schaefer had become Co-Chief Executive Officers upon the leave of absence of their father who had previously served as Chief Executive Officer of the Company, they also appreciated the likelihood that the Company would face a challenging environment to continue to achieve the earnings growth it had over the past few years. The combination of these factors, together with the Company’s strong cash flow and the strength of the credit and financial markets, suggested to senior management that this might be an opportune time to realize substantial value through a strategic alternative. Senior management of the Company also believed that this was an opportune time to explore strategic alternatives because the Company would be doing so from a position of strength.

At the May 16, 2006 regularly scheduled board meeting, senior management of the Company reviewed with the board the Company’s business and prospects and outlined various strategic alternatives available to the Company, including the risks and benefits of remaining an independent public company, pursuing strategic investments and acquisitions, engaging in share repurchases and a potential sale of the Company. Subsequent to this meeting, the Company contacted Goldman, Sachs & Co. to engage Goldman Sachs as its financial advisor in connection with the Company’s review of its strategic alternatives.

Following initial contacts, representatives of Goldman Sachs met with various members of the Company’s senior management team to discuss strategic alternatives available to the Company, and on August 15, 2006, a meeting of the Company’s board of directors was convened to thoroughly review and discuss these strategic alternatives.

At the August 15, 2006 board of directors meeting, Ms. Marla Schaefer and Ms. Bonnie Schaefer, the Co-Chairmen of the board of directors, opened the meeting by stating that, as a follow-up to the review of strategic alternatives undertaken at prior board meetings, representatives from Simpson Thacher & Bartlett LLP and Goldman, Sachs & Co. would be joining the meeting. Representatives of Simpson Thacher & Bartlett reviewed with the board of directors the fiduciary duties of directors in the context of considering the Company’s strategic alternatives, noted that Florida law applied to the Company and actions taken by the board of directors and responded to various questions posed by the board members. Ms. Marla Schaefer then reviewed with the board members the reasons that the strategic review had been undertaken and the current state of the Company, its growth prospects and the opportunities and the challenges facing the Company. Specifically, she noted the capital expenditures and other steps that would need to be taken to establish a new platform for higher earnings growth and the difficulties associated with that alternative given the focus of the public markets on quarterly earnings. Ms. Bonnie Schaefer offered her perspectives on the strategic choices facing the Company and noted that the Company was not compelled to pursue a sale of itself at this time. Members of the Company’s management then reviewed certain highlights of the financial information presented at the May 16, 2006 board of directors meeting and indicated that there had been no material change to the financial information presented at the May board meeting in connection with this evaluation. Management responded to various questions from the board members and the board discussed, among other matters, the growth opportunities of the Company.

Representatives of Goldman Sachs then joined the meeting and reviewed their preliminary analysis regarding financial aspects of various strategic alternatives, including status quo, a leveraged recapitalization and a sale of the Company. In connection with its consideration of potential strategic alternatives, the board of directors assessed, with assistance from Goldman Sachs, those parties that would most likely have an interest in the Company. The board also evaluated the additional information that Goldman Sachs would require to refine its leveraged buyout analysis, particularly as it related to a price that a financial buyer would be able to pay. Representatives of management, Goldman Sachs and Simpson Thacher & Bartlett each responded to questions from board members. The board discussed, and Goldman Sachs responded to questions regarding, the viability and the advantages and disadvantages associated with each of the strategic alternatives that the Company could pursue. The board also discussed the risks of a potential sale process, including information leaks. Following these discussions, the board of directors authorized Goldman Sachs to refine its analysis and continue its analysis regarding the financial aspects of various strategic alternatives of the Company.

On October 10, 2006, the board of directors met to receive an update as to the on-going progress of the strategic review and to discuss whether to continue exploring a possible sale of the Company or other alternatives. Representatives of Goldman Sachs and Simpson Thacher & Bartlett were present at this meeting. Representatives of Goldman Sachs reviewed their analysis of the financial aspects of various strategic alternatives available to the Company, including status quo, a leveraged recapitalization and a sale of the Company. Management of the Company informed the board regarding communications received from JANA Partners, a hedge fund and a significant shareholder of the Company, indicating its interest in the Company returning cash to the Company’s shareholders in the form of a significant share repurchase. In lieu of a share repurchase, JANA Partners also suggested the possibility of a sale of the Company. The board of directors discussed the Company’s various alternatives, and Goldman Sachs and management responded to questions from the board. In response to questions from the board, Goldman Sachs discussed the premia obtained in the sale of other relatively comparable retailers in the recent past. Ms. Marla Schaefer discussed the frequent conflict of meeting Wall Street expectations and focusing on the long term needs of the Company. Ms. Marla Schaefer and Ms. Bonnie Schaefer also provided their perspectives on managing a more leveraged company.

During the course of the October 10, 2006 meeting, the board of directors discussed with Goldman Sachs possible next steps in the event that the board of directors were to authorize further exploration of a sale transaction. Goldman Sachs noted the absence of any obvious strategic buyers, and the board of directors, discussed the advantages and disadvantages of approaching potential strategic buyers. After discussion, reached the consensus that, if they decided to authorize Goldman Sachs to solicit preliminary indications of interest from potential purchasers, such solicitation would initially be limited to financial buyers and the question of whether to approach potential strategic buyers could be revisited at a later time after receiving initial responses from financial buyers. The board of directors discussed the benefits and risks associated with a potential sale of the Company, a leveraged recapitalization and other strategic alternatives. Representatives of Simpson Thacher & Bartlett noted that a buyer would seek to negotiate various provisions in a definitive agreement that would restrict the Company from pursuing a topping bid. Representatives of Simpson Thacher & Bartlett also informed the board that a buyer would likely require the Schaefer family to enter into a voting agreement to support a transaction approved by the board. Ms. Marla Schaefer and Ms. Bonnie Schaefer then addressed the alignment of their interests with the interests of other shareholders and indicated that their only objective was to choose the alternative that would result in the highest value for shareholders. Ms. Marla Schaefer, Ms. Bonnie Schaefer and representatives of Simpson Thacher & Bartlett responded to questions from the board. After further discussion, the board authorized Goldman Sachs to initiate contact with a select number of potential buyers to seek preliminary indications of interest, and thereafter the representatives of Goldman Sachs left the meeting. Senior management of the Company and representatives of Simpson Thacher & Bartlett then discussed the terms of the proposed engagement letter between the Company and Goldman Sachs, including the proposed fee structure. After discussion, the board of directors authorized management to engage Goldman Sachs as its financial advisor on the terms and conditions described to the board.

During October 2006, as directed by the board, Goldman Sachs and members of the Company’s management made initial approaches to twelve potential purchasers (including Apollo) and provided confidentiality agreements to each of these potential purchasers. Following execution of confidentiality agreements in respect of a sale of the Company by eleven of the twelve potential purchasers approached by Goldman Sachs, pursuant to which the potential purchasers were prohibited from discussing, at this stage, the proposed transaction with any co-investor or financing source without the prior consent of the Company, preliminary presentations were made by senior members of the Company’s management, with the assistance of Goldman Sachs, to each potential purchaser (who executed the confidentiality agreement) during the course of November 2006. Presentations were made during this time frame to all of the eleven potential purchasers who had previously entered into confidentiality agreements with the Company, each of whom expressed an interest in pursuing a business combination with the Company and a willingness to begin the due diligence process.

Each of the eleven potential purchasers of the Company to whom management presentations were made was invited to submit preliminary indications of interest with respect to a possible acquisition of all of the Company’s outstanding capital stock at the same price per share. On November 22, 2006, the Company received preliminary indications of interest from eight out of the eleven potential purchasers, which in each case provided for an all-cash purchase of all of the Company’s outstanding capital stock.

On November 28, 2006, a meeting of the Company’s board of directors was convened. Members of the Company’s management presented a review and update relating to various aspects of the Company’s business. Representatives of Goldman Sachs summarized for the board members the initial indications of interest received from the eight potential purchasers and background information relating to each. Goldman Sachs then provided an analysis of the preliminary indications of interest received on November 22, 2006 and analyses of the financial aspects of other alternatives available to the Company, including status quo and a leveraged recapitalization. Representatives of Goldman Sachs, in the course of their review, discussed the valuation impact of management’s downward revisions to estimated revenues and EBITDA for fiscal year 2007, including on the leveraged buyout analysis. Management indicated that the Company would be conducting a comprehensive review of its financial projections. During the meeting, management of the Company informed the board that JANA Partners had filed a Schedule 13F on November 14, 2007 reporting its holdings of almost three million shares of the Company’s common stock, noted press coverage of this filing and discussed with the board recent communications with JANA Partners. The Company’s board of directors then discussed, among other matters, the key offer provisions included in the indications of interest, including, among other matters, price and ability of each potential purchaser to finance the proposed transaction. The Company’s board of directors discussed the Company’s various strategic alternatives, and Goldman Sachs and members of the Company’s management responded to questions from the board of directors. The board discussed the risks associated with a leveraged recapitalization transaction in which the Company would remain an independent company and acknowledged the succession risk faced by the Company.

Following this discussion, representatives of Simpson Thacher & Bartlett reviewed with the board the process of exploring strategic alternatives initiated in May 2006 in relation to the board’s fiduciary duties and responded to questions from board members. With respect to the possible formation of a special committee, Ms. Marla Schaefer and Ms. Bonnie Schaefer reaffirmed their view that their interests were aligned with the Company’s shareholders and that they had no interest different from the Company’s shareholders generally (other than as disclosed in this proxy statement with respect to their existing employment agreements). In that connection, they confirmed to the board that they did not have any interest in remaining as Co-Chief Executive Officers of the Company or investing as part of an acquisition of the Company (including any rollover of their beneficially-owned equity in a purchase of the Company by a private equity buyer). This discussion confirmed the board’s view that the formation of a special committee was not necessary. Goldman Sachs recommended to the board of directors that, if the board was prepared to continue the process, then the Company should proceed with each of the eight bidders to the next round of the process. Representatives of Goldman Sachs discussed the possibility that certain of the potential purchasers may seek to partner with another potential purchaser and discussed with the board the desire to balance the need for bidders with sufficient financial capability with the objective of maintaining a competitive process. Representatives of Simpson Thacher & Bartlett and Goldman Sachs discussed with the board the likelihood of increased speculation and rumors regarding a potential sale of the Company, as well as a recent article to this effect that appeared in one of the industry newspapers.

During the course of the November 28, 2006 meeting, the board of directors also reviewed the prior decision to revisit whether the Company should approach any strategic buyers. Simpson Thacher & Bartlett and Goldman Sachs discussed this issue with the board members and the advantages and disadvantages of approaching potential strategic buyers. In this respect, the board discussed, among other matters, timing issues and the board’s and management’s concerns regarding confidentiality, poaching of employees, protecting the Company’s sourcing capabilities, the proprietary nature of the terms of the Company’s leasing arrangements and the distraction to management that would result from expanding the process to potential strategic buyers, particularly if the potential strategic buyers were merely taking advantage of the process to conduct due diligence. Goldman Sachs and the management confirmed that neither Goldman Sachs nor the Company had received any prior contact from any potential strategic buyer at any time, despite press speculation of a possible sale of the Company. Following this discussion, the board of directors decided that, if the process were to continue and in the absence of any change in circumstances, the Company and Goldman Sachs would not initiate contact with any potential strategic buyers. The board then again discussed the sale process (including the potential need to publicly disclose the sale process), the preliminary indications of interest as well as the leveraged recapitalization analysis presented by Goldman Sachs. After discussion, the board decided to authorize management and Goldman Sachs to move forward with the next steps in the sale process, including compiling materials to be made available to the eight potential purchasers for due diligence purposes and preparing for in-depth management presentations.

During November 2006, various news articles indicated that the Company was in the process of potentially considering a business combination transaction. On December 1, 2006, the Company issued a press release announcing that it was exploring strategic alternatives to enhance shareholder value, including a possible sale of the Company, and that it had retained Goldman Sachs as its financial advisor.

After the meeting of the board of directors on November 28, 2006, the Company permitted each of the potential purchasers to initiate contact with a single potential co-investor and asked Goldman Sachs to coordinate the potential purchasers’ formation of “teams,” if required. At the request of one of the potential purchasers, the Company subsequently executed a confidentiality agreement with a ninth potential purchaser in January 2007 and permitted this new party to speak with one of the existing eight potential purchasers that were already part of the process. As a result, three teams of potential purchasers were formed, each consisting of two potential purchasers, while three of the potential purchasers did not choose to form a team, which resulted in a total of six bidding groups. At this time, the Company also authorized each potential purchaser to hold discussions with and engage potential debt financing sources.

Beginning with the third week of December 2006, the Company made due diligence materials available to all of the potential purchasers and their advisors and, in the month of January 2007, held in-depth management presentations with each potential purchaser.

At a meeting of the board of directors on January 4, 2007, management presented to the board management’s fiscal year 2008 budget for review and approval by the board and management’s financial projections to be provided to potential purchasers by Goldman Sachs, on behalf of the Company. Management responded to questions from the board with respect to their presentation. Representatives of Goldman Sachs reviewed with the board their presentation which included a summary of their analyses regarding the financial impact of the downward revision of the Company’s estimated revenues and EBITDA on strategic alternatives available to the Company, and responded to questions from the board. Representatives of Goldman Sachs and Simpson Thacher & Bartlett provided an update on the sale process and the draft merger agreement, and the board discussed next steps in the process. After the representatives of Goldman Sachs had left the meeting, the board discussed potentially engaging a second financial advisor to render an opinion as to the fairness of a potential transaction. The board discussed the benefits of retaining a second financial advisor and authorized management to contact Peter J. Solomon (“PJSC”) for the purpose of retaining them to evaluate the fairness of any potential transaction.

On January 9, 2007, the board met again to review the Company’s fiscal year 2008 budget and financial projections. Management discussed the proposed budget and financial projections and responded to questions from the board. Following discussion, the board approved the fiscal year 2008 budget presented as well as the financial projections to be provided to potential purchasers.

After the last in-depth management presentation with the potential purchasers was held on January 18, 2007, senior management of the Company and representatives of Goldman Sachs provided the board of directors with an update on the status of the sale process, including due diligence process and management meetings with each of the bidders.

On February 6, 2007, Simpson Thacher & Bartlett circulated to each of the six bidding groups an initial draft of the merger agreement.

On February 9, 2007, the board of directors met to discuss the retention of PJSC. Members of the Company’s management and Simpson Thacher & Bartlett described the proposed terms and conditions of PJSC’s engagement, noting that PJSC was expected to evaluate the fairness of any potential transaction that may result from the process currently underway. Following a discussion, the board of directors authorized management of the Company to engage PJSC on the terms and conditions described to the Board, and an engagement letter was executed between the Company and PJSC on February 14, 2007.

During the second and third weeks of February, 2007, three of the bidding groups which had received access to confidential information informed Goldman Sachs that they were not interested in proceeding further. On February 15, 2007, on behalf of the Company, Goldman Sachs sent to each of the three remaining bidding groups a letter outlining the procedures for submitting a final bid for the Company by February 28, 2007. Pursuant to the bidding instructions, each bidding group was asked to submit a definitive proposal along with their debt and equity commitment letters by the final bid date of February 28, 2007. On February 22, 2007, one of the bidding groups, who we refer to as Bidder X in this proxy statement, submitted its initial comments on the draft merger agreement circulated previously by Simpson Thacher & Bartlett on February 6, 2007.

In light of the Schaefer Family Holders’ significant shareholding in the Company, and based on Bidder X’s request in its initial comments on the draft merger agreement for a voting commitment from the Schaefer Family Holders to support a transaction, Simpson Thacher & Bartlett sent to Bidder X on February 23, 2007, a draft shareholders agreement. In that connection, the Schaefer Family Holders had engaged Holland & Knight LLP as separate legal counsel with respect to the shareholders agreement. Pursuant to the proposed terms of the shareholders agreement, the Schaefer Family Holders would vote their company common stock in favor of approval of the merger agreement and against any competing transaction.

During the last week of February, on behalf of the Company, representatives of Goldman Sachs and Simpson Thacher & Bartlett contacted Bidder X and its advisors to clarify the material terms reflected in its proposal and to identify aspects of the comments to the draft merger agreement which raised material issues for the Company. The key terms addressed included provisions relating to termination of the merger agreement and the payment of any termination fees, employee benefits and the conduct of business by the Company from execution of the agreement until closing. Bidder X was requested to improve the non-financial terms and conditions of its proposal.

On February 28, 2007, Goldman Sachs received written bid proposals from Bidder X and Apollo. The other potential bidding group which had remained in the process and been invited to submit a final proposal did not submit a written bid proposal. The bid proposal received from Apollo was for all the outstanding shares of capital stock of the Company for a price of $33.00 per share and was conditioned on the Schaefer Family Holders entering into a shareholders agreement on the terms previously described. This bid was not conditioned upon the ability of Apollo to obtain the proceeds from its proposed debt financing but did indicate that completion of due diligence by Apollo would require a period of two to three additional weeks. The bid proposal from Bidder X was for a price per share of $30.00, with non-financial terms and conditions similar, or slightly more favorable, than those proposed by Apollo.

On March 2, 2007, the Company’s board of directors met to review the two bid proposals received by Goldman Sachs. Representatives of Goldman Sachs reviewed the terms of each of the written bid proposals from Bidder X and Apollo, including the proposed debt financing commitments submitted by Bidder X and Apollo, as well as the due diligence process previously conducted by Bidder X and Apollo. Representatives of Goldman Sachs informed the board of the timing for completion of due diligence by Apollo, and responded to questions from the board regarding the two bid proposals. Representatives of Simpson Thacher & Bartlett reviewed certain material terms of the revised merger agreement submitted by Bidder X and the proposed changes indicated in Bidder X’s bid proposal as well as the proposed material terms indicated in Apollo’s bid proposal (which did not include a revised draft of the merger agreement). The board members discussed their views on the values contained in the proposed bid proposals as well as the potential value of other strategic alternatives, including a leveraged recapitalization transaction. Goldman Sachs responded to questions from the board regarding, among other matters, the financial aspects of the bid proposals and the Company’s strategic alternatives and reviewed with the board the history of the sale process, including the downward revisions in the financial projections prepared by the Company’s management. The board discussed, along with representatives of Goldman Sachs, the risks and challenges presented by the Company pursuing other strategic alternatives or continuing as an independent company following any termination of the sale process. After further discussion, the consensus of the board was to continue the sale process and the board directed Goldman Sachs to continue its attempts to obtain higher proposed prices per share from Bidder X and Apollo.

On March 5, 2007, the Company’s board of directors convened a meeting for the purpose of reviewing, among other matters, the discussions Goldman Sachs had engaged in with Apollo and Bidder X since the last board meeting. Goldman Sachs informed the board that, although Bidder X had not increased its bid, Bidder X had indicated its continued strong interest in acquiring the Company and continued to engage in discussions with Goldman Sachs about the possibility of increasing its proposed price per share. During the meeting, Goldman Sachs updated the board on Apollo’s indications that it was willing to rapidly proceed to finalize its due diligence if the Company agreed to reimburse the out-of-pocket expenses which it would incur in connection with such review. Goldman Sachs reviewed with the board the terms of an expense reimbursement arrangement whereby the Company would reimburse Apollo’s expenses, up to a maximum aggregate amount of $2,000,000, in the event that the Company entered into or consummated an alternative transaction with a third party at a price per share equal to or higher than the $33.00 per share proposed by Apollo, subject to Apollo continuing to negotiate in good faith with the Company and not withdrawing or reducing its bid proposal. The board discussed the prospect of agreeing to reimburse Apollo’s expenses on the terms and conditions described in light of the sale process, the terms of the only other bid proposal that had been received by the Company and the fact that the Company would be required to reimburse Apollo’s expenses only if it entered into an agreement at a price per share of $33.00 or higher. Representatives of Goldman Sachs provided an update on their analysis of the financial aspects of Apollo’s proposal and a potential leveraged recapitalization transaction and responded to questions from the board. Following further discussion by the board, the consensus of the board was that representatives of Simpson Thacher & Bartlett and Goldman Sachs were directed to negotiate an expense reimbursement letter between the Company and Apollo on the terms and conditions described to the board and the board authorized management of the Company to enter into such an expense reimbursement letter with Apollo. The Company entered into the expense reimbursement letter with Apollo as of March 5, 2007.

On March 6, 2007, Apollo sent comments to the draft merger agreement that had been distributed by Simpson Thacher & Bartlett to the potential purchasers on February 6, 2007. The draft merger agreement submitted by Apollo reflected the same basic structure as the draft submitted earlier by Bidder X and provided for the Company to be the surviving company in a merger in which all of the Company’s outstanding shares of capital stock were acquired at the same price per share. Representatives of Simpson Thacher & Bartlett engaged in negotiations with

Morgan, Lewis & Bockius LLP, outside legal counsel to Apollo, to identify aspects of its proposal which raised issues for the Company and to attempt to narrow the legal issues presented in the merger agreement draft submitted by Apollo. During this time, Bidder X and Goldman Sachs engaged in discussions with respect to Bidder X’s desire to acquire the Company and potential willingness to increase its proposed price per share. In addition, during this time, Goldman Sachs pressed both bidders to submit their best and final proposal on March 16, 2007. Following discussions with Morgan, Lewis & Bockius, Simpson Thacher & Bartlett sent the draft shareholders agreement to Apollo on March 6, 2007. On March 8, 2007, Apollo sent its comments to the shareholders agreement draft that had been previously provided by Simpson Thacher & Bartlett.

On March 13, 2007, Simpson Thacher & Bartlett distributed revised drafts of the merger agreement to each of Bidder X and Apollo based on the comments received from each of them with respect to the original draft merger agreement distributed on February 6, 2007 and the subsequent discussions held with their respective outside legal counsel. In the meantime, Goldman Sachs continued its efforts to elicit higher bids from each of the two bidders, and impressed upon Apollo the need to expedite the due diligence process. Representatives of Simpson Thacher & Bartlett and Goldman Sachs also informed Apollo of comments from the Schaefer Family Holders, after consulting with their legal advisors at Holland & Knight, on the shareholders agreement draft submitted by Apollo.

On the evening of March 16, 2007, Apollo sent a revised draft of the merger agreement in response to the draft sent by Simpson Thacher & Bartlett on March 13, 2007. On the same date, Apollo also sent a revised draft of the shareholders agreement. Following receipt of the draft merger agreement from Apollo on March 16, 2007, representatives of Simpson Thacher & Bartlett and Goldman Sachs updated management of the Company regarding Goldman Sachs’ discussion with representatives of Apollo and the significant outstanding legal issues raised by Apollo’s revised draft of the merger agreement. After discussions with Goldman Sachs and Simpson Thacher & Bartlett, the Company’s management directed Goldman Sachs and Simpson Thacher & Bartlett to seek to reduce the optionality for Apollo associated with Apollo’s proposed merger agreement terms as well as to attempt to reach agreement on the other areas of concern to the Company in Apollo’s revised draft of the merger agreement. Bidder X did not respond to the draft merger agreement sent to it on March 13, 2007, although Goldman Sachs continued to engage in discussions with Bidder X regarding its potential willingness to increase its proposed price per share.

On March 17, 2007, representatives of Goldman Sachs and Simpson Thacher & Bartlett contacted representatives of Apollo and Morgan, Lewis & Bockius to communicate, among other matters, the need for Apollo to further reduce the optionality for Apollo inherent in their proposed merger agreement terms, to reduce the restrictions proposed by Apollo on the Company’s operations between signing of the merger agreement and closing of the transaction and to amend certain terms relating to the termination of the agreement and the termination fees that the parties may be obligated to pay. On March 18 and March 19, 2007, these negotiations continued and Apollo proposed, in the aggregate, improved terms with respect to the terms of the merger agreement.

On March 19, 2007, a meeting of the Company’s board of directors was convened to discuss the two bid proposals received. At the beginning of the meeting, Goldman Sachs informed the board members that, while Bidder X had verbally shown some inclination to improve meaningfully the price per share contained in its prior bid, Bidder X did not submit a specific revised price per share and the level to which Bidder X indicated a willingness to increase its price was less than the $33.00 price per share offered by Apollo. Simpson Thacher & Bartlett informed the board that the non-financial terms last proposed by Bidder X were, taken as a whole, no more favorable to the Company in any material respect than the improved terms proposed by Apollo. Goldman Sachs also informed the board that it had been recently contacted by one of the bidding groups which had remained in the process in February 2007 and had been invited to submit a final proposal (but did not submit any final proposal) and that, while inquiring about the process, this potential purchaser indicated that it was not willing to participate in the bidding process. Goldman Sachs also confirmed that, throughout the process, no interest had been shown by any strategic buyer despite the Company’s December 1, 2006 press release and the widespread speculation and publicity concerning the proposed transaction. Representatives of Simpson Thacher & Bartlett then reviewed for the Company’s board of directors a detailed summary of the material legal terms and conditions of the merger agreement being negotiated with Apollo (a draft of which had been previously provided to the board), and along with representatives of Goldman Sachs, further discussed the proposals received from Bidder X and Apollo. Simpson Thacher & Bartlett informed the board of directors that the main areas of negotiation on the merger agreement related to conditionality, deal protection, responsibility of Apollo for breaches of the agreement and certain matters related to employee benefits. Representatives of Simpson Thacher & Bartlett and Goldman Sachs responded to various questions from the board regarding Apollo’s proposal and the proposed terms of the merger agreement.

Representatives of Simpson Thacher & Bartlett again reviewed with the Company’s board of directors the legal duties of directors in connection with an extraordinary transaction such as the proposed merger and reviewed with the board the terms of the proposed shareholders agreement. Representatives of Goldman Sachs reviewed with the board their presentation which, among other matters, summarized the sale process, the financial aspects of Apollo’s proposal and the strategic alternatives of remaining an independent company or engaging in a leveraged recapitalization. The representatives of Goldman Sachs responded to questions from the board and left the meeting. Representatives of PJSC then joined the meeting and reviewed with the board of directors their presentation which, among other matters, summarized its valuation analyses with respect to the proposed transaction with Apollo. Representatives of PJSC responded to questions from the board. Thereafter, the representatives of Goldman Sachs re-joined the meeting. Following further discussion, the board of directors instructed Simpson Thacher & Bartlett and Goldman Sachs to continue negotiating with Apollo to attempt to further improve the terms of the merger agreement. Following the board meeting, Simpson Thacher & Bartlett continued negotiations with Morgan, Lewis & Bockius on the merger agreement.

Late in the evening of March 19, 2007, the Company’s board of directors convened a meeting to consider whether to approve the transaction proposed by Apollo. Representatives of Simpson Thacher & Bartlett and Goldman Sachs updated the board as to the negotiations between the parties since the last time the board met earlier in the day, and representatives of Simpson Thacher & Bartlett detailed for the board the results achieved in its negotiations of the merger agreement. Goldman Sachs also informed the board that Apollo was unwilling to increase the price of $33.00 per share contained in its proposal. Representatives of Goldman Sachs responded to questions from the board. The board of directors discussed the Goldman Sachs and PJSC presentations made at the meeting earlier in the day and asked additional questions.

After further discussions, the Company’s board of directors requested that each of Goldman Sachs and PJSC independently render an opinion as to whether the proposed merger with Apollo was fair from a financial point of view to the Company’s common stock and Class A common stock shareholders. Goldman Sachs delivered to the Company’s board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 20, 2007, that, as of such date and based upon and subject to the factors and assumptions set forth in such opinion, the $33.00 in cash per share to be received by the holders of company common stock, in the aggregate, pursuant to the merger agreement was fair, from a financial point of view, to such holders, in the aggregate. Immediately thereafter, PJSC delivered to the Company’s board of directors its oral opinion, which was subsequently confirmed by delivery of a written opinion dated March 20, 2007, that, based upon and subject to various assumptions made, matters considered and limitations described, as of such date, the $33.00 in cash per share to be received by the holders of company common stock in connection with the merger was fair, from a financial point of view, to such holders. The full text of the written opinion by each of Goldman Sachs and PJSC, which sets forth the assumptions made, procedures followed, matters considered and limitation on the review undertaken in connection with such opinion, is attached as Annex C and D, respectively, to this proxy statement. Following additional discussion and deliberation, the board of directors unanimously adopted the merger agreement, the shareholders agreement and the transactions contemplated by each agreement and unanimously resolved to recommend that the Company’s shareholders vote to approve the agreement.

The merger agreement was executed by the Company, Parent and Merger Sub and the shareholders agreement was executed by Parent, Merger Sub and the Schaefer Family Holders, in each case, as of March 20, 2007. Later in the day on March 20, 2007, the Company and Apollo issued a joint press release announcing the transaction.

Reasons for the Merger

In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, and to recommend that the Company’s shareholders vote to approve the merger agreement, the board of directors of the Company consulted with management and its financial and legal advisors. The board of directors considered a number of factors and potential benefits of the merger including, without limitation, the following:

•	the current and historical market prices of the Company’s common stock, and the fact that the $33.00 per share to be paid for each share of company common stock in the merger represents a premium to those historical trading prices, a premium of 3.4% to the closing price on November 30, 2006, the last trading day before the Company announced it was exploring strategic alternatives, and a premium of 18.0% to the closing price on November 13, 2006, the last trading day before JANA Partners, a hedge fund, publicly disclosed its holding of almost 3 million shares of the Company’s common stock;

•	the possible alternatives to the sale of the Company, including continuing to operate the Company on a stand-alone basis or engage in a leveraged recapitalization, and the risks associated with such alternatives, each of which the board of directors determined not to pursue in light of its belief, and the belief of the Company’s management, that the merger maximized shareholder value and was more favorable to the shareholders than any other alternative reasonably available to the Company and its shareholders;

•	the recent evaluation by the board of directors of the Company’s strategic plan, as well as the execution risks related to achieving that plan, compared to the risks and benefits of the merger transaction;

•	the extensive sale process conducted by the Company, with the assistance of Goldman Sachs, which was publicly known for a number of months and involved engaging in discussions with approximately thirteen parties to determine their potential interest in a business combination transaction with the Company, entering into confidentiality agreements with eleven parties and the receipt of two definitive proposals to acquire the Company;

•	the price proposed by Apollo represented the highest price that the Company had received for the acquisition of the Company;

•	the fact that the merger consideration is all cash, so that the transaction will allow the Company’s shareholders to immediately realize a fair value, in cash, for their investment and will provide such shareholders certainty of value for their shares;

•	the financial presentation of Goldman, Sachs, & Co. and its opinion that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth in such opinion, the $33.00 in cash per share to be received by the holders of the company common stock, in the aggregate, pursuant to the merger agreement was fair, from a financial point of view, to such holders, in the aggregate (see “The Merger — Opinion of Goldman, Sachs & Co.” and Annex C to this proxy statement);

•	the financial presentation of Peter J. Solomon Company, L.P. and its opinion that, based upon and subject to various assumptions made, matters considered and limitations set forth in such opinion, as of the date of such opinion, the $33.00 in cash per share to be received by the holders of company common stock in connection with the merger was fair, from a financial point of view, to such holders (see “The Merger — Opinion of Peter J. Solomon Company, L.P.” and Annex D to this proxy statement);

•	ameliorating the risk regarding the need for Marla L. Schaefer and E. Bonnie Schaefer, Co-Chief Executive Officers, to transition from active management eventually;

•	the terms of the merger agreement, including without limitation:

•	the limited number and nature of the conditions to Parent and Merger Sub’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions, including that for purposes of the merger agreement a “material adverse effect” on the Company does not include circumstances resulting from changes in general economic, financial market or geopolitical conditions, general changes in the industries in which we operate, changes in applicable laws, regulations or accounting regulations or outbreak of war or acts of terrorism unless, in each case, the changes have a disproportionate effect on us and our subsidiaries taken as a whole relative to other industry participants;

•	the provisions of the merger agreement that allow the board of directors, under certain limited circumstances in order to act in a manner consistent with its fiduciary duties under applicable law, to change its recommendation that the Company’s shareholders vote in favor of the approval of the merger agreement;

•	the provisions of the merger agreement that allow the Company, under certain limited circumstances if failure to take such action would be inconsistent with its board of directors’ fiduciary duties under applicable law, to furnish information to and conduct negotiations with third parties, and to engage in discussions with third parties who have made unsolicited proposals for clarification purposes even if not required by the board of director’s fiduciary duties;

•	the provisions of the merger agreement that provide the board of directors the ability to terminate the merger agreement in order to accept a financially superior proposal (subject to providing Parent with three business days’ notice, negotiating with Parent in good faith and paying Parent the $90 million termination fee);

•	the conclusion of the board of directors that the $90 million termination fee (and the circumstances when such fee is payable) was reasonable in light of the benefits of the merger, the auction process conducted by the Company with the assistance of Goldman Sachs and commercial practice;

•	the obligation of Parent to pay the Company a $90 million termination fee if the agreement is terminated by the Company in the event that all of the conditions are satisfied and Parent and Merger Sub fail to obtain the financing by the end of the Marketing Period or otherwise breach their obligations to effect the closing and related obligations; and

•	the ability of the Company (in circumstances where Parent is not obligated to pay a termination fee to the Company or if the Company elects not to receive such termination fee) to seek up to an aggregate of $150 million in damages from Apollo under the equity commitment letter as a result of a breach by Parent or Merger Sub under the merger agreement;

•	the strength of debt commitment letters obtained by Parent, including the absence of “market outs”; and

•	the fact that the non-financial terms of the proposal received by Bidder X were, in the aggregate, no more favorable to the Company than the proposal by Apollo, including as to conditionality.

The board of directors also considered and balanced against the potential benefits of the merger a number of potentially adverse factors concerning the merger including, without limitation, the following:

•	the risk that the merger might not be completed in a timely manner or at all, including the risk that the merger will not occur if the financing contemplated by the debt commitment letters is not obtained and the risk that required antitrust approvals from various governmental authorities may not be obtained;

•	the interests of the Company’s executive officers and directors in the merger (see “Interests of the Company’s Directors and Executive Officers in the Merger”);

•	the fact that the Company’s shareholders will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company;

•	the restrictions on the conduct of the Company’s business prior to completion of the merger, requiring the Company to conduct its business only in the ordinary course, subject to specific limitations or Parent consent, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the merger;

•	the fact that holders of our common stock do not have any appraisal rights under Florida law;

•	the merger consideration consists of cash and will therefore be taxable to our shareholders for U.S. federal income tax purposes;

•	the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving the Company and the requirement that the Company pay Parent a $90 million termination fee in order for the board of directors to accept a superior proposal;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	the possibility of management and employee disruption associated with the merger.

After taking into account all of the factors set forth above, as well as others, the board of directors agreed that the benefits of the merger outweigh the risks and that the merger agreement and the merger are advisable and fair and in the best interests of the Company and its shareholders. The board of directors has unanimously adopted the merger agreement and the merger and recommends that the Company’s shareholders vote to approve the merger agreement at the special meeting.

The board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors may have given different weights to different factors.

Recommendation of the Company’s Board of Directors

After careful consideration, the Company’s board of directors, by unanimous vote:

•	has adopted the merger agreement;

•	has determined that the merger is fair to, and in the best interests of, the Company’s shareholders;

•	has declared advisable the merger agreement and the transactions contemplated by the merger agreement (including the merger);

•	has authorized the Company to submit the merger agreement for approval by its shareholders; and

•	recommends that Claire’s Stores shareholders vote “FOR” the approval of the merger agreement.

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its oral opinion to the Company’s board of directors, which was subsequently confirmed in writing, that, as of March 20, 2007 and based upon and subject to the factors and assumptions set forth therein, the $33.00 in cash per share to be received by the holders of the outstanding shares of company common stock, in the aggregate, pursuant to the merger agreement was fair, from a financial point of view, to such holders, in the aggregate.

The full text of the written opinion of Goldman Sachs, dated March 20, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this proxy statement. Goldman Sachs provided its opinion for the information and assistance of the Company’s board of directors in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of company common stock should vote with respect to the transaction.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to shareholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended January 27, 2006;

•	certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its shareholders; and

•	certain internal financial analyses and forecasts for the Company prepared by its management.

Goldman Sachs also held discussions with members of the Company’s senior management regarding their assessment of the Company’s past and current business operations, financial condition, and future prospects. In addition, Goldman Sachs reviewed the reported price and trading activity for the Company’s common stock, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the retail industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon the accuracy and completeness of all of the financial, legal, accounting, tax and other information discussed with or reviewed by it and assumed such accuracy and completeness for purposes of rendering the opinion described above. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of the Company or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transaction. In addition, Goldman Sachs does not express any opinion as to the impact of the transaction on the solvency or viability of the Company or the ability of the Company to pay its obligations when they become due.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Company’s board of directors in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 16, 2007 and is not necessarily indicative of current market conditions.

Historical Premium, Trading Levels and Same Store Sales Analyses.  Goldman Sachs reviewed the historical trading prices for the Company’s common stock for the one-year period and the three-year period ended March 16, 2007. Goldman Sachs also noted that the price of the Company’s common stock dropped after the Company lowered its earnings guidance on May 4, 2006 and the price of the Company’s common stock gained momentum after November 14, 2006, the day JANA Partners, a hedge fund, publicly disclosed its holding of almost 3 million shares of the Company’s common stock. In addition, Goldman Sachs analyzed the consideration to be received by holders of company common stock pursuant to the merger agreement in relation to the latest twelve months high, low and average market prices of the Company’s common stock, the market price of the Company’s common stock on March 16, 2007, the market price of the Company’s common stock on November 13, 2006 (the last trading day prior to which JANA Partners publicly disclosed its holding of almost 3 million shares of the Company’s common stock), and the latest three year average market price of the Company’s common stock.

This analysis indicated that the $33.00 per share to be paid to the Company’s shareholders pursuant to the merger agreement represented:

•	a premium of 7.7% based on the closing market price on March 16, 2007 of $30.64 per share;

•	a discount of 9.1% based on the latest twelve months high market price of $36.31 per share;

•	a premium of 37.3% based on the latest twelve months low market price of $24.04 per share;

•	a premium of 9.5% based on the latest twelve months average market price of $30.15 per share;

•	a premium of 18.0% based on the closing market price on November 13, 2006 of $27.97 per share; and

•	a premium of 25.9% based on the latest three year average market price of $26.22 per share.

Goldman Sachs also reviewed the trading levels of the Company’s common stock and calculated the price to earnings ratio for the Company for fiscal year 2007, the current Company fiscal year, and fiscal year 2008, the next Company fiscal year (1-year forward), based on fiscal year 2007 and fiscal year 2008 IBES median earnings per share, or EPS, estimates and the share price on November 13, 2006, the day prior to the date on which JANA Partners, a hedge fund, announced its holding of almost 3 million shares of the Company’s common stock; the average share price for each of the 30-day, 20-day and 10-day periods preceding November 13, 2006; and the LTM average share price between March 16, 2006 and March 16, 2007. The result of this analysis is summarized as follows:

		Current/FY2007			Forward/FY2008
Date	Share Price	EPS	P/E		EPS	P/E

30 Trading Day Average Prior to November 13, 2006	$28.05	$1.91	14.7	x	$2.11	13.3x
20 Trading Day Average Prior to November 13, 2006	$27.91	$1.91	14.6	x	$2.11	13.2x
10 Trading Day Average Prior to November 13, 2006	$27.71	$1.91	14.5	x	$2.11	13.1x
November 13, 2006	$27.97	$1.91	14.6	x	$2.11	13.3x
LTM Average (between March 16, 2006 and March 16, 2007)	$30.15	$1.90	15.9	x	$2.10	14.4x

Goldman Sachs also considered that the Company’s actual monthly same store sales performance in fiscal year 2007 was lower than First Call same store sales estimates for nine of the 12 months in fiscal year 2007. Goldman Sachs noted that after September 2006, the Company’s stock price increased upon announcements in the months of October 2006, November 2006, and December 2006 that the Company’s actual same store sales performance was lower than First Call same store sales estimates. The result of this analysis is summarized as follows:

Implied Transaction Multiples Analysis.  Goldman Sachs calculated and compared various implied transaction multiples based on the fully diluted equity consideration to be received by the holders of the outstanding shares of company common stock pursuant to the merger agreement, based on financial projections prepared by the Company’s management. The following multiples were calculated for the Company:

•	enterprise value as a multiple of net sales and earnings before interest, taxes, depreciation and amortization, or EBITDA;

•	adjusted enterprise value, which is the enterprise value of the Company adjusted to include capitalized operating lease obligations, as a multiple of earnings before interest, taxes, depreciation, amortization and rent, or EBITDAR; and

•	equity value (on a fully-diluted basis) as a multiple of net income.

Each of the multiples was calculated using financial projections prepared by the Company’s management for each of fiscal years 2007, 2008 and 2009. In calculating the equity value (on a fully-diluted basis) of the Company, Goldman Sachs assumed 93.3 million shares of company common stock outstanding, which includes 0.5 million options with a weighted average exercise price of $16.31 per share and 0.2 million accelerated restricted stock units. The enterprise value of a company is calculated by adding its short and long-term debt to its equity value (on a fully-diluted basis), the value of any preferred stock (at liquidation value) and the book value of any minority interest, and from the resulting sum, subtracting the value of its cash and cash equivalents. The following table sets forth the results of this analysis:

					Adjusted
					Enterprise
	Enterprise Value as a				Value as a		Equity Value as a
	Multiple of				Multiple of		Multiple of
	Net Sales		EBITDA		EBITDAR		Net Income

LTM, February 3, 2007	2.0	x	9.5	x	8.9	x	16.3x
FY 2008E	1.9	x	8.7	x	8.5	x	15.8x
FY 2009E	1.8	x	8.1	x	8.1	x	14.9x

Present Value of Future Stock Price Analysis.  Goldman Sachs performed an illustrative analysis of the implied present value of the future stock price of the Company, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s future earnings and its assumed price to earnings multiple. For this analysis, Goldman Sachs used the financial projections prepared by the Company’s management and IBES median EPS estimates. Goldman Sachs used the price to forward earnings multiples of 13.3x, calculated by dividing the share price of the Company’s common stock on November 13, 2006, the day prior to the filing by JANA Partners, by the IBES median EPS estimate for fiscal year 2008, and 14.4x, calculated by dividing the LTM average share price between March 16, 2006 and March 16, 2007 by the IBES median EPS estimate for fiscal year 2008. Goldman Sachs then calculated implied future per share values for the company common stock for each of the fiscal years 2008 to 2010 by applying the price to a forward price to earnings multiples of 13.3x and 14.4x, respectively, to the Company’s management EPS estimates for fiscal years 2009 to 2011 and IBES median EPS estimates for fiscal years 2009 to 2011. Goldman Sachs assumed the IBES median EPS estimates for fiscal years 2008 and 2009 and calculated the IBES median EPS estimates for fiscal years 2010 and 2011 by extrapolating using the IBES five-year growth rate of 13%. Goldman Sachs then discounted those values, using a cost of equity discount rate of 10.65%. This analysis resulted in a range of implied present values per share of company common stock of $29.43 to $30.69, using the price to forward earnings multiple of 13.3x, and a range of implied present values per share of company common stock of $32.05 to $33.43, using the price to forward earnings multiple of 14.4x. Goldman Sachs noted that the LTM average forward price to earnings multiple of 14.4x included a period of time after November 14, 2006, the date on which JANA Partners, a hedge fund, announced its holding of almost 3 million share of the Company’s common stock and after December 1, 2006, the date on which the Company announced that it was exploring strategic alternatives to enhance shareholder value, including a possible sale of the Company, and had engaged Goldman Sachs as its financial advisor, and also included a period of time during which there were several press articles speculating about a potential transaction and potential buyers.

Selected Companies Analysis.  Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the retail industry:

•	Abercrombie & Fitch Co.

•	Aeropostale, Inc.

•	American Eagle Outfitters, Inc.

•	Bebe Stores, Inc.

•	Bijou Brigitte Inc.

•	Hot Topic, Inc.

•	Pacific Sunwear of California, Inc.

•	Tween Brands, Inc.

•	Urban Outfitters, Inc.

•	The Wet Seal, Inc.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

The multiples and ratios for the Company were calculated using the closing price of the Company’s common stock on March 16, 2007 and the multiples and ratios for the selected companies were calculated using the selected companies’ closing prices on March 16, 2007. The multiples and ratios for the Company were based on historical information and projections provided by the Company’s management. The multiples and ratios for each of the selected companies were based on the most recent publicly available information and IBES median estimates. With respect to the Company and the selected companies, Goldman Sachs calculated:

•	enterprise value as a multiple of LTM EBITDA;

•	enterprise value as a multiple of estimated fiscal year 2008 EBITDA; and

•	enterprise value as a multiple of estimated fiscal year 2009 EBITDA.

The results of these analyses are summarized as follows:

Enterprise Value as a	Selected Companies(1)
Multiple of:	Range	Median	Claire’s Stores

LTM EBITDA	7.1x - 24.2x	9.2x	8.1x
2008E EBITDA	5.9x - 14.9x	7.9x	7.6x
2009E EBITDA	5.5x - 10.8x	6.8x	7.2x

(1)	Claire’s Stores is included in the group.

With respect to Claire’s Stores and the selected companies, Goldman Sachs also calculated the ratio of price to estimated fiscal years 2008 and 2009, respectively, earnings, and considered the estimated compound annual growth rate of EPS for the five fiscal years ending in 2012. The following table presents the results of this analysis:

Selected Companies(2)
	Range	Median	Claire’s Stores

Price/2008E Earnings Ratio	12.2x - 25.8x	17.0x	15.1x
Price/2009E Earnings Ratio	10.9x - 20.6x	14.8x	13.8x
5-Year Compound Annual EPS Growth Rate	9.7% - 25.0%	15.5%	13.0%

(2)	Claire’s Stores is included in the group.

With respect to Claire’s Stores and the selected companies, Goldman Sachs also calculated LTM EBITDA margins and EBIT margins.

The following table presents the results of this analysis:

	Selected Companies
	Range	Median	Claire’s

LTM EBITDA Margin	4.0% - 40.0%	14.9%	21.0%
LTM EBIT Margin	1.8% - 37.1%	11.3%	17.2%

Goldman Sachs also considered that over the last five years, the average annual forward price to earnings ratio for the Company was 13.7x to 15.7x and that over the last four years, the average annual forward price to earnings ratio for the Company was 13.7x to 14.4x. Goldman Sachs also considered that over the last five years, the average annual LTM EBITDA multiple for the Company was 7.6x to 8.6x and that over the last four years, the average annual LTM EBITDA multiple for the Company was 7.6x to 8.2x.

Selected Transactions Analysis.  Goldman Sachs analyzed certain information relating to selected strategic and LBO transactions in the retail industry. For each of the selected transactions, Goldman Sachs calculated and compared the enterprise values as a multiple of the target company’s publicly reported LTM EBITDA prior to announcement of the applicable transaction. The following tables set forth the transactions reviewed (listed by acquirer/target and month and year announced) and the results of the analysis.

Strategic Transactions

Enterprise Value
Multiple of LTM
Acquirer/Target	EBITDA

Belk/Parisian (August 2006)	NA
Bon-Ton/NDSG (October 2005)	NA
Adidas/Reebok (August 2005)	11.4x
Federated/May (August 2005)	8.6x
Belk/Proffit’s/McRae’s (April 2005)	NA
Jones Apparel/Barneys (November 2004)	8.1x
VF Corporation/Vans (April 2004)	15.2x
VF Corporation/Nautica Enterprises (August 2003)	6.1x
High	15.2x
Median	8.6x
Mean	9.9x
Low	6.1x

LBO Transactions

Enterprise Value
Multiple of LTM
Acquirer/Target	EBITDA

Leonard Green & Partners and TPG/Petco Animal Supplies (July 2006)	8.6x
Bain/Michaels Stores (June 2006)	12.1x
Bain/Burlington Coat Factory (January 2006)	6.7x
Apax/Tommy Hilfiger (December 2005)	7.9x
Apollo/Linens ’n Things (October 2005)	8.7x
TPG and Warburg Pincus/Neiman Marcus (October 2005)	10.3x
Bain Capital, KKR, Vornado/Toys R Us (March 2005)	15.0x
High	15.0x
Median	8.7x
Mean	9.9x
Low	6.7x

Goldman Sachs multiplied a selected range of transaction multiples of 8.0x to 10.0x by the Company’s EBITDA for the twelve months ended February 2, 2007, then subtracted net debt, and divided that amount by the number of fully diluted shares of the Company to arrive at a range of per share equity values for the company common stock. This selected transaction analysis indicated an estimated range of equity values for the company common stock of between $30.31 and $36.97 per share. Goldman Sachs noted that the $33.00 in cash per share of company common stock to be paid to the holders of company common stock pursuant to the merger agreement implied an enterprise value multiple of LTM EBITDA of 9.5x.

Leveraged Buyout Analysis.  Goldman Sachs analyzed the implied equity returns that a financial buyer paying an offer price of $33.00 per share might achieve from the transaction over a period of five years, based upon the financial projections prepared by the Company’s management and assuming no adjustments relating to purchaser’s operation of the business, an assumed capital structure including initial leverage of funded debt to EBITDAR (earnings before interest, taxes, depreciation, amortization and rent expense) of 7.7x and the completion of an exit transaction at the end of five years at selected a range of exit multiples between 7.0x and 9.0x. This analysis implied internal rates of return between 17.1% and 29%. Goldman Sachs also performed an illustrative analysis of the range of the prices per share of company common stock that an acquirer would theoretically pay if the Company were acquired in a leveraged buyout transaction that closed as of February 3, 2007 assuming, among other things, (i) a minimum sponsor equity range of 20%, (ii) initial leverage of funded debt to EBITDAR of 7.7x, (iii) the Company would be valued at the end of fiscal year 2012 at 8.0x 2012E EBITDA (the “Exit EBITDA multiple”), (iv) a range of fiscal year 2012 EBITDA margins of 22.3% to 23.3%, (v) a range of sales compounded annual growth rates of 6.0% to 7.0% from fiscal years 2008 to 2012, (vi) an internal rate of return of 23.6% and (vii) projections provided by the Company’s management. The analysis resulted in a range of implied values of $32.23 to $33.80 per share of company common stock.

Recapitalization Analysis.  Goldman Sachs analyzed an illustrative recapitalization transaction involving the Company and the theoretical value the Company’s shareholders would receive in such a transaction. In the theoretical recapitalization transaction, Goldman Sachs assumed that the Company used excess cash and the proceeds of new debt financings to finance a cash tender offer in the range of $30.64 to $32.78 (0% to 7% repurchase premium over current share price depending on the size of the share repurchase) per share of company common stock for $200 million to $600 million of the Company’s outstanding shares. The theoretical post-recapitalization trading value of the shares not purchased in the tender offer was based upon estimated current price to earnings multiples of 14.6x and 15.9x and forward price to earnings multiples of 13.3x and 14.4x, respectively, and projections for the Company provided by the Company’s management after giving effect to the use of excess cash and the interest costs of additional leverage. Goldman Sachs calculated the current and forward price to earnings ratios by dividing the share price of the Company’s common stock on November 13, 2006, the day prior to the filing by JANA Partners, by the respective IBES current and forward median EPS estimates for fiscal years 2008 and 2009 and also calculated the price to current and forward earnings multiples by dividing the LTM average share price between March 16, 2006 and March 16, 2007 by the respective IBES current and forward median EPS estimates for fiscal years 2008 and 2009. Goldman Sachs noted that the LTM average forward price to earnings multiples of 14.4x and 15.9x each included a period of time after November 14, 2006, the date on which JANA Partners, a hedge fund, announced its holding of almost 3 million shares of the Company’s common stock and after December 1, 2006, the date on which the Company announced that it was exploring strategic alternatives to enhance shareholder value, including a possible sale of the Company, and had engaged Goldman Sachs as its financial advisor, and also included a period of time during which there were several press articles speculating about a potential transaction and potential buyers. Goldman Sachs then calculated the implied share prices in FY2008 and FY2009. The following table presents the results of Goldman Sachs’ analysis:

	Range
	2008	2009

Pro Forma Share Price Based on P/E and Forward P/E based on stock price on November 13, 2006	$31.20-$31.75	$30.56-$32.07
Pro Forma Share Price Based on P/E and Forward P/E based on average stock price between March 16, 2006 and March 16, 2007	$33.79-$34.38	$33.29-$34.93

Discounted Cash Flow Analysis.  Goldman Sachs performed an illustrative discounted cash flow analysis to determine a range of implied present values per share of company common stock. A discounted cash flow analysis is used to derive a valuation of an asset by calculating the “net present value” of estimated future cash flows of the asset. “Net present value” refers to the current value of future cash flows or amounts and is obtained by discounting such future cash flows or amounts by a discount rate that takes into account risk, the opportunity cost of capital, expected returns and other appropriate factors. Goldman Sachs calculated implied indications of net present value of free cash flows for the Company through 2012 using discount rates ranging from 9.0% to 11.0%. Goldman Sachs then calculated implied illustrative “terminal values” for the Company in the year 2012 based on multiples ranging from 6.5x to 8.0x 2012E EBITDA. “Terminal value” refers to the present value of future cash flows of an asset from a particular point in time. These illustrative terminal values were then discounted to calculate implied indications of present values using discount rates ranging from 9.0% to 11.0%. The ranges for the discount rates used by Goldman Sachs were based on a weighted average cost of capital analysis of the Company. This analysis resulted in a range of implied present values of $31.78 to $38.85 per share of company common stock. Goldman Sachs noted the $33.00 in cash per share of company common stock to be paid to the holders of company common stock pursuant to the merger agreement.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Company’s board of directors as to the fairness from a financial point of view to the holders of the outstanding shares of company common stock, in the aggregate, of the $33.00 in cash per share to be received by such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between the Company and Apollo and was approved by the Company’s board of directors. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to the Company’s board of directors was one of many factors taken into consideration by the Company’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to the Company in connection with, and has participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. Goldman Sachs has provided and is currently providing certain investment banking services to Apollo and its affiliates and portfolio companies from time to time, including having acted as a co-manager with respect to the issuance of preferred shares of Hexion Specialty Chemicals, Inc., a portfolio company of Apollo, in May 2005; as joint book runner with respect to the public offering of 23,529,411 shares of common stock of Goodman Global, Inc., a portfolio company of Apollo (aggregate principal amount of $346,500,000) in February 2006; as joint global coordinator and joint book runner for the initial public offering of AP Alternative Assets L.P., an affiliate of Apollo (aggregate principal amount of $1,500,000) in June 2006; as lead arranger on a senior and senior subordinated notes offering (aggregate principal amount €530,000,000) of Luis No. 1 PLC, in connection with Apollo’s acquisition of the logistics division of TNT NV, an Amsterdam-based provider of postal and logistics services in August 2006; as joint book runner with respect to the holding company senior unsecured note offering by General Nutrition Centers, Inc. or GNC, a portfolio company of Apollo (aggregate principal amount $425,000,000) in November 2006; and as financial advisor to GNC in connection with its sale in February 2007. Goldman Sachs also may provide investment banking services to the Company, Apollo and their respective affiliates in the future. In connection with the above-described investment banking services, Goldman Sachs has received, and may receive in the future, compensation.

Goldman, Sachs & Co. is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co. and its affiliates may provide such service to the Company, Apollo and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of the Company and of affiliates of Apollo for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities.

The board of directors of the Company selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated October 16, 2006, the Company engaged Goldman Sachs to act as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee estimated to be approximately $18,000,000, calculated based on an escalating percentage of the aggregate consideration, all of which is payable upon consummation of the transaction. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Peter J. Solomon Company, L.P.

Pursuant to an engagement letter dated February 14, 2007, the Company engaged PJSC to act as its financial advisor with respect to the merger and, if requested, to render to the Company’s board of directors an opinion as to the fairness, from a financial point of view, to the holders of common stock and Class A common stock, of the merger consideration proposed to be received by such holders in connection with the merger. On March 19, 2007, PJSC rendered its oral opinion to the Company’s board of directors, which opinion was subsequently confirmed by delivery of a written opinion dated March 20, 2007, to the effect that, based upon and subject to various assumptions made, matters considered and limitations set forth in such opinion, as of the date of such opinion, the merger consideration proposed to be received by the holders of our common stock and Class A common stock in connection with the merger was fair, from a financial point of view, to such holders.

The full text of PJSC’s opinion, which sets forth assumptions made, procedures followed, matters considered, and limitations on and scope of the review by PJSC in rendering PJSC’s opinion, is attached as Annex D to this proxy statement. PJSC’s opinion was directed only to the fairness, from a financial point of view, to the holders of company common stock of the merger consideration proposed to be received by such holders in connection with the merger, was provided to the Company’s board of directors in connection with their evaluation of the merger, did not address any other aspect of the merger and did not, and does not, constitute a recommendation to any holder of our company common stock or any other person as to how such holder or person should vote or act on any matter relating to any part of the merger. The summary of PJSC’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Holders of company common stock are encouraged to read PJSC’s opinion carefully and in its entirety.

In connection with PJSC’s opinion, PJSC:

•	reviewed certain publicly available financial statements and other information of the Company;

•	reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

•	reviewed certain financial projections for the Company prepared by the management of the Company;

•	discussed the past and current operations, financial condition and prospects of the Company with the management of the Company;

•	reviewed the reported prices and trading activity of our publicly traded common stock;

•	compared the financial performance and condition of the Company and the reported prices and trading activity of our publicly traded common stock with that of certain other comparable publicly traded companies;

•	reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the merger;

•	reviewed the merger agreement;

•	reviewed the shareholders agreement; and

•	performed such other analyses and reviewed such other material and information as PJSC deemed appropriate.

PJSC assumed and relied upon the accuracy and completeness of the information provided to PJSC for the purposes of PJSC’s opinion and PJSC did not assume any responsibility for independent verification of such information. With respect to the financial projections, PJSC assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. PJSC did not conduct a physical inspection of the facilities or property of the Company. PJSC did not assume any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor was PJSC furnished with any such valuation or appraisal. Furthermore, PJSC did not consider any tax, accounting or legal effects of the merger or the transaction structure on any person or entity. PJSC evaluated the merger consideration without giving effect to any premium or discount that may be attributable to any class of common stock or Class A common stock by reason of any control, liquidity, dividend or voting, or other rights or aspects relating thereto.

PJSC assumed that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement, that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, in any respect meaningful to PJSC’s analysis, and that Parent will obtain the necessary financing to effect the merger substantially in accordance with the terms of financing commitments in the forms provided by Parent. PJSC further assumed that all representations and warranties set forth in the merger agreement and all related agreements were and will be true and correct in all material respects as of all of the dates made or deemed made and that all parties to the merger agreement and all agreements related thereto will comply with all covenants of such party thereunder.

PJSC’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to PJSC as of, March 16, 2007. In particular, PJSC did not express any opinion as to the prices at which shares of our common stock or Class A common stock may trade at any future time. Furthermore, PJSC’s opinion did not address the Company’s underlying business decision to undertake any part of the merger. PJSC’s opinion did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise except as expressly identified in PJSC’s opinion.

In arriving at its opinion, PJSC was not authorized to solicit, and PJSC did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets and PJSC was not authorized to evaluate and did not evaluate any other merger or other business combination transaction involving the Company or any other strategic or financial transaction.

The following summarizes the significant financial analyses performed by PJSC and reviewed with the Company’s board of directors on March 19, 2007 in connection with the delivery of PJSC’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand PJSC’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of PJSC’s financial analyses.

Analysis of Selected Publicly Traded Comparable Companies

PJSC performed a comparable companies analysis to determine (1) what the Company’s valuation would be if our common stock traded in the valuation range of certain comparable retail companies and (2) what the Company’s valuation would be if our common stock traded in such range and was to receive a premium to this valuation consistent with premiums received by other publicly traded companies in cash acquisitions valued between $2.0 billion and $5.0 billion since January 1, 2004 (excluding financial services and real estate companies). PJSC reviewed and compared selected financial data of the Company with similar data using publicly available information for the following publicly traded companies in the retail industry, which have operations that, for purposes of PJSC’s analysis, PJSC deemed similar to certain operations of the Company’s based on PJSC’s experience:

•	Abercrombie & Fitch Co.

•	American Eagle Outfitters, Inc.

•	Aeropostale, Inc.

•	The Children’s Place Retail Stores, Inc.

•	Pacific Sunwear of California, Inc.

•	Gymboree Corp.

•	Tween Brands, Inc.

•	Buckle, Inc.

•	Charlotte Russe Holding, Inc.

•	Hot Topic, Inc.

For each of these companies, PJSC calculated and compared various financial multiples and ratios, including, among others:

•	enterprise value as a multiple of each of:

•	net sales;

•	earnings before interest and taxes, or EBIT; and

•	earnings before interest, taxes, depreciation and amortization, or EBITDA;

for the selected companies, for the twelve month period ended February 3, 2007 (other than for Charlotte Russe, whose net sales, EBIT and EBITDA figures were for the twelve month period ended December 30, 2006); and

•	recent stock price per share as a multiple of:

•	earnings per share (“EPS”), for the twelve month period ended February 3, 2007 (other than for Charlotte Russe, whose EPS figures were for the twelve month period ended December 30, 2006);

•	projected EPS for the fiscal year ending January 2008 (other than for Charlotte Russe, whose EPS represented the calendarized estimates for the period ended December 2007); and

•	projected EPS for the fiscal year ending January 2009 (other than for Charlotte Russe, whose EPS represented the calendarized estimates for the period ending December 2008).

The enterprise value of a company is calculated by adding its short and long-term debt to its equity value (on a fully-diluted basis), the value of any preferred stock (at liquidation value) and the book value of any minority interest, and from the resulting sum, subtracting the value of its cash and cash equivalents.

For purposes of this analysis, PJSC obtained the projected EPS estimates for the public comparable companies by using the mean of Wall Street analysts’ estimates as reported by First Call Investment Research on March 16, 2007.

Based on this data, as of March 16, 2007, PJSC developed a summary valuation analysis based on a range of trading valuation multiples and ratios for the selected comparable companies. This analysis resulted in the following ranges of implied multiples and ratios:

Range of Implied
Enterprise Value as a Ratio of:	Multiples

FY 2007 Net Sales	80.0%-180.0%
FY 2007 EBITDA	7.0x-9.5x
FY 2007 EBIT	9.5x-12.0x

Range of Implied
Equity Value as a Ratio of:	Trading Multiples

FY 2007 EPS	16.0x-20.0x
FY 2008 EPS	14.5x-17.5x
FY 2009 EPS	12.5x-14.0x

PJSC calculated ranges of implied equity values per share of company common stock using multiples and ratios from the selected companies set forth above and applying them to the Company’s financial statistics (both excluding and including a “control premium” described below). For this calculation, the Company’s historical financial statistics were obtained from the Company’s historical financial statements, and the Company’s projected financial statistics were provided by the Company’s management. The per share values were based on the number of shares of company common stock outstanding as of February 3, 2007, plus dilutive shares accounted for by the treasury stock method, due to stock options and restricted stock. PJSC used a “control premium” of 18.7%, which was the median premium paid (based on the target’s stock price five days prior to closing) in cash acquisition transactions valued between $2.0 billion and $5.0 billion since January 1, 2004, excluding financial services and real estate companies, as reported by Securities Data Corporation.

PJSC derived from the ranges of implied equity values per share calculated in the analysis described above (i) a reference range of implied equity values per share of company common stock of $27.00 to $35.50, excluding a control premium of 18.7%, and (ii) a reference range of implied equity values per share of company common stock of $32.00 to $42.00, including a control premium of 18.7%.

PJSC noted that the merger consideration was $33.00 per share.

Analysis of Selected Precedent Transactions

To analyze the merger consideration relative to the consideration received by shareholders in selected other similar precedent transactions, PJSC prepared an analysis of selected precedent transactions in the retail industry that, for purposes of PJSC’s analysis, PJSC deemed similar to the merger based on PJSC’s experience.

The list of transactions reviewed was (referred to below by the acquiror and target in the transaction and date of announcement, respectively):

•	Kohlberg Kravis Roberts & Co. — Dollar General Corp. (March 2007)

•	Ares Management LLC/Teachers’ Private Capital — GNC Corp. (February 2007)

•	Limited Brands, Inc. — La Senza Corp. (November 2006)

•	Madison Dearborn Partners, LLC — The Yankee Candle Company, Inc. (October 2006)

•	Leonard Green & Partners, L.P./Texas Pacific Group — PETCO Animal Supplies, Inc. (July 2006)

•	Bain Capital, LLC/The Blackstone Group L.P. — Michaels Stores, Inc. (June 2006)

•	The Carlyle Group — Oriental Trading Company, Inc. (June 2006)

•	Leonard Green & Partners, L.P. — The Sports Authority, Inc. (January 2006)

•	Bain Capital, LLC — Burlington Coat Factory Warehouse Corp. (January 2006)

•	Apollo Management, L.P. — Linens ’n Things, Inc. (November 2005)

•	Texas Pacific Group/Warburg Pincus, LLC — The Neiman Marcus Group, Inc. (May 2005)

•	Gamestop Corp. — The Electronics Boutique, Inc. (April 2005)

•	J.W. Childs Associates, L.P./OSIM International, Ltd./Temasek Holdings (Pte), ltd. — Brookstone, Inc. (April 2005)

•	Kohlberg Kravis Roberts & Co./Bain Capital, LLC/Vornado Realty Trust — Toys “R” Us, Inc. (March 2005)

•	Jones Apparel Group, Inc. — Barneys, Inc. (November 2004)

•	Dick’s Sporting Goods, Inc. — Galyan’s Trading Company, Inc. (June 2004)

•	Circuit City Stores, Inc. — InterTAN, Inc. (March 2004)

PJSC calculated the enterprise value in each of these transactions as a multiple of last twelve months (“LTM”) sales, EBITDA and EBIT, and the implied equity value in each of these transactions as a multiple of LTM net income. PJSC used publicly available data for the precedent transactions collected from public filings. This analysis resulted in the following ranges of multiples and ratios:

Range of Implied
Enterprise Value as a Ratio of:	Multiples

FY 2007 Net Sales	50.0%-150.0%
FY 2007 EBITDA	8.0x-11.0x
FY 2007 EBIT	10.0x-14.0x

Range of Implied
Equity Value as a Ratio of:	Multiples

FY 2007 EPS	18.0x-25.0x

PJSC then calculated ranges of implied equity values per share of company common stock using multiples and ratios from the precedent transactions set forth above and applied them to the Company’s financial statistics. For this calculation, the Company’s historical financial statistics were obtained from the Company’s historical financial statements, and the Company’s projected financial statistics were provided by the Company’s management. The per share values were based on the number of shares of company common stock outstanding as of February 3, 2007, plus dilutive shares accounted for by the treasury stock method, due to stock options and restricted stock.

PJSC derived from the ranges of implied equity values per share calculated in the analysis described above a reference range of implied equity values per share of company common stock of $30.50 to $41.50, as compared to the merger consideration of $33.00 per share.

Discounted Cash Flow Analysis

PJSC performed a discounted cash flow analysis to calculate theoretical per share value of company common stock based on the value of the forecasted future free cash flows of the Company provided by its management for fiscal years 2008 to 2012.

In performing its discounted cash flow analysis, PJSC considered various assumptions that it deemed appropriate based on a review with management of the Company’s prospects and risks. PJSC believed it appropriate to utilize various discount rates ranging from 10.5% to 12.5%, and EBITDA terminal value multiples ranging from 8.0 times to 10.0 times EBITDA. PJSC determined to use these discount rates based on the range of weighted average cost of capital of the Company and other companies deemed comparable to the Company by PJSC in its professional judgment.

Based on this analysis, PJSC derived a reference range of implied equity values per share of company common stock of $32.75 to $41.25. PJSC noted that the merger consideration was $33.00 per share.

Miscellaneous

In arriving at its opinion, PJSC performed a variety of financial analyses, the material portions of which are summarized above. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, PJSC did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to significance and relevance of each analysis and factor.

Accordingly, PJSC believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all such analyses, could create an incomplete view of the process underlying PJSC’s opinion.

In performing its analyses, PJSC relied on numerous assumptions made by the management of the Company and made numerous judgments of its own with regard to current and future industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. Actual values will depend upon several factors, including changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. The analyses performed by PJSC are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as a part of PJSC’s analysis of the fairness, from a financial point of view, to the holders of our common stock and Class A common stock of the merger consideration proposed to be received by such holders in connection with the merger and were provided to the Company’s board of directors in connection with the delivery of PJSC’s opinion. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities might actually be sold, which may be higher or lower than the merger consideration and which are inherently subject to uncertainty. Because such analyses are inherently subject to uncertainty, neither the Company nor PJSC nor any other person assumes responsibility for their accuracy.

With regard to the comparable public company analysis and the precedent transactions analysis summarized above, PJSC selected such public companies and transactions on the basis of various factors for reference purposes only; however, no public company or transaction utilized as a comparison is identical to the Company or the merger. Accordingly, an analysis of the foregoing was not mathematical; rather, it involved complex considerations and judgments concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the acquisition or public trading value of the selected companies and transactions to which the Company and the merger were being compared. The consideration in the merger was determined through arm’s length negotiations between Parent and the Company and was approved by the Company’s board of directors. PJSC did not recommend any specific consideration to the Company’s board of directors or that any given consideration constituted the only appropriate consideration for the merger. In addition, as described elsewhere in this proxy statement, PJSC’s opinion was one of many factors taken into consideration by the Company’s board of directors in evaluating the merger. Consequently, the PJSC analyses described above should not be viewed as determinative of the opinion of the Company’s board of directors with respect to the merger.

As part of its investment banking activities, PJSC is regularly engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, restructurings and valuations for corporate or other purposes. The Company’s board of directors selected PJSC to deliver an opinion with respect to the fairness, from a financial point of view, to the holders of our common stock and Class A common stock of the merger consideration proposed to be received by such holders in connection with the merger on the basis of such experience.

The financial advisory services PJSC provided to the Company’s board of directors in connection with the merger were limited to the delivery of its opinion. PJSC received a fee of $900,000 for its services, which was payable upon the delivery of PJSC’s opinion. In addition, the Company has also agreed to reimburse PJSC for its out-of-pocket expenses, including fees and disbursements of its counsel, incurred in connection with its engagement and to indemnify PJSC and certain related persons against liabilities and expenses, including liabilities under the federal securities laws, relating to or arising out of its engagement.

PJSC has not received compensation during the last two years for providing investment banking services to the Company or Apollo.

Projected Financial Information of the Company

The Company does not as a matter of course publicly disclose detailed forecasts or internal projections as to future revenues, earnings or financial condition (see the discussion regarding forward-looking statements based on estimates and assumptions under the heading “Cautionary Statement Concerning Forward-Looking Information”). However, we have set forth below a summary of the financial projections as of February 23, 2007 prepared by senior management of the Company referenced in this proxy statement as this information was made available to the board of directors, Goldman Sachs, PJSC and potential purchasers, including Apollo, and their respective financing sources prior to execution and delivery of the merger agreement. This information was not prepared with a view towards public disclosure, but rather for purposes of the board’s consideration of the transaction and as a means of facilitating Goldman Sachs’ and PJSC’s analyses and potential purchasers’ due diligence investigations. This information was also not prepared with a view to complying with the published guidelines of the SEC regarding forecasts, and the Company’s management did not prepare the information in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts. Neither our independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained in the projections, nor have they expressed any opinion or given any form of assurance on the financial projections or their achievability. The financial projections as of February 23, 2007, which were provided to Goldman Sachs, PJSC and potential purchasers prior to their submission of final bid proposals, included the following estimates of the Company’s future financial performance:

Claire’s Stores, Inc.
Projected Consolidated Statement of Operations Data
($ in millions, except per share data) (1)
(February 23, 2007)

	Feb 2007	Jan 2008	Jan 2009	Jan 2010	Jan 2011	Jan 2012

Revenue	$1,481	$1,570	$1,677	$1,796	$1,913	$2,029
Gross Profit	789	842	901	966	1,031	1,094
EBITDAR	506	536	576	622	670	717
EBITDA	311	338	364	396	429	462
Diluted EPS	1.96	2.10	2.22	2.46	2.70	2.95

(1)	The information contained in this table does not give effect to the merger or the financing of the merger.

In addition to providing the projected financial information described above, management of the Company indicated an estimated range of net annual sales growth rates between 6.0% and 7.0% for fiscal years 2008 through 2012.

The principal assumptions of the Company’s management in preparing the projected financial information described above included:

•	Same store sales growth assumed to be 1.0% for fiscal year 2007, 2.4% for fiscal year 2008 and 3.5% for each of fiscal years 2009, 2010, 2011 and 2012.

•	Tax rate assumed to be approximately 29.7% in fiscal year 2007, 31.5% in fiscal year 2008 and 32.0% in fiscal years 2009 through 2012.

•	EBITDAR means earnings before interest, taxes, depreciation, amortization and rent expense.

•	EBITDA means earnings before interest, taxes, depreciation and amortization.

•	Diluted EPS (earnings per share) based on basic shares of 92.9 million (including 0.1684 million restricted stock units) and 0.484 million options with a weighted average strike price of $16.31; diluted shares calculated assuming treasury stock method.

Although the above-described projected financial information was prepared in good faith by the Company’s management, no assurance can be made regarding future events and, accordingly, such information cannot be considered a reliable predictor of future operating results and should not be relied on as such. In the view of the Company’s management, the information in this table was prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and presented, to the best knowledge and belief of the Company’s management, the expected course of action and the expected future financial performance of the Company. However, this information is neither fact nor any guarantee of future performance and should not be relied upon as being necessarily indicative of future results, and you are cautioned not to place undue reliance on this information.

The Company has not updated or otherwise revised, and does not intend to update or otherwise revise, the projected financial information described above to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, the Company has not updated or otherwise revised, and does not intend to update or otherwise revise, the projected financial information to reflect changes in general economic or industry conditions or the existence or occurrence of any circumstances of events subsequent to the preparation of such projected financial information.

Financing

The Company and the Sponsor estimate that the total amount of funds necessary to complete the merger and the related transactions is anticipated to be approximately $3.270 billion, which includes approximately $3.079 billion to be paid out to the Company’s shareholders and holders of other equity-based interests in the Company, with the remainder to be applied to pay change of control and other employee payments and fees and expenses in connection with the merger, the financing arrangements and the related transactions. These payments are expected to be funded by a combination of equity contributions by affiliates of Apollo and debt financing.

Parent has obtained equity and debt financing commitments for the transactions contemplated by the merger agreement, which are generally subject to customary conditions. After giving effect to contemplated draws by the Company under the new debt commitments, Parent currently expects total new debt outstanding at closing of the merger transaction will be approximately $2.387 billion.

Equity Financing

The Sponsor, on behalf of certain affiliated co-investment partnerships, has agreed to cause $600 million of cash to be contributed to Parent, which would constitute the equity portion of the merger financing. The Sponsor may assign its obligations under the equity commitment to one or more of its affiliates who agree to assume the obligations, provided that the Sponsor shall remain obligated to perform its obligations under the equity commitment to the extent not performed by such affiliate(s).

The equity commitment letter provides that the equity funds will be contributed at the closing of the merger to fund a portion of the total merger consideration pursuant to and in accordance with the merger agreement, to pay related expenses and to satisfy any liabilities or obligations of Parent or Merger Sub arising out of or in connection with any breach by Parent or Merger Sub of their respective obligations under the merger agreement. The obligation of the Sponsor to fund the equity commitment is subject to the prior or simultaneous closing of the merger in accordance with the terms of the merger agreement without waiver, modification or amendment of any provision thereof (except those consented to by the Sponsor), except that, if the transaction does not close, the Sponsor may be liable to the Company for breaches of the merger agreement by Parent or Merger Sub, subject to the cap and other conditions described below.

The Company has third-party beneficiary rights under the equity commitment letter and the Sponsor will be liable to us for any loss incurred by us as a result of breach by Parent or Merger Sub of their representations, warranties and covenants under the merger agreement, provided that, if the closing does not occur, the Sponsor’s liability under the equity commitment is capped at $150 million, provided, further, that if the closing does not occur, any obligation of the Sponsor under the equity commitment letter shall be conditioned upon the entry of a final and non-appealable judgment awarding the Company damages as a result of Parent or Merger Sub’s breach of any representation, warranty, covenant or obligation in the merger agreement. This liability constitutes our sole and exclusive remedy against the Sponsor for any matter in any way relating to or arising in connection with the merger or the merger agreement.

The equity commitment letter will terminate upon the earlier of the effective time or the termination of the merger agreement. However, if at the time of such termination, we are not in material breach of our warranties, representations or covenants under the agreement such that the relevant conditions to closing would not be satisfied, and have fulfilled our obligation to file our Annual Report on Form 10-K for the fiscal year ended February 3, 2007, the equity commitment will terminate 90 days after such termination of the merger agreement. With respect to any claim arising from any lawsuit filed by us against Parent, Merger Sub or the Sponsor within the aforementioned 90-day period, the commitment under the equity commitment letter will terminate 60 days after final adjudication of such lawsuit, provided that any outstanding obligations or liabilities of the Sponsor in respect of such adjudication have been satisfied or discharged in full at such time. The equity commitment letter will not be terminated until such satisfaction or discharge.

Debt Financing

In connection with the execution and delivery of the merger agreement, Merger Sub has obtained commitments to provide up to $2.587 billion in debt financing (not all of which is expected to be drawn at closing) consisting of (1) senior secured credit facilities with a maximum availability of $1.65 billion, out of which $1.45 billion consists of a senior term loan and $200 million consists of a revolving credit facility (the “Senior Facilities”), (2) up to $537 million in a senior unsecured bridge loan facility if Merger Sub is unable to issue the equivalent amount of senior unsecured notes by the time the merger is completed in a public offering or in an offering exempt from registration under the Securities Act, including pursuant to Rule 144A or Regulation S and

(3) up to $400 million in a senior subordinated bridge loan facility if Merger Sub is unable to issue the equivalent amount of senior subordinated notes by the time the merger is completed in a public offering or in an offering exempt from registration under the Securities Act, including pursuant to Rule 144A or Regulation S, to finance, in part, the payment of the merger consideration, the repayment of certain debt of the Company outstanding on the closing date of the merger and to pay fees and expenses in connection with the merger.

The facilities contemplated by the debt financing are conditioned on the merger being consummated prior to the merger agreement termination date, as well as other customary conditions including:

•	the absence of a material adverse change at the Company;

•	the execution of satisfactory definitive documentation;

•	receipt of an amount equal to at least 20% of the pro forma total consolidated capitalization of Parent (on the closing date of the merger) in common and/or preferred equity from equity investors, including affiliates of Apollo;

•	the absence of any amendments or waivers to the merger agreement to the extent adverse to the lenders in any material respect which have not been approved by the arrangers;

•	the creation of perfected security interests;

•	payment of fees and expenses;

•	the absence of any default, event of default or material breach of certain representation; and

•	the receipt of specified financial statements of the Company.

Parent has agreed to use its reasonable best efforts to arrange and obtain the debt financing on the terms and conditions described in the commitments and the merger agreement. In the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the commitment papers, Parent must use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the merger and other transactions contemplated by the merger agreement on terms which are not materially less beneficial to Parent or Merger Sub and would not reasonably be expected to prevent, materially impede or materially delay the consummation of the merger and related transactions, as promptly as practicable following the occurrence of such event, but no later than the last day of the marketing period.

Although the debt financing described in this proxy statement is not subject to due diligence or “market out,” such financing may not be considered assured. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available as anticipated.

Senior Secured Credit Facilities, Senior Unsecured Notes and Senior Subordinated Notes

The commitment to provide the Senior Facilities and to purchase senior unsecured notes and senior subordinated notes was issued by Credit Suisse (“Credit Suisse”), Bear Stearns Corporate Lending Inc. (“BSCL”), Lehman Brothers Commercial Bank (“LBCB”) and Lehman Commercial Paper Inc. (“LCP” together with Credit Suisse, BSCL and LBCB, the “Initial Lenders”). Borrowings under the senior term loan facility will be made on the closing date, and the senior unsecured notes and senior subordinated notes will be issued on the closing date. Up to a certain amount to be agreed of the revolving facility may be borrowed on the closing date, and thereafter the full amount of the revolving facility shall be available during the availability period thereof. The Senior Facilities will be guaranteed by Parent and the U.S. subsidiaries (subject to certain exceptions) of the Company and will be secured by a first priority lien on capital stock and substantially all owned personal and real property of the Company and the subsidiary guarantors. The senior unsecured notes will be guaranteed on a senior unsecured basis by the subsidiaries that are guarantors under the Senior Facilities. The senior subordinated notes will be guaranteed on a senior subordinated basis by the subsidiaries that are guarantors under the Senior Facilities.

Bridge Facilities

If the full amounts of the senior unsecured notes and the senior subordinated notes are not issued in the proposed offerings on or prior to the closing date, the Initial Lenders have committed to provide up to $537 million in loans under the unsecured bridge facility and up to $400 million in loans under the senior subordinated bridge facility. Borrowings under the bridge facilities will be used by Merger Sub in a single draw on the closing date to pay the merger consideration, to repay or refinance certain debt of the Company outstanding on the closing date of the merger and to pay fees and expenses in connection with the merger. The senior unsecured bridge facility will be guaranteed on a senior unsecured basis by the subsidiaries that are guarantors under the Senior Facilities. The senior subordinated bridge facility will be guaranteed on a senior subordinated basis by the subsidiaries that are guarantors under the Senior Facilities.

Interests of the Company’s Directors and Executive Officers in the Merger

In considering the recommendation of the Company’s board of directors with respect to the merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally.

These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The Company’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Treatment of Stock Options, Restricted Stock and Stock Units

As of the record date, there were approximately 340,000 shares of our common stock subject to stock options granted under our equity incentive plans to our current executive officers and directors. Each outstanding stock option that remains unexercised as of the completion of the merger, whether or not the option is vested, will be canceled, and the holder of such stock option that has an exercise price of less than $33.00 will be entitled to receive a cash payment, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to the option as of the effective time of the merger, multiplied by

•	the excess, if any, of $33.00 over the exercise price per share of common stock subject to such option,

provided, however, to the extent agreed by Parent and the holder of an option between the date of the merger agreement and the effective time of the merger, options to acquire common stock may be converted into options to purchase shares of common stock (or other equity interests) of Parent or the surviving corporation and/or other consideration in a manner that does not exceed the intrinsic value of the converted option.

As of the record date, there were approximately 142,500 shares of our common stock to be issued pursuant to our outstanding stock unit awards held by our current executive officers and directors under our equity incentive plans. Under the terms of the merger agreement, all such equity awards shall become immediately vested and free of restrictions at the effective time of the merger. At the effective time of the merger, any such equity award that is then outstanding will be canceled, and the holder of each such award will receive a cash payment of $33.00 per share of restricted stock or $33.00 per share of common stock subject to a stock unit, without interest and less any applicable withholding taxes (or, if such award provides for payments to the extent the value of shares of the Company exceeds a specified reference price, the amount, if any, by which $33.00 exceeds such reference price). To the extent agreed by Parent and the holder of a stock unit between the date of the merger agreement and the effective time, stock units may be converted into equity-based awards of Parent or the surviving corporation and/or other consideration with an equal fair market value.

The table below sets forth, as of April 26, 2007, the record date, for each of our directors and executive officers:

•	the number of stock options held by such persons (all options are vested);

•	the aggregate cash payments that will be made in respect of such stock options upon consummation of the merger;

•	the aggregate number of restricted shares that will vest upon consummation of the merger;

•	the aggregate cash payment that will be made in respect of the restricted shares upon consummation of the merger;

•	the aggregate number of stock units;

•	the cash payment that will be made in respect of the stock units upon consummation of the merger; and

•	the total cash payment such person will receive in respect of all payments described in this table if the merger is consummated (in all cases before applicable withholding taxes).

	Stock Options		Restricted Shares		Stock Units(1)(2)(3)
		Cash		Cash		Cash	Total Cash
Name	Number	Payment(4)	Number	Payment	Number	Payment	Payment

Bonnie Schaefer	150,000	$2,579,500	37,500	$1,237,500	53,125	$1,753,125	$5,570,125
Marla Schaefer	150,000	$2,579,500	37,500	$1,237,500	53,125	$1,753,125	$5,570,125
Ira Kaplan	0	0	0	0	21,250	$701,250	$701,250
Bruce Miller	0	0	4,600	$151,800	—	—	$151,800
Steve Tishman	20,000	$305,600	4,600	$151,800	—	—	$457,400
Ann Lieff	20,000	$305,600	4,600	$151,800	—	—	$457,400
Martha Goss	0	0	4,600	$151,800	—	—	$151,800

(1)	Pursuant to the Company’s 2006 Long Term Incentive Plan and 2007 Long Term Incentive Plan under the Company’s Amended and Restated 1996 Incentive Compensation Plan and Amended and Restated 2005 Incentive Compensation Plan, each year, employees (including executive officers) of the Company receive stock-based units. A portion of these stock-based units will be paid, upon vesting, by the issuance of shares of common stock, and a portion of these stock-based units will be paid, upon vesting, in the form of a cash payment (based on the extent the value of the common stock exceeds a specified reference price).

(2)	It is anticipated that, prior to the closing of the merger, Bonnie Schaefer, Marla Schaefer and Ira Kaplan will receive, in connection with the Company’s ordinary course payouts with respect to previously granted stock units, cash payments in respect of such stock units equal to $323,344, $323,344 and $129,338, respectively, and 6,250, 6,250 and 2,500 shares of common stock in respect of such stock units, respectively. These amounts are payable whether or not the merger is consummated and, thus, are excluded from the table set forth above.

(3)	In connection with the merger, stock-based units will be converted into the right to receive an amount in cash equal to the number of shares of common stock previously subject to such stock unit, multiplied by the $33.00 per share merger consideration (or if the stock unit provides for payments to the extent the value of the shares exceed a specified reference price, the amount, if any by which the $33.00 per share merger consideration exceeds such reference price).

(4)	The amounts set forth under this “Cash Payment” column are calculated based on the actual exercise prices underlying the related options, as opposed to the weighted average exercise price per share of vested options.

Employment Agreement with Ira Kaplan, Company’s Chief Financial Officer

In 2005, the Company began discussions with Ira Kaplan, the Company’s Chief Financial Officer, regarding the terms of an employment agreement to be entered into between Mr. Kaplan and the Company. The Company finalized its discussions with Mr. Kaplan, and, on January 18, 2007, the Company entered into an employment agreement (the “Kaplan Employment Agreement”) with Mr. Kaplan, which had been previously approved by the Compensation Committee of our board of directors. The Kaplan Employment Agreement provides for an initial term commencing on the date of the agreement and terminating on January 31, 2008, with automatic one year renewal periods (with a three-year renewal period in the event of a change in control), unless the Company or Mr. Kaplan provide notice of non-renewal.

If Mr. Kaplan’s employment is terminated by the Company without cause (as defined in the Kaplan Employment Agreement) or Mr. Kaplan terminates his employment for good reason (as defined in the Kaplan Employment Agreement), Mr. Kaplan shall receive: (i) payment of an amount equal to his annual base salary; (ii) payment of an amount equal to his average annual incentive compensation in respect of the prior three fiscal years (the “Kaplan Bonus Amount”); (iii) payment for unused vacation days; (iv) all accrued base salary through the termination date and incentive compensation earned but unpaid for any previous completed fiscal year; and (v) an amount equal to the Kaplan Bonus Amount pro rated for the time for which he was employed in the fiscal year in which the termination occurs. The Company will continue to provide Mr. Kaplan with certain benefits for a period of twelve months following the termination date. Also, the restricted stock and performance shares (or any other similar long term incentive grant) held by Mr. Kaplan shall immediately vest, any restrictions thereupon shall lapse and any performance criteria applicable thereto shall be deemed to have been satisfied. Mr. Kaplan shall have ninety days following termination to exercise any previously granted stock options.

If, within twenty four months of a change in control, (a) the Company involuntarily terminates Mr. Kaplan’s employment without cause or (b) Mr. Kaplan terminates for good reason, Mr. Kaplan will receive: (i) an amount equal to two-and-one-half (2.5) times his annual base salary; (ii) an amount equal to two-and-one-half (2.5) times the Kaplan Bonus Amount; (iii) payment for unused vacation days; (iv) all accrued base salary through the termination date and incentive compensation earned but unpaid for any previous completed fiscal years; and (v) an amount equal to the Kaplan Bonus Amount pro rated for the time for which he was employed in the fiscal year in which the termination occurs. The Company will continue to provide Mr. Kaplan with certain benefits for a period of thirty months following the termination date. The closing of the merger will constitute a change of control under Mr. Kaplan’s employment agreement. If Mr. Kaplan’s employment were involuntarily terminated without cause or voluntarily terminated for good reason immediately following the closing of the merger, the aggregate amount payable to Mr. Kaplan pursuant to clauses (i) and (ii) above would equal approximately $2,476,000 (not including potential excise tax gross-up payments).

If, after a change in control, the Company serves a non-renewal notice that has the effect of terminating Mr. Kaplan’s employment on the third anniversary of the date of change in control, the Company will be required to pay to Mr. Kaplan the enhanced termination payments described above. However, if Mr. Kaplan’s employment is renewed for at least one additional year following the third anniversary of the date of change in control, a termination of Mr. Kaplan’s employment thereafter will not require the Company to make the enhanced payments described above. If payment that Mr. Kaplan is entitled to receive from the Company gives rise to an excise tax liability, Mr. Kaplan is entitled to a gross-up payment in an amount that would place him in the same after-tax position that he would have been in if no excise tax had applied on the amounts payable to Mr. Kaplan by the Company under this paragraph.

If Mr. Kaplan continues to be employed by the Company through the date of a change in control, Mr. Kaplan will receive: (i) an amount equal to six months base salary plus 50% of incentive compensation he would be entitled to receive for “plan” level performance with respect to the fiscal year ending January 31, 2007, (ii) all amounts accrued under the Company’s deferred compensation plans, and (iii) all previously deferred bonus payments. Also, the restricted stock and performance shares (or any other similar long term incentive grant) held by Mr. Kaplan will immediately vest, any restrictions thereupon will lapse and any performance criteria applicable thereto shall deem to have been satisfied on the basis of “plan” level performance achievement with respect to performance periods continuing after the effective time of the change in control. The aggregate amount payable to Mr. Kaplan pursuant to clauses (i) through (iii) above, assuming Mr. Kaplan remains employed through the date of the change of control, equals approximately $2,927,000 (not including potential excise tax gross-up payments).

The Kaplan Employment Agreement provides for customary protections of the Company’s confidential information and intellectual property and provides that Mr. Kaplan shall not, during his employment term and for a period of two (2) years following his period of employment, compete with the Company, employ or attempt to employ employees of the Company, or call on or solicit any of the actual or targeted prospective customers or clients of the Company. However, if the termination of employment is in circumstances other than those in which enhanced termination payments would be payable by the Company following termination upon change in control, the non-compete provision will be effective for a period of only one year following termination.

Amended and Restated Employment Agreements with Marla L. Schaefer and E. Bonnie Schaefer

The Company had entered into employment agreements with E. Bonnie Schaefer, the Company’s Co-Chief Executive Officer and Co-Chairman of the board of directors, and Marla L. Schaefer, the Company’s Co-Chief Executive Officer and Co-Chairman of the board of directors, on February 11, 2005. On January 18, 2007, we entered into amended and restated employment agreements with Ms. Bonnie Schaefer and Ms. Marla Schaefer (collectively, the “Schaefer Employment Agreements”), which had been previously approved by the Compensation Committee. The amendments reflected in the Schaefer Employment Agreements were intended to address technical issues in the existing agreements and to better conform the existing agreements to prevailing practice and address recent changes in law. The amendments also reflected changes intended to provide benefits corresponding to those provided to Mr. Kaplan under the Kaplan Employment Agreement and to other key employees pursuant to the Change in Control Termination Protection Agreements described below in the event that the executive remained employed through the closing of the merger. The Schaefer Employment Agreements provide for an initial term through January 31, 2008, with automatic one year renewal periods (with a three-year renewal period in the event of a change in control), unless the Company or the executive provides notice of non-renewal.

If the executive is terminated by the Company without cause (as defined in the Schaefer Employment Agreements) or the executive terminates her employment for good reason (as defined in the Schaefer Employment Agreements) the executive will receive payment of: (i) two (2) times the amount of her annual base salary; (ii) two (2) times the highest annual incentive compensation earned by the executive in respect of any of the three prior fiscal years (such highest amount, the “Schaefer Bonus Amount”); (iii) all accrued base salary and any incentive compensation unpaid for any previously completed fiscal year, and (iv) the Schaefer Bonus Amount pro rated for the time for which the executive was employed in the fiscal year in which the termination occurs. The Company will continue to provide the executive with certain benefits until the executive’s full retirement date for Social Security purposes or until the age of seventy (70). Also, the restricted stock and performance shares held by the executive will immediately vest.

If, following a change in control, (a) the Company terminates the executive’s employment involuntarily and without cause, (b) the executive terminates for good reason (which includes termination for any reason by the executive upon a change in control following which the Company ceases to be publicly traded), or (c) the employment period expires following the Company’s notice of non-renewal, the executive will receive: (i) an amount equal to three (3) times her annual base salary; (ii) an amount equal to three times (3) the Schaefer Bonus Amount; (iii) all accrued base salary through the termination date and incentive compensation earned but unpaid for any previous completed fiscal years; and (iv) an amount equal to the Schaefer Bonus Amount pro rated for the time for which the executive was employed in the fiscal year in which the termination occurs. The Company will continue to provide the executive with her benefits under the employment agreement until full retirement date for Social Security purposes or until the age of seventy (70). In addition, if the executive’s employment is terminated, without cause, within six months prior to a change in control, the executive will be entitled to the enhanced change in control payments described above to the extent they exceed the regular severance payments that the executive would otherwise be entitled to receive under the agreement. If payment that an executive is entitled to receive from the Company gives rise to an excise tax liability, the executive is entitled to a gross-up payment in an amount that would place her in the same after-tax position that she would have been in if no excise tax had applied on the amounts payable to the executive by the Company. The closing of the merger will constitute a change of control under the Schaefer Employment Agreements. If Ms. Bonnie Schaefer’s employment were involuntarily terminated without cause or voluntarily terminated for good reason immediately following the closing of the merger, the aggregate cash severance amount payable to Ms. Bonnie Schaefer pursuant to clauses (i) and (ii) above would equal approximately $6,400,000 (not including potential excise tax gross-up payments). If Ms. Marla Schaefer’s employment were involuntarily terminated without cause or voluntarily terminated for good reason immediately following the closing of the merger, the aggregate cash severance amount payable to Ms. Marla Schaefer pursuant to clauses (i) and (ii) above would equal approximately $6,400,000 (not including potential excise tax gross-up payments).

Pursuant to the employment agreements in effect prior to the amendments reflected in the Schaefer Employment Agreements, Ms. Bonnie Schaefer and Ms. Marla Schaefer would have received the same payments described above (other than in immaterial respects) in connection with a qualifying termination of employment following the merger.

If the executive continues to be employed by the Company through the date of a change in control, the executive shall receive: (i) an amount equal to six months’ base salary plus 50% of incentive compensation she would be entitled to receive for “plan” level performance with respect to the fiscal year ending January 31, 2007, (ii) all amounts accrued under the Company’s deferred compensation plans, and (iii) all previously deferred bonus payments. Also, all restricted stock and performance shares held by the executive will immediately vest, any performance criteria to earn performance shares shall deem to have been satisfied in full, and all performance shares that would otherwise be phased in over annual increments for periods continuing after the date of the change in control shall instead be completely phased in on the basis of deemed “plan” level performance achievement with respect to performance periods continuing after the effective time of the change in control. The aggregate amount payable to Ms. Bonnie Schaefer pursuant to clauses (i) through (iii) above, assuming Ms. Bonnie Schaefer remains employed through the date of the change of control, equals approximately $2,429,000 (not including potential excise tax gross-up payments). The aggregate amount payable to Ms. Marla Schaefer pursuant to clauses (i) through (iii) above, assuming Ms. Marla Schaefer remains employed through the date of the change of control, equals approximately $3,515,000 (not including potential excise tax gross-up payments).

The Schaefer Employment Agreements provide for customary protections of the Company’s confidential information and intellectual property and provides that the executive shall not, during her employment term and for a period of two (2) years following her period of employment, compete with the Company, employ or attempt to employ employees of the Company, or call on or solicit any of the actual or targeted prospective customers or clients of the Company.

Change in Control Termination Protection Agreements

Effective as of December 15, 2006, the Company entered into Change in Control Termination Protection Agreements (“TPAs”) with a number of its key employees. The TPAs provide for certain payments and benefits upon the occurrence of a change of control and provide for additional payments and benefits in the event that a covered employee is terminated without “cause” or terminates employment for “good reason” within two years following a change in control (or in the event that the employee is terminated prior to a change in control in anticipation of the change in control). None of the Company’s executive officers is party to a TPA.

The TPAs provide that, upon a change in control, a covered employee will receive a cash payment equal to the sum of: (i) an amount equal to six months base salary plus 50% of the annual bonus amount that the employee would be entitled to receive for “plan” level performance with respect to the fiscal year ending February 3, 2007 (subject to the employee’s continued employment through the date of the change in control), (ii) all amounts accrued under the Company’s deferred compensation plans, and (iii) all previously deferred bonus payments. Also, the equity incentive awards held by the covered employee will immediately vest, any restrictions thereupon will lapse and any performance criteria applicable thereto shall deem to have been satisfied on the basis of “plan” level performance achievement with respect to performance periods continuing after the effective time of the change in control. The aggregate amount of cash payments payable under the TPAs to all covered employees upon the closing of the merger (assuming all covered employees remain employed through the closing of the merger and based on deferred compensation amounts as of December 29, 2006) pursuant to clauses (i) through (iii) above is approximately $10,862,966.

In the event of a termination without “cause” or a termination for “good reason” within two years following a change in control (or in anticipation of a change in control), the TPAs provide for the employee to receive (i) a lump sum cash payment equal to a stated “severance multiple” of either 1, 1.5 or 2 (depending on the employee’s designated classification level) times the sum of the employee’s base salary and target bonus, (ii) a pro-rata bonus for the year of termination based on the portion of the fiscal year for which the employee was employed with the Company, (iii) continued health benefits for a period of years equal to the employee’s designated severance multiple and (iv) certain other previously earned but unpaid amounts. Additionally, if any payments that a TPA covered employee is entitled to receive from the Company give rise to a “golden parachute” excise tax liability, the employee is entitled to a gross-up payment in an amount that would place the employee in the same after-tax position that he or she would have been in if no excise tax had applied on the amounts payable to the employee (unless such parachute payments do not exceed 105% of the greatest amount that could be paid to the employee without giving rise to any excise tax, in which case the payments will be reduced to avoid the imposition of any such excise tax). The aggregate amount of cash severance payments payable under the TPAs to all covered employees pursuant to clause (i) above (assuming all covered employees terminate their employment within two years of, or in anticipation of, the closing of the merger) is approximately $18,761,000 (not including potential excise tax gross-up payments).

Employee Change in Control Severance Plan

On December 15, 2007, the Company’s board of directors, pursuant to the recommendation of the Compensation Committee, adopted an Employee Change in Control Severance Plan, which became effective in February 2007, to provide severance protection benefits to U.S. employees (other than store employees, district managers, temporary employees and employees who are entitled to severance benefits under a different plan or agreement) in the event that a covered employee is terminated without “cause” or due to the employee’s refusal to relocate as a condition to continued employment, in each case, within two years following a change in control. Covered employees are generally entitled to receive three weeks’ base salary per year of service with the Company in the event of a qualifying termination, subject to a minimum severance amount ranging from three weeks base salary to nine months base salary (depending on the employee’s position classification) and subject to a maximum severance benefit of one year’s base salary. None of the Company’s executive officers are covered by, or entitled to any benefits under, the Employee Change in Control Severance Plan.

Deferred Compensation Plans

Following the closing of the merger, all account balances under the Company’s management deferred compensation plans and all previously deferred annual bonus payments will be paid out in cash to participants therein, which include our executive officers, by the Company or the surviving corporation, less any required withholding taxes.

Indemnification and Insurance

The merger agreement provides that, without limiting any additional rights that any employee may have under any employment agreement or benefit plan, for a period of six years after the effective time of the merger, Parent will, or will cause the surviving corporation to, indemnify and hold harmless each present (as of the effective time of the merger) and former officer, director or employee of the Company or any of our subsidiaries against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorney’s fees and disbursements, incurred in connection with any claim arising out of actions taken by them in their capacity as officers, directors, employees, fiduciaries or agents of the Company or any of our subsidiaries to the fullest extent permitted under applicable law. In this regard, the surviving corporation will also be required to advance expenses to an indemnified officer, director or employee, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that this person is not entitled to indemnification.

Neither Parent nor the surviving corporation will settle, compromise or consent to the entry of any judgment in any action, suit, proceeding, investigation or claim under which indemnification could be sought unless such settlement, compromise or consent includes an unconditional release of the indemnified person or the indemnified person otherwise consents. The surviving corporation will cooperate in the defense of any of the matters described above.

The merger agreement provides that for a period of six years after the effective time of the merger, the articles of incorporation and bylaws of the surviving corporation will continue to contain provisions with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers that are no less favorable than presently set forth in our current articles of incorporation and bylaws as of the date of the merger agreement.

The merger agreement provides that Parent will maintain, or will cause the surviving corporation to maintain, for a period of not less than six years after the effective time for the persons who, as of the date of the merger agreement, are covered by the Company’s directors’ and officers’ liability insurance policies, insurance policies that are no less favorable than the existing policies of the Company from insurance carriers with financial strength ratings equal to or greater than the financial strength ratings of the Company’s existing directors’ and officers’ liability insurance carriers. In lieu of the foregoing, the surviving corporation may purchase a six-year “tail” coverage that is no less favorable than the existing policies of the Company from insurance carriers with financial strength ratings equal to or greater than the financial strength ratings of the Company’s existing directors’ and officers’ liability insurance carriers. However, in no event will Parent or the surviving corporation be required to pay aggregate premiums for insurance in excess of 300% of the amount of the aggregate premiums paid by the Company in respect of such coverage for its most recently completed fiscal year. In addition, Parent will honor, and will cause the surviving corporation to honor, all indemnification agreements entered into by the Company or any of its subsidiaries.

New Management Arrangements

As of the date of this proxy statement, no member of our management has entered into any amendments or modifications to existing employment agreements with us or our subsidiaries in connection with the merger. In addition, as of the date of this proxy statement, no member of our management has entered into any agreement, arrangement or understanding with Parent, Merger Sub or their affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation.

Although we believe members of our management team (other than Ms. Marla Schaefer and Ms. Bonnie Schaefer, the Company’s Co-Chief Executive Officers) may enter into new arrangements with Parent, Merger Sub or their affiliates regarding employment with, and the right to purchase or participate in the equity of, the surviving corporation, such matters are subject to further negotiations and discussion and no terms or conditions have been proposed.

Material United States Federal Income Tax Consequences

The following is a general discussion of certain material U.S. federal income tax consequences of the merger to holders of our company common stock. We base this summary on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or individual resident of the U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a person (other than a partnership) that is not a U.S. holder.

This discussion assumes that a holder holds the shares of our company common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a holder in light of the particular circumstances, or that may apply to a holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, shareholders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass through entities for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, shareholders who hold shares of our company common stock as part of a hedge, straddle, constructive sale or conversion transaction, or shareholders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). In addition, this discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to holders. Holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for our company common stock pursuant to the merger.

If a partnership holds our company common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

U.S. Holders

The receipt of cash in the merger (or pursuant to the exercise of dissenters’ rights) by U.S. holders of our company common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of our company common stock will recognize gain or loss in an amount equal to the difference between:

•	the amount of cash received in exchange for such company common stock; and

•	the U.S. holder’s adjusted tax basis in such company common stock.

If the holding period in our company common stock surrendered in the merger (or pursuant to the exercise of dissenters’ rights) is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Code. If a U.S. holder acquired different blocks of our company common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of our company common stock.

Under the Code, a U.S. holder of our company common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger (or pursuant to the exercise of dissenters’ rights) unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

Any gain realized on the receipt of cash in the merger (or pursuant to the exercise of dissenters’ rights) by a non-U.S. holder generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes and the non-U.S. holder owned more than 5% of the company common stock at any time during the five years preceding the merger.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We have not determined whether we are a “United States real property holding corporation” for U.S. federal income tax purposes. Non-U.S. holders who have owned more than 5% of the company common stock at any time during the five years preceding the merger should consult their own tax advisors regarding the U.S. federal income tax consequences of the merger.

Information reporting and, depending on the circumstances, backup withholding (currently at a rate of 28%) will apply to the cash received in the merger (or pursuant to the exercise of dissenters’ rights), unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code) or such owner otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that such non-U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.

The summary set forth above is for general information only and is not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each holder should consult its own tax advisor regarding the applicability of the rules discussed above to the holder and the particular tax effects to the holder of the merger, including the application of state, local and foreign tax laws.

Regulatory Approvals

The Hart-Scott-Rodino Act and related rules provide that transactions such as the merger may not be completed until certain information and documents have been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and specified waiting period requirements have been observed. On March 27, 2007, the Company and Apollo Investment Fund VI, L.P. each filed a Notification and Report Form with the Antitrust Division and the Federal Trade Commission and requested early termination of the waiting period. The Federal Trade Commission granted early termination of the waiting period initiated by these filings on April 11, 2007.

On account of our business operations in various other countries, we may be subject to the antitrust and other laws of each of the jurisdictions in which we operate. European Union Council Regulation (EC) 139/2004, or the Merger Control Regulation, requires notification to and approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds. The Sponsor filed a merger notification with the European Commission on April 17, 2007, and clearance is expected on or before May 29, 2007.

Under the merger agreement, the Company, Parent and Merger Sub have agreed to use their reasonable best efforts to obtain all required governmental approvals in connection with the execution of the merger agreement and completion of the merger. In addition, the Company, Parent and Merger Sub have agreed to use their best efforts to take those actions as may be necessary to resolve any objections asserted on antitrust grounds with respect to the merger, including agreeing to hold separate or to divest any of the businesses or assets of Parent, Merger Sub or the Company.

Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act, applicable foreign antitrust laws and the filing of articles of merger in Florida at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

Litigation

On December 20, 2006, a purported class action complaint was filed in the Circuit Court of the Seventeenth Judicial Circuit in Broward County, Florida by a plaintiff who is an alleged shareholder of the Company. The complaint, which is styled as Lustig v. Claire’s Stores, Inc., et al. (Case No. 06-020798), was amended by the plaintiff on March 21, 2007. The amended complaint names as defendants the Company, its directors, and Apollo Management, L.P. and alleges, among other things, that the directors breached their fiduciary duties to the shareholders of the Company in connection with the transaction and that the Company and Apollo Management, L.P. aided and abetted the directors’ alleged breaches of their fiduciary duties. Among other relief, the amended complaint seeks class action status, injunctive relief from completing the merger, and payment of attorneys’ fees.

The following putative class action complaints were subsequently filed in Broward County: Henzel v. Claire’s Stores, Inc., et al. (Case No. 07-006325) (March 21, 2007); McCormack v. Schaeffer, et al. (Case No. 07-006327) (March 21, 2007); Minissa v. Schaefer, et al. (Case No. 07-06630) (March 26, 2007); Benoit v. Schaefer, et al. (Case No. 07-006907) (March 28, 2007); Call4U v. Claire’s Stores, Inc., et al. (Case No. 07-07178) (April 2, 2007); and International Union of Operating Engineers Pension Fund of Eastern Pennsylvania and Delaware v. Claire’s Stores, Inc., et al., (Case No. 07-007913) (April 11, 2007). These complaints allege similar claims and seek similar relief as the Lustig action, with the McCormack action also seeking unspecified money damages. With the exception of the Call4U complaint, these complaints also name as defendants the Company, its directors, and Apollo Management, L.P.. The Call4U action names as defendants the Company, its directors and its chairman emeritus. On April 16, 2007, the Court consolidated for all pre-trial purposes all complaints filed to date and on April 20, 2007, plaintiffs served a second amended and consolidated complaint alleging similar claims and seeking similar relief as the Lustig amended complaint. Plaintiffs also served on April 20, 2007 a motion for expedited discovery, a motion for a preliminary injunction enjoining a shareholder vote of the merger, and a motion to set a hearing and briefing schedule on plaintiffs’ motion for a preliminary injunction.

We believe the lawsuits are without merit and intend to vigorously defend against them.

THE MERGER AGREEMENT

The following summarizes material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The description of the merger agreement in this proxy statement has been included to provide you with information regarding its terms. The merger agreement contains representations and warranties made by and to the Company, Parent and Merger Sub as of specific dates. The statements embodied in those representations and warranties were made for purposes of that contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

Effective Time; The Marketing Period

The effective time of the merger will occur at the time that we file articles of merger with the Secretary of State of the State of Florida on the closing date of the merger (or such later time as provided in the articles of merger). So long as the marketing period has expired, the closing date will occur as soon as practicable, but in no event later than the third business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (or such other date as Parent and the Company may agree). In the event that all conditions have been satisfied but the marketing period has not expired, then Parent and Merger Sub are not required to effect the closing until the earlier of:

•	a date during the marketing period specified by Parent on no less than three business days’ notice to the Company; and

•	the final day of the marketing period.

The marketing period is defined in the merger agreement as the first period of 30 consecutive days after the “Initiation Date” (defined below) throughout and at the end of which:

•	Parent shall have (and its financing sources shall have access to) the financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”) (including unqualified audits to the extent so required), and other accounting rules and regulations of the SEC, that is of the type and form customarily included in private placement memoranda relating to private placements under Rule 144A under the Securities Act (including, if required, interim financial statements together with an SAS 100 review thereof) at the time during the Company’s fiscal year such offerings will be made; and

•	nothing has occurred and no condition exists that would result in a material breach of any of the Company’s representations, warranties or covenants such that the relevant conditions to closing would not be satisfied, and the Company has filed its annual report on Form 10-K; and

at the end of which no law or order by any U.S. or foreign governmental entity is in effect which prohibits, restrains or enjoins consummation of the merger, the waiting period under the Hart-Scott-Rodino Act and any applicable foreign antitrust laws has terminated or has expired and all other authorizations and orders of and filings with any governmental entity required to permit the consummation of the merger have been obtained and are in effect.

Pursuant to the merger agreement, the Initiation Date means the date on which the merger agreement is approved by the shareholders of the Company by the requisite vote.

The purpose of the marketing period is to provide Apollo a reasonable and appropriate period of time during which it can market and place the permanent debt financing contemplated by the debt financing commitments for the purposes of financing the merger. Throughout this period Parent has agreed:

•	to use reasonable best efforts to maintain in effect the current financing commitments and to satisfy on a timely basis the conditions to obtaining the financing set forth in such commitments; Parent cannot amend, supplement or modify, or waive any of its rights under the debt or equity financing commitments without our written consent (which cannot be unreasonably withheld or delayed) except for amendments, supplements and modifications to the debt commitments that do not involve terms with respect to conditionality that are materially less beneficial to Parent or Merger Sub and would not be reasonably expected to prevent, materially impede or materially delay the consummation of the debt financing or the merger; and

•	in the event that any portion of the debt financing becomes unavailable on the terms and conditions contemplated in such commitments, to use its reasonable best efforts to arrange alternative financing in an amount sufficient to complete the merger and related transactions which would not involve terms that are materially less beneficial to Parent or Merger Sub and would not be reasonably expected to prevent, materially impede or materially delay the consummation of the debt financing or the merger as promptly as practicable but in no event later than the last day of the marketing period.

In addition, in the event that any portion of the debt financing structured as high yield financing has not been consummated, Parent must use the proceeds of the bridge financing or, at Parent’s election, the proceeds of any alternative financing such as an additional tranche of senior loans, to replace the high yield financing no later than the last day of the marketing period. See “— Parent Financing Commitments; Company Cooperation” below for a further discussion of Parent’s and Merger Sub’s covenants relating to the financing commitments.

Structure

At the effective time of the merger, Merger Sub will merge with and into us. Claire’s Stores will survive the merger and continue to exist after the merger as a wholly-owned subsidiary of Parent. All of the Company’s and Merger Sub’s property, rights, privileges, immunities, powers and franchises will vest in the surviving corporation, and all of their debts, liabilities, obligations and duties will become those of the surviving corporation. Following completion of the merger, the Company’s common stock will be delisted from the NYSE, deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and no longer publicly traded. The Company will be a privately held corporation and the Company’s current shareholders, other than any employees of the Company who may be permitted to invest in the surviving corporation (or its parent) and who choose to so invest, will cease to have any ownership interest in the Company or rights as Company shareholders. Therefore, such current shareholders of the Company will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.

Treatment of Stock and Options

Company Common Stock

At the effective time of the merger, each share of company common stock issued and outstanding immediately prior to the effective time of the merger will automatically be canceled and will cease to exist and will be converted into the right to receive $33.00 in cash, without interest and less any required withholding taxes, other than shares of company common stock:

•	held in the Company’s treasury immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration;

•	owned directly or indirectly by Merger Sub, Parent or any wholly-owned subsidiary of the Company immediately prior to the effective time of the merger, which shares will be canceled without conversion or consideration; and

•	shares of Class A common stock held by shareholders who have properly demanded and perfected their appraisal rights in accordance with Florida law, which shares shall be entitled to only such rights as are granted by Florida law.

After the effective time of the merger, each of our outstanding stock certificates or book-entry shares representing shares of common stock converted in the merger will cease to have any rights with respect thereto except the right to receive the merger consideration, without any interest and less any required withholding taxes.

Company Stock Options

At the effective time of the merger, each outstanding option, whether or not vested, to acquire our common stock will be canceled, and the holder of each stock option that has an exercise price of less than $33.00 will be entitled to receive from the surviving corporation on the 15th business day following the effective time of the merger an amount in cash, without interest and less applicable withholding taxes, equal to the product of:

•	the number of shares of our common stock subject to each option as of the effective time of the merger, multiplied by

•	the excess of $33.00, if any, over the exercise price per share of common stock subject to such option;

provided, however, to the extent agreed by Parent and the holder of an option between the date of the merger agreement and the effective time, options to acquire common stock may be converted into options to purchase shares of common stock (or other equity interests) of Parent or the surviving corporation and/or other consideration in a manner that does not exceed the intrinsic value of the converted option.

Restricted Shares and Stock Unit Awards

At the effective time of the merger, each outstanding share of our restricted stock, the restrictions of which have not lapsed immediately prior to the effective time of the merger, will become fully vested, free of such restrictions and will be converted into the right to receive $33.00 in cash, without interest and less any applicable withholding taxes. As of the effective time of the merger, all restricted shares will automatically cease to exist, and each holder of a restricted share will cease to have any rights, except the right to receive such payment.

Also, at the effective time of the merger, each outstanding right to receive shares of our common stock or cash equal to or based on the value of shares of our common stock pursuant to a stock unit award under any of our stock or other incentive plans, whether or not vested, will be canceled, and the holder of the stock unit will be entitled to receive from the surviving corporation on the 15th business day following the effective time an amount in cash equal to the product of the number of shares previously subject to the stock unit and $33.00 in cash (or, if such award provides for payments to the extent the value of shares of the Company exceeds a specified reference price, the amount, if any, by which $33.00 exceeds such reference price), without interest and less applicable withholding taxes; provided, however, to the extent agreed by Parent and the holder of a stock unit between the date of the merger agreement and the effective time, stock units may be converted into equity-based awards of Parent or the surviving corporation and/or other consideration with an equal fair market value. In the case of a stock unit award with respect to which the amount of the award is contingent upon the performance level achievement for periods continuing after the effective time of the merger, the number of shares subject to such stock unit awards shall be determined on the basis of deemed “plan” level performance achievement (as defined in the relevant Company stock plan or award agreement) for such periods. As of the effective time of the merger, all stock units will automatically cease to exist, and each holder of a stock unit will cease to have any rights, except the right to receive the payment described above.

Deferred Compensation Plans

On the 15th business day following the effective time, all account balances under the Company’s 1999 Management Deferred Compensation Plan and 2005 Management Deferred Compensation Plan and all previously deferred annual bonus payments (including both the employee “holdback” portions and the Company matching contributions thereon) will be paid out in cash to participants, less any required withholding taxes.

Exchange and Payment Procedures

At the effective time of the merger, Parent or the surviving corporation will deposit, or will cause to be deposited, an amount of cash sufficient to pay the merger consideration to each holder of shares of our company common stock with American Stock Transfer & Trust Company (the “paying agent”), which paying agent shall be reasonably acceptable to us. Promptly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you and the other shareholders. The letter of transmittal and instructions will tell you how to surrender your company common stock certificates or shares you may hold represented by book entry in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either have paid any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of company common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be canceled and exchanged for the merger consideration.

None of the paying agent, Parent or the surviving corporation will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains undistributed to the holders of certificates evidencing shares of our company common stock for twelve months after the effective time of the merger, will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to Parent may only look to the surviving corporation for the payment of the merger consideration as general creditors. The surviving corporation shall pay all charges and expenses, including those of the paying agent, in connection with the exchange of shares for the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to comply with the replacement requirements established by the paying agent, including, if necessary, the posting of a bond in a customary amount sufficient to protect the surviving corporation against any claim that may be made against it with respect to that certificate.

Representations and Warranties

We make various representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications. Our representations and warranties relate to, among other things:

•	our and our subsidiaries’ proper organization, good standing and qualification to do business;

•	our articles of incorporation and bylaws;

•	our and our subsidiaries’ capitalization, including the number of shares of our common stock, Class A common stock, stock options and other equity-based interests;

•	our corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement, the required vote of our shareholders in connection with the approval of the merger agreement, and the adoption and recommendation by our board of directors of the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	the absence of violations of or conflicts with our governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger, and the required consents and approvals of U.S. and foreign governmental entities in connection with the transactions contemplated by the merger agreement;

•	compliance with applicable legal requirements and issuance of permits;

•	our SEC filings since January 1, 2004, including the financial statements contained therein, our compliance with the requirements of Sarbanes-Oxley Act of 2002 and designing of disclosure controls and procedures required by Rule 13a-15(e) of the Exchange Act, and the absence of undisclosed liabilities;

•	the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since January 28, 2006;

•	legal proceedings and governmental orders;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•	our and our subsidiaries’ insurance policies;

•	real and personal property;

•	tax matters;

•	accuracy and compliance as to form with applicable securities law of this proxy statement;

•	the receipt by us of fairness opinions from Goldman, Sachs & Co., and Peter J. Solomon Company, L.P.;

•	the absence of undisclosed broker’s fees;

•	the amendment of our shareholders rights plan and the inapplicability of anti-takeover statutes to the merger;

•	intellectual property;

•	environmental matters;

•	material contracts; and

•	affiliate transactions.

For the purposes of the merger agreement, “material adverse effect” means any change, effect or circumstance that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole. A “material adverse effect” will not have occurred, however, as a result of any change, effect or circumstance resulting from:

•	changes in general economic, financial market or geopolitical conditions except if such changes, effects or circumstances have a disproportionate effect on us or our subsidiaries relative to other similarly situated companies operating in the same industries (which for purposes of the merger agreement are deemed to be each of the accessories retail and jewelry retail industries);

•	general changes or developments in any of the industries in which the Company or its subsidiaries operate except if such changes, effects or circumstances have a disproportionate effect on us or our subsidiaries relative to other similarly situated companies operating in the same industries;

•	the announcement of the merger agreement and the transactions contemplated thereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries to the extent due to the announcement and performance of the merger agreement or the identity of Parent, or the performance of the merger agreement and the transactions contemplated thereby, including compliance with the covenants set forth therein;

•	any actions required under the merger agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the merger;

•	changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof except if such changes, effects or circumstances have a disproportionate effect on us or our subsidiaries relative to other similarly situated companies operating in the same industries;

•	any outbreak or escalation of hostilities or war or any act of terrorism except if such changes, effects or circumstances have a disproportionate effect on us or our subsidiaries relative to other similarly situated companies operating in the same industries, or

•	any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself. However, any facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a material adverse effect may be taken into account in determining whether there has been a material adverse effect.

You should be aware that these representations and warranties are made by the Company to Parent and Merger Sub, may be subject to important limitations and qualifications agreed to by Parent and Merger Sub, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement. See “Where You Can Find Additional Information.”

The merger agreement also contains various representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	their organization, valid existence and good standing;

•	ownership by Parent of Merger Sub;

•	their corporate or other power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the merger agreement and consummating the merger, and the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	the absence of litigation;

•	information supplied for this proxy statement;

•	the absence of undisclosed broker’s fees;

•	debt and equity financing commitments;

•	their purpose of formation, prior operations and ownership at the closing;

•	absence of interests in any competing business;

•	solvency of the surviving corporation immediately following the effective time after giving effect to all of the transactions contemplated by the merger agreement;

•	their lack of ownership of our company common stock; and

•	the absence of any required vote by shareholders of Parent or Merger Sub (other than the vote of Parent) to approve the merger agreement.

The representations and warranties of each of the parties to the merger agreement will expire upon the effective time of the merger.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions and unless Parent gives its prior written consent, between March 20, 2007 and the completion of the merger:

•	we and our subsidiaries will conduct business in the ordinary course of business;

•	we will use reasonable best efforts to preserve substantially intact our and our subsidiaries’ business organization, to keep available the services of our and our subsidiaries’ current officers, employees and consultants, and to preserve our current relationships with customers, suppliers and other persons with whom we and our subsidiaries have material business relations; and

•	we will keep Parent informed (on a reasonably prompt basis) of the status of developments with respect to all audits, disputes or similar proceedings with respect to taxes of the Company or any of its subsidiaries or with respect to compliance by the Company or any of its subsidiaries with requirements relating to filing of tax returns.

We have also agreed that during the same time period, and again subject to certain exceptions or unless Parent gives its prior written consent (which consent, in most cases, will be in the sole discretion of Parent), we and our subsidiaries will not:

•	amend our articles of incorporation or bylaws or amend or grant any waiver under our shareholders rights plan;

•	issue, deliver, sell, pledge, dispose of, grant, award or encumber any of our or our subsidiaries’ equity interests, or any rights or other securities convertible into or exercisable or exchangeable for such equity interests, except that we may issue shares of our common stock upon the exercise of options or in connection with other stock-based awards outstanding as of the date of the merger agreement, as may be required under our shareholders rights plan or up to a specified amount in the ordinary course of business consistent with past practice to attract new employees, or take any discretionary action to cause to be exercisable any options that would otherwise be unexercisable as of March 20, 2007;

•	declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our or our subsidiaries’ capital stock (except for regular quarterly cash dividends on company common stock not to exceed, in the case of any such quarterly dividend, $0.10 per common share and $0.05 per Class A common share), or any dividends or distributions by our subsidiaries to us or one of our wholly-owned subsidiaries;

•	adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of our capital stock of the Company or any subsidiary that is not wholly owned (other than the acquisition of shares tendered in connection with a cashless exercise of options or in order to pay taxes, or for the Company to satisfy withholding obligations in respect of such taxes, in connection with the exercise of options or the lapse of restrictions in respect of restricted stock or stock units), or adjust, recapitalize, reclassify, combine, split or subdivide any of our wholly-owned subsidiaries’ ownership interests;

•	acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets if the amount of the consideration paid in connection with any such transaction, or the aggregate amount of the consideration paid in connection with all such transactions, would exceed a specified amount, other than purchases of inventory in the ordinary course of business consistent with past practice or pursuant to specified contracts, and other than capital expenditures permitted pursuant to the merger agreement;

•	sell, lease, license or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) or encumber any corporation, partnership or other business organization or division thereof or any assets if the amount of consideration paid in connection with any such transaction, or the aggregate amount of the consideration paid in connection with all such transactions, would exceed a specified amount, other than sales or dispositions of inventory in the ordinary course of business consistent with past practice or pursuant to a specified contract;

•	authorize any material new capital expenditures which are in excess of a specified amount unless reflected for the applicable fiscal quarter in the Company’s capital expenditure budget;

•	enter into any new line of business;

•	except in the ordinary course of business consistent with past practice, enter into, amend in any material respect, modify in any material respect or terminate any material contract, logistics contract or any joint venture or partnership agreement;

•	enter into, amend in any material respect, modify in any material respect or terminate or engage in any transactions with any executive officer or director of the Company, any person owning 5% or more of the company common stock or any relative of any such person or any entity directly or indirectly controlled by such person;

•	incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than our wholly-owned subsidiary), other than drawdowns and repayments with respect to, or any letter of credit entered into under, our and our subsidiaries’ existing credit facilities in the ordinary course of business consistent with past practice;

•	except as contemplated by the merger agreement or except to the extent required under any Company stock, incentive or benefit plan or arrangement or as required by applicable law,

•	increase the compensation (including bonus opportunities) or fringe benefits of any of our or our subsidiaries’ directors, officers or employees (except in the ordinary course of business consistent with past practice with respect to certain employees who are not directors, officers or parties to a change in control termination protection agreement with the Company;

•	grant any severance or termination pay;

•	enter into any employment, consulting or severance agreement or arrangement with any of our or our subsidiaries’ present or former directors, officers or other employees, except for offers of employment in the ordinary course of business with employees who are not directors or officers;

•	establish, adopt, enter into or amend in any material respect or terminate any existing Company stock, incentive or benefit plan or arrangement; or

•	pay, accrue or certify performance level achievement at levels in excess of “threshold” (except to the extent levels in excess of “threshold’’ are actually achieved in respect of any component of an incentive-based award as reasonably determined by our Compensation Committee, in which case we will provide reasonable substantiation of such achievement levels prior to payment), other than with respect to performance-based stock units where the amount of the award is contingent upon performance level achievement for periods continuing after the effective time.

•	except as may be required by changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements, make any material change in any accounting principles;

•	except as required by applicable law,

•	prepare or file any tax return inconsistent with past practice or, on any such tax return, take any position, make any election, or adopt any method of accounting that is inconsistent with positions taken, elections made or methods of accounting used in preparing or filing similar tax returns in prior periods;

•	settle or compromise any material tax liability;

•	file any amended tax return;

•	change any annual tax accounting period;

•	settle or compromise any claim or assessment relating to taxes, enter into any closing agreement relating to any taxes or consent to any claim or audit relating to taxes; or

•	surrender any right to claim a tax refund.

•	settle any litigation against us other than settlements where the amount does not exceed a specified amount and, subject to certain exceptions, the settlement involves only monetary relief, or waive or release any material right other than in the ordinary course of business consistent with past practices;

•	release any person from a confidentiality, “standstill” or similar agreement to which we or any subsidiary of ours is a party, except, where our failure to take such action would be inconsistent with our board of director’s fiduciary duties (but in such case only after providing Parent with prior written notice of such determination);

•	fail to renew or maintain our existing insurance policies or comparable replacement policies, other than in the ordinary course of business consistent with past practice; and

•	agree to take any of the actions described above or take any action that would, or would reasonably be expected to, prevent, materially delay or materially impede the consummation of the merger or the other transactions contemplated by the merger agreement.

Shareholders Meeting

The merger agreement requires us, as soon as reasonably practicable, to call, give notice of and hold a meeting of our shareholders to approve the merger agreement. Except to the extent necessary in order to comply with its fiduciary duties under applicable law, our board of directors is required to recommend that our shareholders vote in favor of approval of the merger agreement and to use its reasonable best efforts to have the merger agreement approved by our shareholders. In the event that our board of directors, in order to act in a manner consistent with its fiduciary duties under applicable law, decides to withdraw or modify its recommendation in a manner adverse to Parent or Merger Sub, we are required to give Parent at least three business days’ notice prior to such change of recommendation.

No Solicitation of Transactions

We have agreed that we, our subsidiaries and our respective directors, officers and employees will not, and we are required to use our reasonable best efforts to cause our and our subsidiaries’ representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any acquisition proposal; or

•	engage in any negotiations or discussions concerning, or provide access to our and our subsidiaries’ properties, books and records or any confidential information or data to any person relating to, an acquisition proposal.

An “acquisition proposal” is any proposal or offer with respect to a tender offer or exchange offer, proposal for a merger, consolidation, or other business combination involving us and/or any of our subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in us or any of our subsidiaries or 20% or more of our assets or the assets of any of our subsidiaries. We are required to promptly (and in no event later than two business days after receipt) notify Parent in writing of the receipt of any acquisition proposal (or any request for information that we reasonably believe could lead to an acquisition proposal), and keep Parent reasonably informed of the status of any such acquisition proposal.

Except as described below, neither we nor our board of directors may recommend any acquisition proposal to our shareholders or approve any agreement with respect to an acquisition proposal. Prior to approval of the merger agreement by our shareholders, however, we or our board of directors are permitted to provide access to our properties, books and records and provide other information and data in response to a request for such information or data or to engage in discussions or negotiations with, or provide any information to, a third party in connection with an unsolicited bona fide written acquisition proposal, if and only to the extent that before taking any of these actions our board of directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, that:

•	the failure to take such action would be inconsistent with our board of directors’ fiduciary duties under applicable law; and

•	the applicable acquisition proposal constitutes, or would reasonably be expected to constitute or result in, a “superior proposal” from the party that made the applicable acquisition proposal.

For purposes of the merger agreement, “superior proposal” means any acquisition proposal:

•	for more than 50% of our outstanding equity interests or more than 50% of our and our subsidiaries’ consolidated assets;

•	on terms that our board of directors determines in good faith, after consultation with the Company’s outside legal and financial advisors, and considering such factors as our board of directors considers to be appropriate (including the conditionality, timing and likelihood of consummation) are more favorable to our shareholders from a financial point of view than the transactions contemplated by the merger agreement; and

•	is reasonably capable of being consummated.

In addition to the above, we can also contact and engage in discussions with any person who has made an unsolicited acquisition proposal solely for the purpose of clarifying such acquisition proposal so as to determine whether there is a reasonable possibility that such acquisition proposal could lead to a superior proposal.

Furthermore, if, at any time prior to the approval of the merger agreement by our shareholders, our board of directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, that an unsolicited bona fide written acquisition proposal that did not result from a material breach of the provisions described in the previous paragraphs is a superior proposal, we may terminate the merger agreement, our board of directors may approve or recommend the superior proposal to our shareholders, and/or immediately prior to or concurrently with the termination of the merger agreement we may enter into any agreement, understanding, letter of intent or arrangement with respect to such superior proposal, as applicable, but only if:

•	we give Parent prior written notice that we have received a superior proposal, and specify the identity of the person making such superior proposal and the material terms and conditions of such superior proposal, together with copies of any written offer or proposal in respect of such superior proposal;

•	Parent does not, within three business days following our delivery of the notice of a superior proposal, make an offer that results in the acquisition proposal no longer constituting a superior proposal;

•	if requested by Parent, we negotiate in good faith with Parent regarding an increased offer by Parent; and

•	in case we terminate the merger agreement, we concurrently pay to Parent the $90 million termination fee. See “— Termination” and “— Fees and Expenses” below.

We have also agreed:

•	to terminate immediately any discussions or negotiations regarding acquisition proposals that were being conducted before the merger agreement was signed;

•	to notify Parent within two business days of our receipt of an acquisition proposal, including the material terms and conditions of the acquisition proposal and the identity of the third party making the proposal;

•	to keep Parent reasonably informed of the status and material terms and conditions of any proposals or offers; and

•	to provide a copy of any written acquisition proposal provided to the Company or any of our subsidiaries in connection with such acquisition proposal.

Employee Benefits

For a period of two years after the effective time of the merger, Parent will cause the surviving corporation and its subsidiaries to maintain the severance-related provisions of specified existing Company plans and to provide severance related payments and benefits required thereunder to any Company employee terminated during that twenty-four month period.

For a period of eighteen months after the effective time of the merger, Parent will cause the surviving corporation and its subsidiaries to maintain for any Company employee:

•	cash compensation levels (excluding all equity compensation arrangements) that are, in the aggregate, substantially comparable to the overall compensation levels (and the costs thereof) maintained for and provided to such Company employees immediately prior to the effective time; and

•	benefits provided under Company plans providing welfare and retirement benefits that are, in the aggregate, substantially comparable to the overall benefits (and the costs thereof) maintained for and provided to such Company employees immediately prior to the effective time.

Parent will also recognize and give effect to:

•	our employees’ prior service with the Company for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans, to the extent this credit would result in a duplication of benefits for the same period of service) under any employee compensation and incentive plans, benefit (including vacation) plans, programs and arrangements after the merger to the same extent as that service is recognized by the Company before the merger; and

•	with respect to welfare benefit plans, any amounts paid by, and amounts reimbursed to, our employees under existing welfare plans for purposes of determining the employee deductible or out-of-pocket limitations under any welfare benefit plans that our employees will be eligible to participate in after the merger and waive any pre-existing condition or eligibility limitations under welfare benefit plans.

Subject to Parent’s general right to modify or terminate a benefit plan, where permitted by the terms of such plan, after completion of the merger, Parent will honor, and will cause its subsidiaries to honor, in accordance with their terms all existing employment, change in control, severance and termination, equity-based and bonus arrangements, and all obligations under outstanding restoration plans, equity-based plans, programs or agreements, bonus plans or programs, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its subsidiaries in effect as of the effective time of the merger.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions of the merger agreement, each party has agreed to use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement, including making filings under the Hart-Scott-Rodino Act and under the antitrust laws of foreign jurisdictions for which similar filings are required. In addition, each party has agreed to cooperate and use best efforts to resolve any objections or suits brought by any governmental entity or private third party challenging any of the transactions contemplated by the merger agreement as being in violation of any antitrust law. Such efforts include agreeing to sell, hold separate or otherwise dispose of or conduct such party’s business in a manner which would resolve such objections or suits.

Parent Financing Commitments; Company Cooperation

Parent has agreed to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to:

•	maintain in effect the financing commitments and to satisfy on a timely basis the conditions to obtaining the financing set forth therein (including by consummating the equity financing), subject to Parent’s right to amend, supplement or modify, or waive any of its rights under the debt or equity financing commitments with our written consent (which cannot be unreasonably withheld) except for amendments, supplements and modifications to the debt commitments that do not involve terms with respect to conditionality that are materially less beneficial to Parent or Merger Sub and would not be reasonably expected to prevent, materially impede or materially delay the consummation of the debt financing or the merger;

•	enter into definitive financing agreements with respect to the debt financing as contemplated by the debt financing commitments; and

•	consummate the financing at or prior to the closing.

In the event any portion of the debt financing becomes unavailable on the terms and conditions contemplated in the debt financing commitments, Parent shall use its reasonable best efforts to arrange alternative financing in an amount sufficient to consummate the merger and related transactions on terms not materially less beneficial to Parent or Merger Sub (including with respect to conditionality) and would not reasonably be expected to prevent, materially impede or materially delay the consummation of the debt financing or the merger, as promptly as practicable but in no event later than the last day of the marketing period. In addition, Parent and Merger Sub have agreed that:

•	in the event that

•	any portion of the debt financing structured as high yield financing has not been consummated;

•	subject to limited exceptions, all closing conditions contained in the merger agreement have been satisfied; and

•	the bridge facilities contemplated by the debt financing commitments or alternative financing are available on terms and conditions described in the debt financing commitments (or replacements thereof contemplated by the merger agreement);

then Parent will use the proceeds of the bridge financing, or at Parent’s election, the proceeds of any alternative financing, such as an additional tranche of senior loans, to replace the high yield financing no later than the last day of the marketing period (see “— Effective Time; The Marketing Period” above for a discussion of the marketing period).

Parent is required to give us prompt notice of any material breach by any party of the debt financing commitments or any termination of the debt financing commitments. Parent is also required to keep us informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the debt financing and to provide us with copies of all documents related to the debt financing (other than ancillary documents subject to confidentiality agreements).

We have agreed to, and have agreed to cause our subsidiaries (and our and their respective officers, employees, representatives and advisors) to, provide such cooperation as may be requested by Parent that is necessary, proper or advisable in connection with the debt financing, including:

•	participation in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

•	assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents, provided, however, that any private placement memoranda or prospectuses in relation to high yield debt or equity securities need not be issued by us or any of our subsidiaries;

•	executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral, provided that no obligation of the Company or any of our subsidiaries under any such document, agreement or pledge shall be effective until the effective time;

•	furnishing Parent (and Merger Sub) and their financing sources, as promptly as practicable, with the financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act, (including unqualified audits to the extent so required) and other accounting rules and regulations of the SEC, that is of the type and form customarily included in private placement memoranda relating to private placements under Rule 144A of the Securities Act (including, if required, interim financial statements together with an SAS 100 review thereof) at the time during the Company’s fiscal year such offerings will be made;

•	using all reasonable best efforts to obtain accountants’ comfort letters and consents from accountants for Parent to use their audit reports relating to us and using commercially reasonable efforts to obtain legal opinions, surveys and title insurance reasonably requested by Parent;

•	taking all actions reasonably necessary to permit the prospective lenders involved in the debt financing to evaluate our current assets, cash management and accounting systems, policies and procedures for the purpose of establishing collateral arrangements;

•	causing our independent accountants to cooperate with and assist Parent in preparing information packages and offering materials as the parties to the financing commitments may reasonably request for use in connection with the offering and/or syndication of debt securities, loan participation and other matters contemplated by the commitment letters; and

•	taking all corporate actions, subject to the occurrence of the effective time, reasonably requested by Parent to permit the consummation of the debt financing and the borrowing or incurrence of all of the proceeds of the debt financing, including any high yield debt financing, by the surviving corporation or any of its affiliates immediately following the effective time.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	Shareholder Approval. The requisite approval of the merger agreement by our shareholders.

•	No Law or Orders. No law or order having been enacted or entered by a U.S., state or foreign governmental authority that prohibits, restrains or enjoins the completion of the merger.

•	Regulatory Approvals. The waiting period under the Hart-Scott-Rodino Act and under any applicable foreign antitrust laws having been terminated or expired and all other authorizations and orders of, declarations and filings with, and notices to any Governmental Entity required to permit the consummation of the merger having been obtained or made and being in full force and effect. The Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Act on April 11, 2007.

The obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions:

•	Representations and Warranties.

•	Our representations and warranties regarding certain matters relating to our authority to execute and perform under the merger agreement must be true and correct when the merger agreement was entered into and as of the date the merger is completed, and our representations and warranties regarding our capitalization must be true and correct when the merger agreement was entered into and as of the date the merger is completed (except for deviations of not more than 0.3% of the number of our outstanding shares), except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true only as of that date; and

•	all of our other representations and warranties must be true and correct when the merger agreement was entered into and as of the date the merger is completed, except to the extent that a representation or warranty expressly speaks as of a specific date, in which case it need be true only as of that date and except where the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect.

•	Compliance with Covenants. The performance, in all material respects, by us of our covenants and agreements in the merger agreement.

•	Closing Certificate. Our delivery to Parent at closing of a certificate with respect to the satisfaction of the conditions relating to our representations, warranties, covenants and agreements.

•	Annual Report. Our filing with the SEC of our Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

Our obligation to complete the merger is subject to the following additional conditions:

•	Representations and Warranties. The truth and correctness of Parent’s and Merger Sub’s representations regarding authority to execute and perform under the merger agreement as of the date the merger is completed, and the truth and correctness of all other representations and warranties of Parent and Merger Sub as of the date the merger is completed, except where the failure of any such representations and warranties to be true and correct would not reasonably be expected to prevent, materially delay or materially impede the consummation of the merger.

•	Compliance with Covenants. The performance, in all material respects, by Parent and Merger Sub of their covenants and agreements in the merger agreement.

•	Closing Certificate. The delivery at closing by each of Parent and Merger Sub of a certificate with respect to the satisfaction of the conditions relating to Parent’s and Merger Sub’s representations, warranties, covenants and agreements.

Other than the conditions pertaining to the Company shareholder approval, the absence of governmental orders and the expiration or termination of the Hart-Scott-Rodino Act or foreign antitrust law waiting periods, either the Company, on the one hand, or Parent and Merger Sub, on the other hand, may elect to waive conditions to their respective performance and complete the merger. We do not anticipate re-soliciting our shareholders for approval of any such waiver unless we propose to waive a condition and such waiver would be material to our shareholders, in which case we would re-solicit the vote of our shareholders. None of the Company, Parent or Merger Sub, however, has any intention to waive any condition as of the date of this proxy statement.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained, as follows:

•	by mutual written consent of the parties;

•	by either Parent or the Company, if:

•	the Company shareholders do not approve the merger agreement at the special meeting or any postponement or adjournment thereof;

•	a governmental entity has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree or ruling or other action is final and non-appealable;

•	the closing has not occurred on or before September 20, 2007 (and in certain specified circumstances in connection with regulatory issues such date may be extended by either Parent or us by three months beyond the said date); or

•	if the terminating party is not in breach and there is a material breach by the non-terminating party of any of its representations, warranties, covenants or agreements in the merger agreement such that the closing conditions would not be satisfied and such breach cannot be cured by the termination date, provided that the terminating party shall give to the non-terminating party at least 30 days prior written notice stating its intention to terminate the merger agreement.

•	by the Company if all other conditions have been satisfied and (i) on or prior to the last day of the marketing period Parent or Merger Sub have not received the proceeds of the debt financing or (ii) Parent or Merger Sub otherwise breach their obligations to effect the closing of the merger and other related obligations;

•	by Parent, if our board of directors withdraws or adversely modifies its recommendation or approval of the merger agreement or recommends, adopts or approves, or publicly proposes to recommend, adopt or approve, another acquisition proposal or a document related to such acquisition proposal; or

•	by the Company, prior to approval of the merger agreement by the Company shareholders, if we receive an alternative proposal that is a superior proposal, but only after we have provided notice to Parent regarding the superior proposal and provided Parent with at least a three business day period, during which time we must negotiate in good faith with Parent, to enable Parent to make an offer that results in the alternative proposal no longer being a superior proposal, and only if we concurrently pay to Parent the termination fee described below under “Fees and Expenses.”

Fees and Expenses

Payable by the Company

We have agreed to pay to Parent a termination fee of $90.0 million if:

•	the Company has terminated the merger agreement, prior to the shareholders meeting, if we receive an alternative proposal that is a superior proposal, but only after we have provided notice to Parent regarding the superior proposal and provided Parent with at least a three business day period, during which time we must negotiate in good faith with Parent, to enable Parent to make an offer that results in the alternative proposal no longer being a superior proposal;

•	Parent has terminated the merger agreement because our board of directors has withdrawn, modified or adversely changed its recommendation of the merger or recommended, adopted or approved another acquisition proposal or an agreement, letter of intent or similar document relating to such acquisition proposal;

•	the merger agreement is terminated by either party due to the failure to receive Company shareholder approval at the special meeting or any postponement or adjournment thereof; and

•	prior to the shareholder meeting, an acquisition proposal has been made known to us or publicly disclosed and has not been irrevocably withdrawn; and

•	within 12 months after the termination, we enter into an agreement with respect to an acquisition proposal or a transaction pursuant to an acquisition proposal is completed;

•	the merger agreement is terminated by either party because the merger is not completed prior to September 20, 2007; and

•	prior to termination of the merger agreement, an acquisition proposal has been made known to us or publicly disclosed and has not been irrevocably withdrawn; and

•	within 12 months after the termination, we enter into an agreement with respect to an acquisition proposal or a transaction pursuant to an acquisition proposal is completed; or

•	the merger agreement is terminated by Parent due to a material breach by us of our representations, warranties, covenants or agreements such that the closing conditions would not be satisfied and such breach cannot be cured by the termination date; and

•	prior to such breach, an acquisition proposal has been made known to us or publicly disclosed and has not been irrevocably withdrawn; and

•	within 12 months after the termination, we enter into an agreement with respect to an acquisition proposal or a transaction pursuant to an acquisition proposal is completed.

For purposes of determining whether a termination fee is payable by us, an “acquisition proposal” is any proposal or offer with respect to a tender offer or exchange offer, proposal for a merger, consolidation, or other business combination involving us and/or any of our subsidiaries or any proposal or offer to acquire in any manner a substantial equity interest in us or any of our subsidiaries, or 50% or more of our assets or the assets of any of our subsidiaries.

Payable by Parent or Merger Sub

•	Parent has agreed to pay us a termination fee of $90.0 million if all closing conditions (other than conditions solely for the Company’s benefit and conditions that by their terms are to be satisfied at closing) have been satisfied and neither Parent nor Merger Sub have received the proceeds of the debt financing; or

•	Parent or Merger Sub otherwise breaches its obligations to effect the closing of the merger and other related obligations.

This termination fee is our sole and exclusive remedy against Parent, Merger Sub and their affiliates in the event that we terminate the agreement in circumstances in which we are entitled to the termination fee and elect to receive such termination fee, except that Parent and Merger Sub shall also be obligated under the provisions of the merger agreement relating to confidentiality, public announcements, expenses and Parent’s obligation to reimburse the Company’s expenses and indemnify the Company against liabilities and losses in connection with the debt financing except in certain specified circumstances. If we elect not to receive the termination fee, or in case of a breach by Parent or Merger Sub of the merger agreement in circumstances in which we are not entitled to the termination fee, we are entitled to enforce all of our rights under the merger agreement and the equity financing commitment.

Amendment and Waiver

Subject to applicable law, the merger agreement may be amended by the written agreement of the parties at any time prior to the closing date of the merger, whether before or after the approval of the merger agreement by our shareholders, unless the merger agreement has already been approved by our shareholders and under applicable law such amendment would require the further approval of the Company’s shareholders.

The merger agreement also provides that, at any time prior to the effective time of the merger, any party may, by written agreement:

•	extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

•	waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

•	waive compliance with any of the agreements or conditions contained in the merger agreement which may be legally waived.

THE SHAREHOLDERS AGREEMENT

The following is a summary of the material terms of the shareholders agreement among Parent, Merger Sub and the Schaefer Family Holders. This summary is qualified in its entirety by reference to the complete text of the shareholders agreement, a copy of which is attached to this proxy statement as Annex B and is incorporated by reference into this document. Claire’s Stores shareholders are urged to read the shareholders agreement in its entirety.

Concurrently with the execution and delivery of the merger agreement, Parent and Merger Sub entered into a shareholders agreement with Marla L. Schaefer and E. Bonnie Schaefer, the Co-Chairmen of our board of directors, and certain other shareholder entities controlled by them. As of the date of the shareholders agreement, the Schaefer Family Holders were the beneficial owners of 7,254,087 shares of company common stock (consisting of 3,028,831 shares of common stock and 4,225,256 shares of Class A common stock) subject to the shareholders agreement. As of the date of the shareholders agreement, the aggregate number of shares of company common stock beneficially owned by the Schaefer Family Holders which are subject to the shareholders agreement represented approximately 33.1% of the combined voting power of the outstanding shares of company common stock. We refer to the Claire’s Stores shares beneficially owned by the Schaefer Family Holders, together with any shares of company common stock issued upon exercise of any of their options and any other Claire’s Stores shares over which the Schaefer Family Holders acquire beneficial ownership after the date of the shareholders agreement, as the “Subject Shares.”

Pursuant to the shareholders agreement, the Schaefer Family Holders have agreed that, during the period from and including March 20, 2007 through and including the earliest to occur of (a) the closing of the merger and (b) the termination of the merger agreement in accordance with its terms (the “voting period”), they will vote or execute consents with respect to the Subject Shares beneficially owned by them on the applicable record date, at any meeting or in connection with any proposed action by written consent of the Company’s shareholders, with respect to any of the following matters:

•	in favor of

•	the approval of the merger agreement and the transactions contemplated by the merger agreement (including the merger); and

•	any matter reasonably necessary for consummation of the transactions contemplated by the merger agreement.

•	against:

•	any alternative transaction offer made prior to the termination of the merger agreement (other than one made by Parent);

•	any extraordinary dividend or distribution by the Company or any of our subsidiaries;

•	any change in the capital structure of the Company or any of our subsidiaries (other than pursuant to the merger agreement); and

•	any other action that would reasonably be expected to result in any condition to the consummation of the merger not being satisfied.

In connection with the performance of the obligations of the Schaefer Family Holders under the shareholders agreement, each Schaefer Family Holder irrevocably appointed Parent as his, her or its proxy and attorney-in-fact to vote or execute consents with respect to his, her or its Subject Shares in the manner described above and agreed not to grant any other proxy or take any actions that are inconsistent with or that would impede such holder’s performance of the shareholders agreement. The proxy and power of attorney granted by the Schaefer Family Holders pursuant to the shareholders agreement will terminate only upon the expiration of the voting period.

Under the shareholders agreement, each Schaefer Family Holder has agreed not to take the following actions with respect to his, her or its Subject Shares, without the prior written consent of Parent or Merger Sub, including by:

•	granting any proxies or entering into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares;

•	voluntarily taking any action that would or is reasonably likely to make any representation or warranty contained in the shareholders agreement untrue or incorrect in any material respect or have the effect in any material respect of preventing such Schaefer Family Holder from performing its obligations under the shareholders agreement;

•	voluntarily converting any shares of Class A common stock into common stock, or

•	voluntarily selling, transferring, pledging, assigning, encumbering, distributing, gifting or otherwise disposing of, or entering into any contract or other arrangement with respect to any of the foregoing actions, with respect to any Subject Shares during the term of the shareholders agreement, except for transfers:

•	to any person who is subject to the shareholders agreement or becomes bound by the shareholders agreement;

•	solely for estate planning purposes, to any person or entity who becomes party to and bound by the shareholders agreement as a shareholder;

•	in the case of shareholders who are individuals, upon the death of such shareholders, pursuant to the terms of any trust or will of such shareholders or by the laws of intestate succession, provided that such shares shall remain subject to the terms of the shareholders agreement; and

•	to charitable organizations, provided that the number of share transferred to any charitable organization shall not have the power to cast more than 1% of the aggregate voting power of the company common stock.

In addition, the Schaefer Family Holders have agreed that, except to the extent that the Company or our board of directors is permitted under the merger agreement, during the voting period, they will not solicit or initiate any alternative acquisition proposal or engage in any negotiations with or furnish access to properties, books or records or any confidential information or data relating to the Company or any of its subsidiaries to any person relating to an alternate acquisition proposal, or execute any letter of intent or similar document or agreement or commitment with respect to any alternate acquisition proposal.

Each Schaefer Family holder has waived his, her or its appraisal rights under Section 607.1302 of the FBCA or other applicable law in connection with the merger.

The shareholders agreement will terminate on the earlier to occur of (i) the effective time of the merger and (ii) the termination of the merger agreement in accordance with its terms.

MARKET PRICE OF THE COMPANY’S STOCK AND
DIVIDEND INFORMATION

Our common stock is traded on the NYSE under the symbol “CLE”. The following table sets forth the high and low sales price per share of our common stock on the NYSE for the periods indicated.

Market Information

	Common Stock
	High	Low

Fiscal Year Ended February 3, 2007
1st Quarter	$36.73	30.04
2nd Quarter	35.68	23.88
3rd Quarter	30.12	24.62
4th Quarter	37.49	27.00
Fiscal Year Ended January 28, 2006
1st Quarter	$23.79	20.01
2nd Quarter	25.75	21.32
3rd Quarter	26.55	22.89
4th Quarter	31.29	24.53
Fiscal Year Ended January 29, 2005
1st Quarter	$21.91	18.61
2nd Quarter	23.52	18.75
3rd Quarter	26.25	21.87
4th Quarter	27.05	19.78

The closing sale price of our common stock on the NYSE on March 19, 2007, which was the last trading day before we announced the merger, was $30.76. On April 26, 2007, the last trading day before the date of this proxy statement, the closing price for the Company’s common stock on the NYSE was $32.44. You are encouraged to obtain current market quotations for the Company’s common stock in connection with voting your shares.

As of April 26, 2007, the last trading day before the date of this proxy statement, there were 1,156 registered holders of the Company’s common stock and 333 registered holders of the Company’s Class A common stock.

If the merger is consummated, the Company’s common stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

The following table sets forth dividends announced and paid in respect of company common stock, on a per share basis for the periods indicated.

	Dividends per Common Stock	Dividends per Class A Common Stock

Fiscal Year Ended January 28, 2006
1st Quarter	$0.10	$0.05
2nd Quarter	0.10	0.05
3rd Quarter	0.10	0.05
4th Quarter	0.10 (plus an additional $0.25 per share as a special cash dividend)	0.05 (plus an additional $0.125 per share as a special cash dividend)
Total	$0.65	$0.325
Fiscal Year Ended February 3, 2007
1st Quarter	$0.10	$0.05
2nd Quarter	0.10	0.05
3rd Quarter	0.10	0.05
4th Quarter	0.10	0.05
Total	$0.40	$0.20

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares of company common stock beneficially owned, as of April 26, 2007, the record date, by our executive officers, each of our directors, all of our directors and executive officers as a group and any person or “group” (as defined in Section 13(d)(3) of the Exchange Act) who is known by the Company to be the beneficial owner of more than five percent of any class of the Company’s common stock. As of April 26, 2007, 93,081,774 shares of company common stock were outstanding (consisting of 88,215,801 shares of common stock and 4,865,973 shares of Class A common stock), and the ownership percentages reflected in the table below are based on the number of shares outstanding as of such date.

					Shares of			Combined
	Shares of				Class A Common			Percent of
	Common Stock		Percent of		Stock Beneficially		Percent of	Voting
Name and Address	Beneficially Owned		Class		Owned		Class	Securities

Rowland Schaefer	2,764,452	(l)	3.1		4,475,850	(5)	92.0	34.7
E. Bonnie Schaefer(2)	2,906,114	(3)(4)	3.3		4,475,850	(5)	92.0	34.8
Marla L. Schaefer(2)	3,012,551	(4)(6)	3.4		4,475,850	(5)	92.0	34.9
Royce & Associates, LLC(9)	6,732,920	(7)	7.6		—		—	4.9
1414 Avenue of the Americas New York, NY 10019
Ira D. Kaplan(2)	41,200			*	—		—	*
Bruce G. Miller(8)	136,400			*	—		—	*
c/o Ryan Beck 18 Columbia Turnpike Florham Park, NJ 07932
Steven H. Tishman(8)	31,200	(9)		*	—		—	*
c/o Rothschild Inc. 1251 Avenue of the Americas 51st Floor New York, NY 10020
Ann Spector Lieff(8)	29,200	(9)		*	—		—	*
P.O. Box 430330 Miami, FL 33243
Martha Clark Goss(8)	15,733			*	—		—	—
All directors and current executive officers as a group (7 persons)	3,495,255	(10)	3.9		4,475,850		92.0	35.2

*	Less than 1% of the shares outstanding of such class.

(1)	Includes (i) 68,865 shares of common stock held by Schaefer Family Holdings, Inc., (ii) 1,862,362 shares held by Rowland Schaefer Trust U/A/D 2/2/01, (iii) 745,916 shares held by Sylvia Schaefer Trust, (iv) 86,165 shares held by Schaefer/Wisenthal Partnership, LLLP, and (v) 1,144 shares held by Schaefer Family Holdings No. 2. Mr. Schaefer disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(2)	The named individual is a director and an executive officer of the Company.

(3)	Includes (i) 150,000 shares subject to currently exercisable stock options, (ii) 75,000 shares of restricted stock, of which 37,500 shares remain subject to forfeiture pursuant to the terms of the restricted stock grant, and (iii) 3,971 other shares directly owned.

(4)	Includes (i) 68,865 shares of common stock held by Schaefer Family Holdings, Inc., (ii) 1,862,362 shares held by Rowland Schaefer Trust U/A/D 2/2/01, and (iii) 745,916 shares held by The Sylvia Schaefer Trust. Bonnie Schaefer and Marla Schaefer disclaim beneficial ownership of these shares, except to the extent of their pecuniary interest therein. Excludes 86,165 shares held by Schaefer/Wisenthal Partnership, LLLP and 1,144 shares held by Schaefer Family Holdings No. 2 referenced in footnote 1 because neither Bonnie Schaefer nor Marla Schaefer have present voting or investment control over these shares.

(5)	Shares held by the Schaefer A Partnership. Rowland Schafer, Bonnie Schaefer and Marla Schaefer disclaim beneficial ownership of these shares, except to the extent of their respective pecuniary interest therein.

(6)	Includes (i) 150,000 shares subject to currently exercisable stock options, (ii) 75,000 shares of restricted stock, of which 37,500 shares remain subject to forfeiture pursuant to the terms of the restricted stock grant, and (iii) 110,408 other shares directly owned.

(7)	Based on a Schedule 13G filed on January 19, 2007 with the SEC by Royce & Associates, LLC.

(8)	The named individual is a director of the Company.

(9)	Includes 20,000 shares subject to currently exercisable stock options.

(10)	Includes an aggregate of 340,000 shares issuable upon the exercise of stock options currently exercisable.

APPRAISAL RIGHTS OF DISSENTING CLASS A SHAREHOLDERS

The Company has concluded that holders of its common stock are not entitled to assert appraisal rights in connection with the merger under the FBCA.

The Company has concluded that holders of its Class A common stock are entitled to appraisal rights, and the right to receive payment of the “fair value” of their shares of Class A common stock in connection with the consummation of the merger upon compliance with the requirements of the FBCA.

The following summary of appraisal rights under the FBCA is qualified in its entirety by reference to Sections 607.1301 through 607.1333 of the FBCA, a copy of which is attached as Annex E to this proxy statement.

To the extent you own any shares of Class A common stock, failure to strictly follow the procedures summarized herein and set forth completely in Annex E may result in the loss, termination or waiver of your appraisal rights. We urge each holder of Class A common stock to read those sections in their entirety and, if such shareholder deems appropriate, to consult with its legal advisor.

In order to exercise its appraisal rights, a holder of Class A common stock must:

•	deliver to us at our headquarters, before the vote on the merger agreement is taken at the special meeting, written notice of its intent to demand payment if the merger is effectuated (“Notice of Demand”), and

•	not vote (or cause or permit to be voted) any of its shares of Class A common stock in favor of approval of the merger agreement.

Please note that a holder of Class A common stock will forfeit its appraisal rights if (i) it does not file the Notice of Demand as provided above or (ii) it votes any of its shares of Class A common stock in favor of approval of the merger agreement. Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to approve the merger agreement will constitute the Notice of Demand. The Notice of Demand must be in addition to and separate from any proxy or vote. Further, if a holder of Class A common stock signs, dates and mails the proxy card for its Class A common stock without indicating how it wishes to vote, its proxy will be voted in accordance with the recommendation of the board of directors, in favor of the approval of the merger agreement and it will thereby lose its right to assert appraisal rights.

If the merger agreement is approved at the special meeting and the merger is effectuated, we will deliver a written appraisal notice (“Appraisal Notice”) to all record holders of our Class A common stock who did not vote (or cause or permit to be voted) any of his or her shares of Class A common stock in favor of the merger and who timely filed with us a Notice of Demand, no earlier than the date the merger becomes effective and no later than 10 days after such date. The Appraisal Notice will be accompanied by a form (the “Appraisal Form”) that specifies the date on which the merger became effective and requests that each of the dissenting holders of shares of Class A common stock state the following information:

•	the shareholder’s name and address;

•	the number, classes and series of shares as to which the shareholder asserts appraisal rights;

•	that the shareholder did not vote for the transaction;

•	whether the shareholder accepts our offered estimate of fair value; and

•	if our offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated fair value plus interest.

Additionally, the Appraisal Form will provide the information as to where it must be sent, where certificates for certificated shares of Class A common stock must be deposited and the date by which the Appraisal Form and those certificates must be deposited (which may not be fewer than 40 nor more than 60 days after the date the Appraisal Notice and Appraisal Form are sent). Please note that a dissenting holder of Class A common stock shall waive the right to demand appraisal with respect to its shares of Class A common stock unless the Appraisal Form is received by us by such specified date.

The Appraisal Notice will also include (1) our estimate of the fair value of the shares of Class A common stock and an offer to pay such fair value to each dissenting holder of Class A common stock entitled to appraisal rights under the FBCA, and (2) the date by which written notice of a dissenting shareholder who wishes to withdraw from the appraisal process must be received by us (which date must be within 20 days after the date the Appraisal Form and Class A common stock certificates must be returned to us). The Appraisal Notice will be accompanied by our financial statements consisting of a balance sheet, an income statement and cash flow statement for the most recent fiscal year ended and the latest available interim financial statements, if any. A dissenting holder of shares of Class A common stock may request in writing that we provide to it, within 10 days after the date the Appraisal Form and the

Class A common stock certificates must be returned to us, the number of dissenting holders of Class A common stock who return the Appraisal Forms by the specified date and the total number of shares of Class A common stock owned by such dissenting shareholders. The Appraisal Notice also will be accompanied by a copy of Sections 607.1301 through 607.1333 of the FBCA.

If a dissenting holder of shares of Class A common stock accepts our offer to purchase its shares of Class A common stock at our estimated fair value, we will honor its request for payment within 90 days after we receive the duly executed Appraisal Form from it. Once the payment is made, such dissenting shareholder will cease to have any interest in the shares of Class A common stock held by it prior to the appraisal process.

If a dissenting holder of shares of Class A common stock is dissatisfied with our offer to pay our estimated fair value for its shares of Class A common stock, it must notify us on the Appraisal Form of its own estimate of the fair value of its Class A common stock and demand payment of that estimate plus interest. If a dissenting holder of Class A common stock fails to so notify us in writing and on a timely basis, it will waive its right to demand payment of its own estimate of fair value plus interest and will only be entitled to the payment offered by us.

If a dissenting holder of shares of Class A common stock does not execute and return the Appraisal Form to us (and, in the case of certificated shares of Class A common stock, deposit its share certificates for Class A common stock) as provided above, it will not be entitled to payment under the FBCA. Once it returns the executed Appraisal Form with its Class A common stock certificates, that shareholder loses all rights as a holder of Class A common stock unless it withdraws from the appraisal process by notifying us in writing as provided in the Appraisal Notice. A holder of Class A common stock who has duly executed and returned the Appraisal Form to us with its Class A common stock certificates may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying us in writing by the date set forth in the Appraisal Notice. A holder of Class A common stock who fails to so withdraw from the appraisal process may not thereafter withdraw without our written consent.

Notwithstanding the above-described appraisal rights, we may not make any payment to a shareholder seeking appraisal rights if, after giving effect to such payment:

•	we would not be able to pay our debts as they become due in the usual course of business; or

•	our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved at the time of the payment, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the payment.

In such event, a dissenting holder of shares of Class A common stock may, at its option

•	withdraw its notice of intent to assert appraisal rights; or

•	retain its status as a claimant against us and, if we are liquidated, be subordinated to the rights of our creditors, but have rights superior to the shareholders not asserting appraisal rights, and if we are not liquidated, retain its right to be paid for the shares of Class A common stock, which right we will be obliged to satisfy when we are solvent.

A dissenting holder of Class A common stock must exercise these options by written notice filed with us within 30 days after we have given written notice that the payment for shares of Class A common stock cannot be made because of the insolvency restrictions. If it fails to exercise its option, the shareholder will be deemed to have withdrawn its Notice of Demand.

The appraisal rights provisions of the FBCA are included as Annex E to this proxy statement. We urge each holder of shares of Class A common stock to read the attached provisions of the FBCA if it wishes to exercise its appraisal rights with respect to the merger.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless Claire’s Stores has received contrary instructions from one or more of the shareholders. Claire’s Stores will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered.

Requests for additional copies of the proxy statement should be directed to our proxy solicitation agent, D.F. King & Co., Inc., toll-free at (888) 869-7406. In addition, requests that in the future separate proxy statements be sent to shareholders who share an address, or single address but receive multiple copies of the proxy statement may request, that in the future shareholders who share a single address but receive multiple copies of the proxy statement receive a single copy, by contacting Investor Relations of Claire’s Stores, Inc., 350 Fifth Avenue, New York, New York 10118, telephone: 212-594-3127.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings and we will hold a 2007 annual meeting of shareholders, in which case shareholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2007 annual meeting of shareholders in accordance with Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy statement and form of proxy for the 2007 annual meeting pursuant to Rule 14a-8, proposals of shareholders must have been received by us no later than January 20, 2007 and must comply with Rule 14a-8. If the date of the 2007 annual meeting, if any, is changed by more than 30 days from the date contemplated at the time of the proxy statement for the 2006 annual meeting, then in order to be considered for inclusion in the Company’s proxy materials, proposals of shareholders intended to be presented at the 2007 annual meeting must be received by us no later than the close of business on the later of (A) the 120th calendar day prior to such annual meeting date or (B) the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by the Company.

After the January 20, 2007 deadline, shareholders interested in presenting a proposal for consideration at the 2007 annual meeting of shareholders may submit the proposal and present it at the 2007 annual meeting, but we are not obligated to include the proposal in our proxy materials. Rule 14a-4 of the Securities and Exchange Commission’s proxy rules allows a company to use discretionary voting authority to vote on matters coming before an annual meeting of shareholders, if the company does not have notice of the matter at least 45 days before the date corresponding to the date on which the company first mailed its proxy materials for the prior year’s annual meeting of shareholders or the date specified by an overriding advance notice provision in the company’s bylaws. Accordingly, for our 2007 annual meeting of shareholders, a shareholder must have submitted such written notice to the corporate secretary on or before April 7, 2007.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at:

20 Broad Street
New York, NY 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Investor Relations of Claire’s Stores, Inc., 350 Fifth Avenue, New York, New York 10118, telephone: 212-594-3127. If you would like to request documents, please do so by May 11, 2007, in order to receive them before the special meeting.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

Company Filings	Period

Annual Report on Form 10-K	Year ended February 3, 2007
Current Reports on Form 8-K	Filed February 8, 2007, March 8, 2007, March 14, 2007, March 22, 2007, April 12, 2007 and April 19, 2007.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated April 27, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

ANNEX A

AGREEMENT AND PLAN OF MERGER

among

CLAIRE’S STORES, INC.,

BAUBLE HOLDINGS CORP.

and

BAUBLE ACQUISITION SUB, INC.

Dated as of March 20, 2007

INDEX OF DEFINED TERMS

Acquisition Proposal	33
Acquisition Proposal Documentation	34
affiliate	51
Agreement	1
Alternative Financing	41
Anti-Takeover Statutes	19
Antitrust Law	39
Book-Entry Shares	3
By-Laws	9
Certificate of Incorporation	9
Certificate of Merger	2
Certificates	3
Change of Recommendation	31
Class A Common Stock	3
Class A Shares	3
Class C Common Stock	3
Class C Shares	3
Closing	1
Closing Date	2
Code	15
Company	1
Company Common Stock	3
Company Disclosure Schedule	8
Company Employees	14
Company Plans	14
Company Requisite Vote	10
Company Rights	9
Company Securities	10
Company Stock Plans	9
Confidentiality Agreement	33
Contract	11
control	51
controlled	51
controlled by	51
Debt Financing	25
Debt Financing Commitments	25
Deferred Compensation Plans	5
DOJ	39
Effective Time	2
employee benefit plan	14
Environmental Permits	21
Equity Financing	25
Equity Financing Commitment	25
ERISA	14
ERISA Affiliate	15
Exchange Act	11
executive officer	52
FBCA	1
Filed Company SEC Documents	12
Financial Advisors	19
Financing	25
Financing Commitments	25
Foreign Antitrust Laws	11
FTC	39
generally accepted accounting principles	52
Governmental Entity	11

HSR Act	11
industries in which the Company or its subsidiaries operate	52
Initiation Date	42
Intellectual Property	20
IRS	14
knowledge	52
Leases	17
Licenses	12
Marketing Period	42
Material Adverse Effect	8
Merger	1
Merger Consideration	3
Merger Sub	1
Multiemployer Plan	14
Non-U.S. Plan	15
Notice of Superior Proposal	35
Notice Period	35
officer	52
Option	3
Option Cash Payment	4
Owned Real Property	17
Parent	1
Parent Disclosure Schedule	23
Parent Plan	36
Parent Termination Fee	49
Paying Agent	5
person	52
Preferred Stock	9
Proxy Statement	19
Recommendation	31
Representatives	33
Required Financial Information	43
Restricted Shares	4
Restricted Stock Payment	4
Rights Plan	9
Rollover Securities	4
Sarbanes-Oxley Act	13
SEC	12
SEC Reports	12
Securities Act	12
Shareholders Agreement	1
Shareholders Meeting	31
Shares	3
Stock Unit Payment	4
Stock Units	4
subsidiaries	52
subsidiary	52
Superior Proposal	35
Surviving Corporation	1
Tax Return	52
Taxes	52
Termination Date	47
under common control with	51
WARN	16

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 20, 2007 (this “Agreement”), among Bauble Holdings Corp., a Delaware corporation (“Parent”), Bauble Acquisition Sub, Inc., a Florida corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Claire’s Stores, Inc., a Florida corporation (the “Company”).

WHEREAS, the Board of Directors of the Company has unanimously (i) determined that it is fair to, and in the best interests of, the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Florida Business Corporation Act of the State of Florida (the “FBCA”), upon the terms and subject to the conditions set forth herein, (ii) adopted this Agreement in accordance with the FBCA, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend the approval of this Agreement by the shareholders of the Company;

WHEREAS, the Boards of Directors of Parent and Merger Sub have each adopted, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the FBCA, upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of the Company are entering into a shareholders agreement with Parent (the “Shareholders Agreement”) pursuant to which such shareholders have irrevocably agreed, among other things, to vote or cause to be voted in favor of the approval of this Agreement all Shares (as defined below) beneficially owned by such shareholders in accordance with and subject to the terms set forth in the Shareholders Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1  The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the FBCA, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue under the name “Claire’s Stores, Inc.” as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2  Closing; Effective Time.  Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, as soon as practicable, but in no event later than the third business day after the satisfaction or waiver of the conditions set forth in Article VII (excluding conditions that, by their terms, cannot be satisfied until the Closing); provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII, Parent and Merger Sub shall not be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three business days’ notice to the Company and (b) the final day of the Marketing Period (or the Closing may be consummated at such other place or on such other date as Parent and the Company may mutually agree). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Florida, in such form as required by, and executed in accordance with, the relevant provisions of the FBCA (the date and time of the filing of the Articles of Merger with the Secretary of State of the State of Florida, or such later time as is specified in the Articles of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the FBCA or other applicable law in connection with the Merger.

Section 1.3  Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the FBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.4  Articles of Incorporation; Bylaws.

(a) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the articles of incorporation of the Company shall be amended in the Merger so as to read in its entirety as is set forth on Exhibit A annexed hereto, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended in the Merger so as to read in their entirety in the form as is set forth in Exhibit B annexed hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by law.

Section 1.5  Directors and Officers.  The directors of the Company immediately prior to the Effective Time shall submit their resignations to be effective as of the Effective Time. Immediately after the Effective Time, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office until the earlier of their resignation or removal.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 2.1  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of Class A Common Stock, par value $0.05 per share, of the Company (the “Class A Common Stock”) and Common Stock, par value $0.05 per share, of the Company (the “Common Stock” and together with the Class A Common Stock, the “Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Class A Common Stock (“Class A Shares”) or shares of Common Stock (“Common Shares” and together with the Class A Shares, the “Shares”) to be canceled pursuant to Section 2.1(b) and any Class A Dissenting Shares, shall be converted into the right to receive $33.00 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, upon surrender of such Shares in the manner provided in Section 2.4, less any required withholding taxes;

(b) Each Share held in the treasury of the Company and each Share owned directly or indirectly by Parent, Merger Sub or any wholly owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(d) Except as set forth in Sections 2.1(b) and (c) and Section 2.5, (i) at the Effective Time, all Shares (including Restricted Shares) shall cease to be outstanding, shall automatically be cancelled and shall cease to exist and (ii) the holders of certificates (the “Certificates”) or book entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Shares (including Restricted Shares) shall cease to have any rights with respect thereto, except the right to receive, upon surrender of such Certificates or Book-Entry Shares in accordance with Section 2.3, the Merger Consideration.

Section 2.2  Treatment of Options, Restricted Shares, Stock Units, and Deferred Compensation Plans.

(a) The Company shall take all action necessary such that, immediately prior to the Effective Time, each option to purchase Shares (an “Option”), other than any Rollover Securities, granted under any Company Plan that, in each case, is outstanding and unexercised as of the Effective Time (whether vested or unvested) shall be canceled, and the holder thereof shall be entitled to receive from the Surviving Corporation on the 15th business day following the Effective Time, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Option, less any required withholding taxes (the “Option Cash Payment”). As of the Effective Time, all Options (other than any Rollover Securities) shall no longer be outstanding and shall automatically cease to exist and each holder of an Option (other than any Rollover Securities) shall cease to have any rights with respect thereto, except the right to receive the Option Cash Payment.

(b) The Company shall take all action necessary to provide that each Share granted subject to vesting or other lapse restrictions pursuant to any Company Stock Plan (collectively, “Restricted Shares”) which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time and at the Effective Time the holder thereof shall, subject to this Article II, be entitled to receive the Merger Consideration with respect to each such Restricted Share, less any required withholding taxes (the “Restricted Stock Payment”). As of the Effective Time, all Restricted Shares shall no longer be outstanding and shall automatically cease to exist and each holder of a Restricted Share shall cease to have any rights with respect thereto, except the right to receive the Restricted Stock Payment.

(c) The Company shall take all action necessary to provide that, immediately prior to the Effective Time, each award of a right under any Company Stock Plan (other than awards of Options or Restricted Shares, the treatment of which is specified in Section 2.2(a) and Section 2.2(b), respectively) entitling the holder thereof to Shares or cash equal to or based on the value of Shares (such awards, collectively, “Stock Units”) which, in each case, is outstanding as of the Effective Time (whether vested or unvested), other than any Rollover Securities, shall be canceled by the Company and the holder thereof shall be entitled to receive from the Surviving Corporation on the 15th business day following the Effective Time, in consideration for such cancellation, an amount in cash equal to the product of (A) the number of Shares previously subject to such Stock Unit and (B) the Merger Consideration (or, if the Stock Unit provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the value of the Merger Consideration exceeds such reference price), less any required withholding taxes (the “Stock Unit Payment”). In the case of any Stock Units with respect to which the amount of the award is contingent upon performance level achievement for periods continuing after the Effective Time, the number of Shares subject to such Stock Units shall be determined on the basis of deemed “plan” level performance achievement (as defined in the relevant Company Stock Plan or award agreement) for such periods. As of the Effective Time, all Stock Units (other than any Rollover Securities) shall no longer be outstanding and shall automatically cease to exist and each holder of a Stock Unit (other than any Rollover Securities) shall cease to have any rights with respect thereto, except the right to receive the Stock Unit Payment.

(d) Notwithstanding Section 2.2(a) and (c) above, to the extent agreed by Parent and the holder of an Option or a Stock Unit between the date of this Agreement and the Effective Time, (i) Options may be converted into options to purchase shares of common stock (or other equity interests) of Parent or the Surviving Corporation and/or other consideration in a manner that does not exceed the intrinsic value of the converted Option (in lieu of the treatment described under Section 2.2(a)) and (ii) Stock Units may be converted into equity-based awards of Parent or the Surviving Corporation and/or other consideration with an equal fair market value (in lieu of the treatment described under Section 2.2(c)) (the Options and Stock Units referred to in the foregoing clauses (i) and (ii), as applicable, “Rollover Securities”).

(e) All account balances under the Company’s 1999 Management Deferred Compensation Plan and 2005 Management Deferred Compensation Plan (collectively, the “Deferred Compensation Plans”) and all previously deferred annual bonus payments (including both the employee “holdback” portions and the Company matching contributions thereon) will be paid out in cash to participants therein by the Company or the Surviving Corporation on the 15th business day following the Effective Time, less any required withholding taxes.

Section 2.3  Surrender of Shares.

(a) Prior to the Effective Time, Parent shall designate a paying agent (the “Paying Agent”) reasonably acceptable to the Company for the payment of the Merger Consideration as provided in Section 2.1(a). At the Effective Time, Parent or the Surviving Corporation shall deposit (or cause to be deposited) with the Paying Agent sufficient funds to make all payments pursuant to Section 2.3(b). Such funds may be invested by the Paying Agent as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (a) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Common Stock and following any losses Parent or the Surviving Corporation shall promptly provide (or cause to be provided) additional funds to the Paying Agent for the benefit of the shareholders of the Company in the amount of any such losses and (b) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of a Certificate or a Book-Entry Share (other than Certificates or Book-Entry Shares representing Shares to be canceled pursuant to Section 2.1(b) or the Class A Dissenting Shares), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor cash in an amount equal to the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Shares (less any required withholding taxes) and such Certificate or book-entry shall then be canceled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by, and in accordance with, this Section 2.3(b), each Certificate and each Book-Entry Share (other than Certificates or Book-Entry Shares representing Shares to be canceled pursuant to Section 2.1(b) or the Class A Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(c) At any time following the date that is twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable (without interest) upon due surrender of their Certificates or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. None of Parent, Merger Sub, the Company, Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The Merger Consideration paid in accordance with the terms of this Article II in respect of Certificates or Book-Entry Shares that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented thereby.

(d) After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

(e) Notwithstanding anything in this Agreement to the contrary, Parent, Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax (as defined below) laws. To the extent that amounts are so properly withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, and are paid over to the appropriate Governmental Entity in accordance with applicable law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

(f) In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

Section 2.4  Adjustments.  Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares (or securities convertible or exchangeable into or exercisable for Shares) shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, merger or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be correspondingly adjusted to reflect such change.

Section 2.5  Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, each share of Class A Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a shareholder who, pursuant to Section 607.1301, et seq., of the FBCA duly, timely and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares of Class A Common Stock (the “Class A Dissenting Shares”) shall not be converted into the right to receive, or be exchangeable for, the Merger Consideration, but, instead, the holder thereof shall be entitled to payment in cash from the Surviving Corporation of the appraised value of such Dissenting Shares in accordance with the provisions of Section 607.1301, et seq., of the FBCA. If any such holder shall have failed to duly, timely and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of Class A Common Stock of such holder shall cease to be deemed a Class A Dissenting Share and each such share shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger Consideration (without interest) as provided in this Agreement. The Company shall give Parent (i) reasonable notice of any notice received by the Company of an intent to demand the fair value or a demand for the fair value of any shares of Class A Common Stock, withdrawals and attempted withdrawals of such notices and any other notices or instruments delivered pursuant to Section 607.1301, et. seq., of the FBCA and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of such appraisal rights (or offers or attempts to settle same). The Company shall not, except with the prior written consent of the Parent or as otherwise required by Law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such demands.

(b) Except as set forth in Section 2.5(a) with respect to Class A Shares, no holder of shares of Common Stock nor any other person will have any appraisal or dissenters’ rights with respect to any shares of Common Stock, pursuant to the FBCA or any other provision of Law, in connection with the Merger, the approval and adoption of this Agreement or any of the transactions contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, (i) except as set forth on the Company Disclosure Schedule delivered by the Company to the Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”), it being understood and agreed that each item in a particular section of the Company Disclosure Schedule applies only to such section and to any other section to which its relevance is reasonably apparent and (ii) other than with respect to Sections 3.3, 3.7(a) and 3.7(b), except as disclosed in the Filed SEC Reports (as defined below) filed prior to the date of this Agreement (excluding any disclosures set forth in any “risk factor” section thereof or in any section related to forward-looking statements to the extent that they are predictive or forward-looking in nature):

Section 3.1  Organization and Qualification; Subsidiaries.  Each of the Company and its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except, in the case of any subsidiary of the Company, where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). Each of the Company and its subsidiaries is duly qualified or licensed to do business in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for any such failure to be so qualified or licensed or in good standing which would not, individually or in the aggregate, have a Material Adverse Effect. “Material Adverse Effect” means any change, effect or circumstance that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole, other than any change, effect or circumstance resulting from (i) changes in general economic, financial market or geopolitical conditions, (ii) general changes or developments in any of the industries in which the Company or its subsidiaries operate, (iii) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Company and its subsidiaries to the extent due to the announcement and performance of this Agreement or the identity of Parent, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, (iv) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition laws for the consummation of the Merger, (v) changes in any applicable laws or regulations or applicable accounting regulations or principles or interpretations thereof, (vi) any outbreak or escalation of hostilities or war or any act of terrorism, or (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); provided that, in the case of the immediately preceding clauses (i), (ii), (v) and (vi), such changes, effects or circumstances do not affect the Company or its subsidiaries disproportionately relative to other similarly situated companies operating in the same industries.

Section 3.2  Articles of Incorporation and Bylaws.  The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the amended and restated articles of incorporation, as amended to date (the “Articles of Incorporation”), and the amended and restated bylaws (the “Bylaws”) of the Company as currently in effect. The Articles of Incorporation of the Company and the Bylaws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. The Company is not in violation of any provisions of its Articles of Incorporation or Bylaws.

Section 3.3  Capitalization

(a) The authorized capital stock of the Company consists of (i) 40,000,000 Class A Shares, (ii) 300,000,000 Common Shares, and (ii) 1,000,000 shares of preferred stock, par value $1.00 per share (the “Preferred Stock”), of which (x) 100,000 of such shares are designated as Series A Junior Participating Preferred Stock and have been reserved for issuance upon the exercise of the rights distributed to the holders of Company Common Stock pursuant to the Company’s Rights Agreement, dated as of May 30, 2003 (the “Rights Plan”), between the Company and Wachovia Bank, N.A., as Rights Agent (the rights issued to holders of Company Common Stock pursuant to the Rights Plan are known as the “Company Rights”). As of March 15, 2007, (i) 4,865,973 shares of Class A Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) 88,215,801 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (iii) no shares of Preferred Stock were outstanding, and (iv) an aggregate of 1,091,063 Common Shares were subject to or otherwise deliverable (including in the form of cash equal to or based on the value of Common Shares) in connection with outstanding Stock Units or the exercise of outstanding Options issued pursuant to the Company’s Amended and Restated 1996 Incentive Compensation Plan and the Amended and Restated 2005 Incentive Compensation Plan (the “Company Stock Plans”), of which 617,063 Common Shares were subject to or otherwise deliverable in connection with Stock Units granted pursuant to the Company’s 2006 Long Term Incentive Plan and 2007 Long Term Incentive Plan under the Company Stock Plans. From the close of business on March 15, 2007 until the date of this Agreement, no options to purchase shares of Company Common Stock or Preferred Stock have been granted and no shares of Company Common Stock or Preferred Stock have been issued, except for Shares issued pursuant to the exercise of Options in accordance with their terms (and the issuance of Company Rights attached to such Shares). Except as set forth above, as of the date of this Agreement, (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of the Company, (II) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (III) options or other rights to acquire from the Company and no obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”), (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and (C) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character (or securities or other rights entitling the holder thereof to cash equal to or based on the value of capital stock of the Company) relating to the issued or unissued capital stock of the Company to which the Company is a party.

(b) All shares of the Company’s subsidiaries are owned by the Company or another wholly-owned subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. Except for the Company’s subsidiaries, the Company does not own any capital stock of or other equity interest in, or any interest convertible into or exercisable or exchangeable for any capital stock of or other equity interest in, any other person. Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable, except where any such failure to be duly authorized, validly issued, fully paid and nonassessable does not, individually or in the aggregate, have a Material Adverse Effect. Section 3.3 of the Company Disclosure Schedule sets forth a true and complete list of each subsidiary of the Company and its jurisdiction of incorporation or organization.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Option and Stock Unit (i) was granted in all material respects in compliance with (A) all applicable Laws and (B) all of the material terms and conditions of the Company Stock Plan pursuant to which it was issued, (ii) qualifies for the tax and accounting treatment afforded to such Option and Stock Unit in the Company’s tax returns and the Company’s financial statements, respectively and (iii) has a per share exercise price determined in accordance with the applicable Benefit Plan and, to the extent required pursuant to the terms of the applicable Company Stock Plan, that was equal to the fair market value of a Share (determined in accordance with the applicable Company Stock Plan) on the applicable date on which the related grant was by its terms to be effective.

Section 3.4  Authority.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the

Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions so contemplated (other than a legal and valid approval of this Agreement in accordance with the FBCA by the holders of at least a majority of the combined voting power of the issued and outstanding Shares (the “Company Requisite Vote”), and the filing with the Department of State of the State of Florida of the Articles of Merger as required by the FBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The Board of Directors of the Company, by resolutions duly adopted prior to the execution of this Agreement, has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the shareholders of the Company, and declared advisable this Agreement and the transactions contemplated by this Agreement (including the Merger), (ii) adopted this Agreement in accordance with the FBCA and (iii) resolved to recommend the approval of this Agreement by the shareholders of the Company and to submit this Agreement for approval by the shareholders of the Company. The only vote of the shareholders of the Company required to approve this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

Section 3.5  No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by the Company do not and will not, directly or indirectly, (i) conflict with or violate the Articles of Incorporation or Bylaws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court, commission, or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (as defined below)), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the New York Stock Exchange, (iii) the filing with the Secretary of State of the State of Florida of the Articles of Merger as required by the FBCA, (iv) the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership (“Foreign Antitrust Laws”) and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.

Section 3.6  Compliance.  (a) Neither the Company nor any of its subsidiaries is in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, except for any such violation which would not, individually or in the aggregate, have a Material Adverse Effect, and (b) the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.7  SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (all such forms, reports, statements, certificates and other documents filed since January 1, 2004, collectively, the “SEC Reports” and all such SEC Reports filed by the Company and publicly available prior to the date of this Agreement, the “Filed SEC Reports”). No subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. Each of the SEC Reports, as amended prior to the date of this Agreement, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the SEC Reports contained, when filed as finally amended prior to the date of this Agreement, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of the Company, as of the date of this Agreement, there are no unresolved SEC comments.

(b) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006 filed with the SEC have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations and comprehensive income, cash flows and changes in shareholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since January 29, 2006 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at of the respective dates thereof and the consolidated statements of operations and comprehensive income and cash flows for the periods indicated (subject to normal and recurring year-end adjustments).

(c) Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company, in all material respects, has been and is in compliance with (A) the applicable provisions of the Sarbanes-Oxley Act and (B) the applicable listing and corporate governance rules and regulations of the NYSE.

(d) The Company has designed disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) under the Exchange Act), as required by Rule 13a-15(a) under the Exchange Act to ensure that material information relating to the Company, including its subsidiaries, is made known to the Co-Chief Executive Officers and the Chief Financial Officer of the Company by others within those entities.

(e) The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(f) Except (a) as reflected, accrued or reserved against in the financial statements (including the notes thereto) included in the Company’s Annual Report on Form 10-K filed prior to the date of this Agreement for the year ended January 28, 2006, (b) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since January 28, 2006, (c) for liabilities or obligations which have been discharged or paid in full prior to the date of this Agreement and (d) for liabilities or obligations incurred pursuant to the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any liabilities, commitments or obligations, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or un-matured or otherwise, of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet or the notes thereto, other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.8  Absence of Certain Changes or Events.  Since January 28, 2006, except as expressly contemplated by this Agreement, the Company and its subsidiaries have conducted their business in all material respects in the ordinary course consistent with past practice and, since such date, there has not been: (i) any change, event or occurrence which has had a Material Adverse Effect; (ii) prior to the date of this Agreement, any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock, except for (x) regular quarterly cash dividends on Company Common Stock and (y) any dividend or distribution by a wholly-owned subsidiary of the Company; (iii) prior to the date of this Agreement, any redemption, repurchase or other acquisition of any shares of capital stock of the Company of any of its subsidiaries, other than pursuant to the Company’s stock repurchase program disclosed in the Filed SEC Reports; (iv) prior to the date of this Agreement, (x) any granting by the Company or any of its subsidiaries to any of their directors, officers or employees of any increase in compensation or fringe benefits, except for increases in the ordinary course of business with respect to employees who are not directors or executive officers or as required under any Company Plan, (y) any granting by the Company or any of its subsidiaries to any director, officer or employee of the right to receive any severance or termination pay not provided for under any Company Plan, or (z) any entry by the Company or any of its subsidiaries into any employment, consulting or severance agreement or arrangement with any director, officer or employee of the Company or its subsidiaries, except for any Company Plan and any offers of employment in the ordinary course of business to employees who are not directors or executive officers, or any material amendment of any Company Plan; (v) prior to the date of this Agreement, any material change by the Company in its accounting principles, except as may be required to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto; or (vi) prior to the date of this Agreement, any material Tax election made by the Company or any of its subsidiaries or any settlement or compromise of any material Tax liability by the Company or any of its subsidiaries.

Section 3.9  Absence of Litigation.  There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, have a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, individually or in the aggregate, have a Material Adverse Effect. As of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its subsidiaries or any malfeasance by any executive officer of the Company.

Section 3.10  Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of each material Company Plan. As used herein, the term “Company Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), but excluding any plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA (“Multiemployer Plan”)), and each other director and employee plan, program, agreement or arrangement, vacation or sick pay policy, Company owned life insurance policy, fringe benefit plan, and compensation, severance or employment agreement contributed to, sponsored or maintained by the Company or any of its subsidiaries as of the date of this Agreement for the benefit of any current, former or retired employee, officer, consultant, independent contractor or director of the Company or any of its subsidiaries (collectively, the “Company Employees”).

(b) With respect to each material Company Plan, the Company has made available to Parent a current, accurate and complete copy thereof (or, if a plan is not written, a written description thereof) and, to the extent applicable, (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (iii) any summary plan description and (iv) for the most recent year (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, if any; provided, however, that, with respect to any material Company Plan that is maintained primarily for the benefit of Company Employees based outside of the United States (a “Non-U.S. Plan”), the Company will make such material Non-U.S. Plans available to Parent within 20 business days following the date of this Agreement.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable laws, rules and regulations.

(d) Neither the Company nor any of its subsidiaries, nor any entity that is required to be aggregated with the Company under Section 414 of the Code (an “ERISA Affiliate”) has any liability or contributes (or has at any time contributed) or had an obligation to contribute to any Multiemployer Plan.

(e) Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Plan, as of the date of this Agreement, no material actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened.

(f) (i) Neither the Company nor its ERISA Affiliates has incurred any material liability under Title IV of ERISA that has not been satisfied in full, and (ii) to the knowledge of the Company, no condition exists that presents a risk to the Company of incurring any such material liability other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been or are expected to be paid when due).

(g) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan which is intended to be qualified under Section 401(a) of the Code is so qualified and has received a determination letter to that effect from the Internal Revenue Service and, to the knowledge of the Company, no circumstances exist which would reasonably be expected to materially adversely affect such qualification or exemption.

(h) The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement will not (either alone or upon occurrence of any additional or subsequent events) (i) entitle any current or former director, employee, contractor or consultant of the Company to severance pay or any other payment, (ii) accelerate the time of payment, funding, or vesting, or increase the amount of compensation due to any such individual, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available, or (iv) result in “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(i) Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code since January 1, 2005.

(j) Except as would not, individually or in the aggregate, have a Material Adverse Effect, all contributions to Company Plans that were required to be made under such Company Plans have been made, and all benefits accrued under any unfunded Company Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, generally accepted accounting principles, and the Company has performed all material obligations required to be performed under all Company Plans. Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid as of the date of this Agreement under the insurance policy have been paid.

(k) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Non-U.S. Plans have been operated in accordance, and are in compliance, in all material respects, with all applicable Laws and have been operated in accordance, and are in compliance, with their respective terms.

Section 3.11  Labor and Employment Matters.

(a) Neither the Company nor any subsidiary is a party to any collective bargaining agreement with any labor organization or other representative of any Company Employees, nor is any such agreement presently being negotiated by the Company. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no unfair labor practice complaints pending against the Company or any subsidiary before the National Labor Relations Board or any other labor relations tribunal or authority, domestic or foreign. Except as would not, individually or in the aggregate, have a Material Adverse Effect, there are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each individual that renders services to the Company who is classified by the Company as (A) an independent contractor or other non-employee status or (B) an exempt or non-exempt employee, is properly so classified for all purposes and (ii) the Company has paid or properly accrued in the ordinary course of business all wages and compensation due to Company Employees, including all overtime pay, vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, during the preceding two (2) years, the Company has not effectuated a “plant closing” (as defined in Worker Adjustment and Retraining Notification Act, “WARN”) or a “mass lay-off” (as defined in WARN), in either case affecting any site of employment or facility of the Company, except in accordance with WARN.

Section 3.12  Insurance.  Except as would not, individually or in the aggregate, have a Material Adverse Effect, all material insurance policies of the Company and its subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable law, (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies and (c) no notice of cancellation or termination has been received with respect to any such policy, other than such notices which are received in the ordinary course of business.

Section 3.13  Properties.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company or one of its subsidiaries has good title to all the properties and assets reflected in the latest audited balance sheet included in the SEC Reports as being owned by the Company or one of its subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) each lease or license pursuant to which the Company and its subsidiaries leases or licenses any real property (the “Leases”) is a valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect; (ii) there is no breach or default under any Lease by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto; (iii) no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default under any Lease by the Company or any of its subsidiaries or, to the knowledge of the Company, any other party thereto; and (iv) the Company or one of its subsidiaries that is either the tenant or licensee named under the Lease has a good and valid leasehold interest in each parcel of real property which is subject to a Lease and is in possession of the properties purported to be leased or licensed thereunder.

(c) Section 3.13(c) of the Company Disclosure Schedule lists the real property owned in fee by the Company or any of its Subsidiaries (the “Owned Real Property”). Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company or one of its Subsidiaries has good and marketable fee simple title to the Owned Real Property and to all of the buildings, structures and other improvements thereon free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever; (ii) neither the Company nor any of its Subsidiaries has leased, licensed or otherwise granted any person the right to use or occupy the Owned Real Property which lease, license or grant is currently in effect or collaterally assigned or granted any other security interest in the Owned Real Property which assignment or security interest is currently in effect; (iii) there are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any party to purchase any Owned Real Property; and (iv) there is not pending or, to the knowledge of the Company, threatened any condemnation proceedings related to any of the Owned Real Property.

Section 3.14  Tax Matters.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) all Tax Returns required to be filed or provided (taking into account applicable extensions) by the Company or any of its subsidiaries have been properly filed or provided and all such Tax Returns are true, complete and accurate; (ii) all Taxes due (without regard to extensions) from the Company or any of its subsidiaries have been paid; (iii) the Company and its subsidiaries have each made all estimated Tax payments required to be made by it (including such payments as may be necessary to avoid the imposition of penalties); and (iv) all amounts required to have been collected or withheld from any payment by the Company or any of its subsidiaries have been duly collected or withheld, and has been duly remitted or deposited in accordance with law.

(b) Neither the Company nor any of its subsidiaries has received written notice of any claim with respect to any liability for Taxes of the Company or any of its subsidiaries or with respect to any failure by the Company or any of its subsidiaries to properly prepare or file any Tax Returns, which claim remains unpaid or unsettled. No written claim has been made by any Governmental Entity in any jurisdiction in which the Company or any subsidiary does not currently file Tax Returns that the Company or such subsidiary may be subject to Tax in that jurisdiction. There is no pending or threatened action, audit, proceeding or investigation relating to Taxes of the Company or any of its subsidiaries or compliance with Tax Return requirements by the Company or any of its subsidiaries.

(c) Neither the Company nor any of its subsidiaries (i) has been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis (other than a consolidated group of which the Company was the common parent), (ii) has any liability for Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise or (iii) is a party to, bound by or has any liability under any Tax sharing, allocation or indemnification agreement or arrangement.

(d) There is no outstanding request, with respect to the Company or any of its subsidiaries, for any extension of time within which to pay any Taxes or file or provide any Tax Returns. There is no outstanding waiver, with respect to the Company or any of its subsidiaries, of any statute of limitations for the assessment or collection of any Taxes. There are no requests for rulings in respect of Taxes in relation to the Company or any of its subsidiaries that are pending with any Governmental Entity. Neither the Company nor any of its subsidiaries have received a ruling from any Governmental Entity regarding Taxes which remains in effect. Neither the Company nor any of its subsidiaries has entered into an agreement regarding Taxes which remains in effect with any Governmental Entity.

(e) Neither the Company nor any of its subsidiaries is required to include in income any adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method. The entity classifications of the subsidiaries of the Company for United States federal income tax purposes are as set forth in Section 3.14 of the Company Disclosure Schedule.

(f) The Company has not been the “distributing corporation” (within the meaning of Section 355(e)(2) of the Code) with respect to a transaction described in Section 355 of the Code.

Section 3.15  Proxy Statement.  None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the shareholders of the Company in connection with the Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the time of the Shareholders Meeting, comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement.

Section 3.16  Opinion of Financial Advisors.  Each of Goldman, Sachs & Co. and Peter J. Solomon Company, L.P. (together, the “Financial Advisors”) has delivered to the Board of Directors of the Company its written opinion (or an oral opinion to be confirmed in writing), dated as of the date of this Agreement, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

Section 3.17  Brokers.  No broker, finder or investment banker (other than the Financial Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries. The Company has made available to Parent complete and correct copies of the agreements between the Company and each of the Financial Advisors pursuant to which such firms would be entitled to any payments relating to this Agreement, the Merger or the other transactions contemplated by this Agreement, and such agreements are the only agreements providing for the payment of any consideration to the Financial Advisors with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 3.18  Takeover Statutes; Rights Plans.

(a) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation (including Sections 607.0901 and 607.0902 of FBCA) enacted under state or federal laws in the United States applicable to the Company (collectively, the “Anti-Takeover Statutes”) is applicable to the Merger or the other transactions contemplated hereby.

(b) Prior to the date of this Agreement, the Company has amended the Rights Plan in accordance with its terms (i) to render the Rights Plan inapplicable to the transactions contemplated by this Agreement and (ii) so that the Company Rights will expire immediately prior to the Effective Time, provided that no Distribution Date (as defined in the Rights Plan) or Shares Acquisition Date (as defined in the Rights Plan) shall have occurred.

Section 3.19  Intellectual Property.

(a) Section 3.19(a) of the Company Disclosure Schedule lists all material registrations and applications for registration of Company Owned Intellectual Property and material unregistered Intellectual Property owned by the Company. “Company Owned Intellectual Property” means Intellectual Property that is owned by the Company or any of its subsidiaries. “Intellectual Property” means trademarks, trade names, trade dress, logos, corporate names, domain names, service marks, including all goodwill associated therewith, copyright rights, together with translations, adaptations, derivations and combinations thereof, and patents, trade secrets, confidential business information (including inventions, formulae, data, improvements, know-how, material computer programs documentation, processes, methodologies, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), computer software (including data and related documentation, but excluding off-the-shelf software), and applications, registrations and renewals for any of the foregoing.

(b) Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company and its subsidiaries own or have the right to use all Intellectual Property necessary for their businesses as currently conducted free and clear of all liens.

(c) To the knowledge of the Company, the Company Owned Intellectual Property does not infringe or violate the Intellectual Property of any third party and is not being infringed by any third party, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(d) The Company and its subsidiaries have taken reasonable efforts to protect and maintain their material Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its subsidiaries are a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is threatened in writing against any of them, that challenges the validity, enforceability or ownership of, or the right to use, sell or license any Company Owned Intellectual Property.

(e) To the knowledge of the Company: (i) all computer software used internally by the Company and its subsidiaries is owned by the Company or the relevant subsidiary or used pursuant to a license or other lawful right to use it; (ii) the Company and its subsidiaries possess such working copies of all of the computer software, including object and source codes and all related manuals, licenses and other documentation, as are necessary for the current conduct of the businesses of the Company and its subsidiaries; and (iii) the computer software and other information technology used to operate the business have not suffered any material error, breakdown, failure or security breach in the last twelve months which has caused disruption or damage to the business of any of the Company or its subsidiaries, except in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.20  Environmental Matters.

(a) Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and each of its subsidiaries comply and have complied with all applicable Environmental Laws (as defined below), have no liability under Environmental Law and possess and have possessed and comply and have complied with all applicable Environmental Permits (as defined below) required under such Environmental Laws; (ii) there are no Materials of Environmental Concern (as defined below) at, in or under or that have been Released to or from any property currently or formerly owned, leased or operated by the Company or any of its subsidiaries, under circumstances that have resulted in or would reasonably be expected to result in liability of the Company or any of its subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any Release or threatened Release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; (iv) neither the Company nor any of its subsidiaries has received any written claim or complaint, or is subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and no such matter has been threatened in writing to the knowledge of the Company; and (v) neither the Company nor the subsidiaries has expressly assumed responsibility for or agreed to indemnify or hold harmless any person for any liability or obligation, arising under or relating to Environmental Laws.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Sections 3.20 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean all foreign, federal, state, local or provincial, civil and criminal laws, statutes, ordinances, codes, orders, common law, rules, regulations, judgments, decrees, injunctions, or agreements with any Governmental Entity in effect as of or prior to the date of this Agreement, relating to the protection of health (to the extent relating to exposure to Materials of Environmental Concern) and the environment (including air, soil, surface water or groundwater) worker health and safety, and/or governing the handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, or Release of or exposure to Materials of Environmental Concern.

“Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” shall mean petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, toxic mold, lead or lead-containing materials, polychlorinated biphenyls; and any other chemicals, materials, substances or wastes in any amount or concentration which are included in the definition of “hazardous substances,” “hazardous materials,” “hazardous wastes,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “pollutants,” “regulated substances,” “solid wastes,” or “contaminants” or words of similar import or which are regulated under or for which liability would reasonably be expected to be imposed under any applicable Environmental Law.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of a Material of Environmental Concern.

Section 3.21  Contracts.

(a) Except for this Agreement and the Leases, as of the date of this Agreement, none of the Company or any of its subsidiaries is a party to or bound by: (i) any Contract that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) any Contract of the Company or any of its subsidiaries (other than purchase orders for the purchase of inventory or real property leases) having an aggregate value per Contract, or involving payments by or to the Company or any of its subsidiaries, of more than $5,000,000 on an annual basis or $10,000,000 over the term of the Contract, except for any such Contract that may be canceled without penalty by the Company or any of its subsidiaries upon notice of 60 days or less; (iii) any Contract containing covenants binding upon the Company or any of its subsidiaries that materially restricts the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any business that is material to the Company and its subsidiaries, taken as a whole, or with any person or in any geographic area, except for any such Contract that may be canceled without penalty by the Company or any of its subsidiaries upon notice of 60 days or less; (iv) any Contract with respect to any joint venture, partnership or similar arrangements; (v) any Contract pursuant to which any indebtedness for borrowed money with a principal amount in excess of $100,000 of the Company or any of its subsidiaries is outstanding or may be incurred, and all guarantees by the Company or any of its subsidiaries of any indebtedness for borrowed money with a principal amount in excess of $100,000 of any person (other than the Company or any wholly-owned subsidiary of the Company); (vi) any Contract (or a related series of Contracts) for the acquisition or disposition by the Company or any of its subsidiaries of assets with a value of more than $10,000,000; and (vii) any Contract that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (vii) is referred to herein as a “Material Contract”.

(b) Each of the Material Contracts is a valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect. There is no breach or default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with or without the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or any of its subsidiaries, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.22  Affiliate Transactions.  No executive officer or director of the Company or any person owning 5% or more of the Company Common Stock is a party to any Contract with or binding upon the Company or any of its subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its subsidiaries or has engaged in any transaction with any of the foregoing within the last twelve months, in each case, that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 3.23  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), it being understood and agreed that each item in a particular section of the Parent Disclosure Schedule applies only to such section and to any other section to which its relevance is reasonably apparent:

Section 4.1  Organization.  Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. Prior to the date of this Agreement, Parent has provided to the Company the name of the “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement.

Section 4.2  Authority.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action by the Boards of Directors of Parent and Merger Sub and, prior to the Effective Time, will be duly and validly authorized by all necessary action by Parent as the sole shareholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Florida of the Articles of Merger as required by the FBCA). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).

Section 4.3  No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, do not and will not, directly or indirectly (i) conflict with or violate the respective articles of incorporation or bylaws (or similar organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) result in any breach or violation of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby by each of Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental

Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the New York Stock Exchange, (iii) the filing with the Secretary of State of the State of Florida of the Articles of Merger as required by the FBCA, (iv) the applicable requirements of Foreign Antitrust Laws and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

Section 4.4  Absence of Litigation.  There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. As of the date of this Agreement, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

Section 4.5  Proxy Statement.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

Section 4.6  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 4.7  Financing.  Parent has delivered to the Company true and complete copies of (i) the commitment letter, dated as of March 20, 2007, between Parent and Bear, Stearns & Co. Inc., Bear Stearns Corporate Lending Inc., Credit Suisse, Credit Suisse Securities (USA) LLC, Lehman Brothers Inc., Lehman Commercial Paper Inc. and Lehman Brothers Commercial Bank (the “Debt Financing Commitments”), pursuant to which and subject to the terms and conditions thereof each of the parties thereto (other than Parent) has agreed to lend the amounts set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement, and (ii) the equity commitment letter, dated as of March 20, 2007, by and among Parent, the Company and Apollo Management VI, L.P. (the “Investor”) (the “Equity Financing Commitment” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which the Investor has committed to invest the amount set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). None of the Financing Commitments has been amended or modified prior to the date of this Agreement, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded prior to the date of this Agreement. The Financing Commitments are in full force and effect as of the date of this Agreement and constitute the legal, valid and binding obligations of each of Parent and Merger Sub and, to the knowledge of Parent, the other parties thereto for so long as it remains in full force and effect. There are no conditions precedent related to the funding of the full amount of the Financing (including any “flex” provisions), other than as expressly set forth in the Financing Commitments. Subject to the terms and conditions of the Financing Commitments and subject to the terms and conditions of this Agreement, the aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments will be sufficient for Parent and the Surviving Corporation to pay the aggregate Merger Consideration and to pay all related fees and expenses, including payment of all amounts under Article II of this Agreement. As of the date of this Agreement, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default), in each case, on the part of Parent or Merger Sub under the Financing Commitments, and as of the date of this Agreement, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent on the Closing Date. Parent has fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Financing Commitments.

Section 4.8  Operations and Ownership of Parent and Merger Sub.  Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. At the Closing, the Investor shall indirectly beneficially own at least a majority of the outstanding equity securities of Parent, and, as of the date of this Agreement and as of the Closing Date, Parent shall directly own all of the outstanding equity securities of Merger Sub.

Section 4.9  Competing Business.  Neither Parent nor Merger Sub owns any active interests, nor do any of their respective affiliates own any active interest, in any entity or person that derives a significant portion of its revenues from a line of business in the industries in which the Company or its subsidiaries operate.

Section 4.10  Solvency.  Assuming that (a) the conditions to the obligation of Parent and Merger Sub to consummate the Merger have been satisfied, (b) any estimates, projections or forecasts prepared by the Company or its Representatives and made available to Parent, Merger Sub or their Representatives have been prepared in good faith based upon reasonable assumptions, (c) all of the representations and warranties of the Company set forth in Article III of this Agreement are true and correct in all material respects and (d) the Required Financial Information fairly presents the consolidated financial condition of the Company and its subsidiaries as at the end of the periods covered thereby and the consolidated results of operations of the Company and its subsidiaries for the periods covered thereby, then immediately following the Effective Time and after giving effect to all of the transactions contemplated by this Agreement (including the Debt Financing, the payment of the aggregate consideration to which the shareholders of the Company are entitled under Article II, the funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation and its subsidiaries in connection with, or as a result of, the Merger, and payment of all related fees and expenses), the Surviving Corporation and each of its subsidiaries, taken as a whole, will not: (i) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (ii) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (iii) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

Section 4.11  Ownership of Shares.  As of the date of this Agreement, none of Parent, Merger Sub or their respective affiliates owns (directly or indirectly, beneficially or of record) any Shares and none of Parent, Merger Sub or their respective affiliates holds any rights to acquire or vote any Shares except pursuant to this Agreement

Section 4.12  Vote/Approval Required.  No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

Section 4.13  No Other Representations or Warranties.  Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1  Conduct of Business of the Company Pending the Merger.  The Company covenants and agrees that, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by law, or unless Parent shall otherwise consent in writing, the business of the

Company and its subsidiaries shall only be conducted in its ordinary course of business consistent with past practice, and the Company shall use its reasonable best efforts to preserve substantially intact its and its subsidiaries’ business organization, to keep available the services of its and its subsidiaries’ current officers, employees and consultants, to preserve its and its subsidiaries’ present relationships with customers, suppliers and other persons with which it has material business relations and to keep Parent informed (on a reasonably prompt basis) of the status of developments with respect to all audits, disputes or similar proceedings with respect to Taxes of the Company or any of its subsidiaries or with respect to compliance with Tax Return requirements by the Company or any of its subsidiaries. Between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law, neither the Company nor any of its subsidiaries shall, directly or indirectly, without the prior written consent of Parent (which consent shall (i) be in the sole discretion of Parent with respect to those actions prohibited by subsections (a), (b), (c), (d), (e)(i), (e)(ii), (e)(iv), (f)(iii), (g), (h), (j)(ii), (j)(v), (l), (n)(i) and (o) with respect to actions pertaining to the foregoing subsections and (ii) not be unreasonably withheld or delayed with respect to those actions prohibited by the remaining subsections with respect to actions pertaining thereto):

(a) amend or otherwise change its Articles of Incorporation or Bylaws or any similar governing instruments;

(b) issue, deliver, sell, pledge, dispose of, grant, award or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including restricted stock units, stock appreciation rights, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for (A) the issuance of Shares upon the exercise of Options or in connection with other stock-based awards outstanding as of the date of this Agreement, in each case, in accordance with the terms of any Company Plan, (B) issuances in accordance with the Rights Plan or (C) the issuance or grant of Restricted Shares, Stock Units and Options (and issuances of Shares pursuant thereto) made in the ordinary course of business consistent with past practices to attract new employees in an aggregate amount which shall not exceed the amount set forth in Section 5.1(b) of the Company Disclosure Schedule) or take any discretionary action to cause to be exercisable any otherwise unexercisable options outstanding as of the date of this Agreement;

(c) declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for (i) regular quarterly cash dividends on Company Common Stock not to exceed, in the case of any such quarterly dividend, $0.10 per Common Share and $0.05 per Class A Share) or (ii) any dividend or distribution by a subsidiary of the Company to the Company or wholly-owned subsidiary of the Company);

(d) adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company or any subsidiary that is not wholly-owned (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Options or in order to pay taxes, or for the Company to satisfy withholding obligations in respect of such taxes, in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock or Stock Units, in each case pursuant to the terms of a Company Plan), or adjust, recapitalize, reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s wholly-owned subsidiaries;

(e) (i) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets if the amount of the consideration paid in connection with any such transaction, or the aggregate amount of the consideration paid in connection with all such transactions, would exceed the amount set forth in Section 5.1(e)(i) of the Company Disclosure Schedule, other than purchases of inventory in the ordinary course of business consistent with past practice or pursuant to a Contract set forth on Section 5.1(e)(i) of the Company Disclosure Schedule, and for the avoidance of doubt, other than capital expenditure permitted pursuant to clause (iii) of this paragraph; (ii) sell, lease, license or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) or encumber any corporation, partnership or other business organization or division thereof or any assets if the amount of consideration paid in connection with any such transaction, or the aggregate amount of the consideration paid in connection with all such transactions, would exceed the amount set forth in Section 5.1(e)(ii) of the Company Disclosure Schedule, other than sales or dispositions of inventory in the ordinary course of business consistent with past practice or pursuant to a Contract set forth in Section 5.1(e)(ii) of the Company Disclosure Schedule; (iii) other than capital expenditures, in the aggregate, not to exceed the amount set forth in Section 5.1(e)(iii) of the Company Disclosure Schedule, authorize any capital expenditures not reflected for the applicable fiscal quarter in the Company’s capital expenditure budget attached to Section 5.1(e)(iii) of the Company Disclosure Schedule; or (iv) enter into any new line of business;

(f) (i) enter into, amend in any material respect, modify in any material respect, or terminate any Contract that would be a Material Contract if in effect on the date of this Agreement, (ii) amend in any material respect, modify in any material respect or terminate any Material Contract; (iii) enter into, amend in any respect, modify in any respect or terminate or engage in any transactions with any executive officer or director of the Company, any person owning 5% or more of the Company Common Stock or any relative of any such person or any entity directly or indirectly controlled by such person; and (iv) enter into, amend in any material respect, modify in any material respect, or terminate any logistics contract or any joint venture or partnership agreement; except in the case of clauses (i), (ii) and (iv), in the ordinary course of business consistent with past practice;

(g) incur or modify in any material respect the terms of any indebtedness for borrowed money, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned subsidiary of the Company), in each case, other than drawdowns and repayments with respect to, or any letter of credit entered into under the Company’s and its subsidiaries’ existing credit facilities in the ordinary course of business consistent with past practice;

(h) except as contemplated by Section 6.6 or except to the extent required under any Company Plan or as required by applicable law, (i) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors, officers or employees (except in the ordinary course of business consistent with past practice with respect to employees who are not directors, officers or parties to a Change in Control Termination Protection Agreement with the Company), (ii) grant any severance or termination pay not provided for under any Company Plan, (iii) enter into any employment, consulting or severance agreement or arrangement with any of its present or former directors, officers or other employees, except for offers of employment in the ordinary course of business with employees who are not directors or officers, (iv) establish, adopt, enter into or amend in any material respect or terminate any Company Plan or (v) pay, accrue or certify performance level achievement at levels in excess of “threshold” (except to the extent levels in excess of “threshold’’ are actually achieved in respect of any component of an incentive-based award as reasonably determined by the Compensation Committee of the Company’s Board of Directors (in which case the Company shall provide to Parent reasonable substantiation of such achievement levels at least 10 days prior to payment or delivery of shares in respect of such incentive arrangements)), other than with respect to performance-based Stock Units where the amount of the award is contingent upon performance level achievement for periods continuing after the Effective Time;

(i) make any material change in any accounting principles, except as may be required by changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

(j) except as required by applicable law, (i) prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method of accounting that is inconsistent with positions taken, elections made or methods of accounting used in preparing or filing similar Tax Returns in prior periods; (ii) enter into any settlement or compromise of any material Tax liability; (iii) file any amended Tax Return; (iv) change any annual Tax accounting period; (v) settle or compromise any claim or assessment relating to Taxes, enter into any closing agreement relating to any Taxes or consent to any claim or audit relating to Taxes; or (vi) surrender any right to claim any Tax refund;

(k) (i) settle or compromise any litigation, suit, claim, action, proceeding, arbitration, mediation or investigation other than settlements or compromises of any matter where (x) the amount paid (less the amount reserved for such matter by the Company) in settlement or compromise of such matter, in each case, does not exceed the amount set forth in Section 5.1(k) of the Company Disclosure Schedule and (y) such settlement or compromise only involves monetary relief; or (ii) waive or release any material right of the Company other than in the ordinary course of business consistent with past practices;

(l) release or permit the release of any person from, waive or permit the waiver of any right under, fail to enforce any provision of, or grant any consent or make any election under, any confidentiality, “standstill” or similar agreement to which the Company or any subsidiary thereof is a party, except, in each case, to the extent the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law but in such case only after providing Parent with prior written notice of such determination;

(m) fail to renew or maintain existing insurance policies or comparable replacement policies, other than in the ordinary course of business consistent with past practice;

(n) take any action that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement; or

(o) agree to take (whether by Contract or otherwise) or authorize any of the actions described in Sections 5.1(a) through 5.1(n).

Section 5.2  Conduct of Business of Parent and Merger Sub Pending the Merger.  Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 5.3  No Control of Other Party’s Business.  Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1  Shareholders Meeting.  As soon as reasonably practicable following the date of this Agreement, the Company, acting through its Board of Directors, shall (a) take all action necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement (the “Shareholders Meeting”), (b) include in the Proxy Statement that the Board of Directors of the Company (i) has determined that the Merger is fair to, and in the best interests of, the Company and the shareholders of the Company, and declared advisable this Agreement and the transactions contemplated by this Agreement (including the Merger), (ii) has adopted this Agreement in accordance with the FBCA and (iii) recommends the approval of this Agreement by the shareholders of the Company and to submit this Agreement for approval by the shareholders of the Company (such recommendation described in this clause (iii), the “Recommendation”) (except to the extent that the Company has effected a Change of Recommendation in accordance with this Section 6.1) and, subject to the consent of each Financial Advisor, as applicable, the written opinion of each Financial Advisor, dated as of the date of this Agreement, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock and (c) use its reasonable best efforts to obtain the Company Requisite Vote (except to the extent that the Company has effected a Change of Recommendation in accordance with this Section 6.1). The Company will use reasonable best efforts to solicit from its shareholders proxies in favor of the approval of this Agreement, the Merger and the other transactions contemplated hereby and will take all other action reasonably necessary or advisable to secure the Company Requisite Vote (except to the extent that the Company has effected a

Change of Recommendation in accordance with this Section 6.1). The Company shall keep Parent and Merger Sub updated with respect to proxy solicitation results as reasonably requested by Parent or Merger Sub. Neither the Board of Directors of the Company nor any committee thereof shall, directly or indirectly, withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or modify or qualify in a manner adverse to Parent or Merger Sub), the Recommendation (any such action being referred to as a “Change of Recommendation”); it being understood that any “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Change of Recommendation); provided, that at any time prior to obtaining the Company Requisite Vote, the Board of Directors of the Company may effect a Change of Recommendation if (i) the Board of Directors shall have determined in good faith, after consultation with outside counsel to the Company, that such action is necessary in order for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (ii) the Company has provided Parent with at least three business days’ prior written notice of such Change of Recommendation. Notwithstanding anything to the contrary contained in this Agreement, unless this Agreement is terminated in accordance with Section 8.1, the obligation of the Company to call, give notice of, convene and hold the Shareholders Meeting as promptly as practicable after the date of this Agreement shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal or by a Change of Recommendation.

Section 6.2  Proxy Statement.  As soon as reasonably practicable following the date of this Agreement, the Company shall, with the assistance and approval (not to be unreasonably withheld or delayed) of Parent, prepare and file with the SEC the Proxy Statement. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall not file the preliminary Proxy Statement, or any amendment or supplement thereto, without providing Parent a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Company). The Company shall include in the Proxy Statement (except to the extent that the Company has effected a Change of Recommendation in accordance with Section 6.1) the Recommendation. The Company shall use its reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s shareholders as promptly as reasonably practicable following filing with the SEC. The Company agrees to consult with Parent prior to responding to SEC comments with respect to the preliminary Proxy Statement. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable (i) notify Parent of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and (ii) provide Parent with copies of all written correspondence between Parent and its employees and other authorized representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement.

Section 6.3  Resignation of Directors.  At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and, as specified by Parent reasonably in advance of the Closing, all directors of each subsidiary of the Company, in each case, effective at the Effective Time.

Section 6.4  Access to Information; Confidentiality.

(a) From the date of this Agreement to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its subsidiaries, officers, directors, employees and representatives to, afford the officers, employees and representatives of Parent reasonable access, consistent with applicable law, at all reasonable times to its officers, employees, representatives, properties, offices, and other facilities and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Company or its subsidiaries or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. No investigation pursuant to this Section 6.4 or otherwise shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto.

(b) Each of Parent and Merger Sub will hold and treat and will cause its officers, employees and representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated October 26, 2006, between the Company and Apollo Management VI, L.P. (the “Confidentiality Agreement”) which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

Section 6.5  Acquisition Proposals.

(a) The Company agrees that (i) it and its executive officers and directors shall not, (ii) its subsidiaries and its subsidiaries’ executive officers and directors shall not and (iii) it shall use reasonable best efforts to ensure that its and its subsidiaries’ investment bankers, attorneys, accountants, agents and other representatives (“Representatives”) shall not, (A) directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to (x) a tender offer or exchange offer, proposal for a merger, consolidation or other business combination involving the Company and/or its subsidiaries or (y) any proposal or offer to acquire in any manner (1) a substantial equity interest in the Company or any of its subsidiaries, or (2) 20% of more of the assets of the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”), provided that the parties acknowledge and agree that the acquisition of 20% or more of the economic or voting power of the Company or any of its subsidiaries shall be deemed to be an acquisition of a substantial equity interest in the Company or any of its subsidiaries, or (B) directly or indirectly, engage in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any person relating to an Acquisition Proposal.

The Company agrees that it will, and it will cause its subsidiaries and Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Proposal. The Company shall (I) promptly (and in no event later than two business days after receipt) notify Parent in writing of the receipt of any Acquisition Proposal (or any request for information or other inquiry that the Company reasonably believes could lead to an Acquisition Proposal) after the date of this Agreement, which notice shall include the identity of the person making such Acquisition Proposal and the material terms thereof, (II) keep Parent reasonably informed of the status and details (including any change to the financial or other material terms thereof) of any such Acquisition Proposal and (III) provide Parent as soon as practicable after receipt of delivery thereof copies of any written Acquisition Proposal sent or provided to the Company or any of its subsidiaries. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or its Board of Directors from: (i) taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to shareholders with regard to an Acquisition Proposal (provided that neither the Company nor its Board of Directors may make any Change of Recommendation unless permitted by Section 6.1 or recommend any Acquisition Proposal unless permitted by Section 6.5(b)); (ii) prior to obtaining the Company Requisite Vote, providing access to its properties, books and records and providing information or data in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the person so requesting such information an executed confidentiality agreement on terms no more favorable to such person than those contained in the Confidentiality Agreement (except for such changes specifically necessary in order for the Company to be able to comply with its obligations under this Agreement and it being understood that the Company may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to the Company if it waives or similarly modifies the standstill provision in the Confidentiality Agreement); (iii) prior to obtaining the Company Requisite Vote, contacting and engaging in discussions with any person who has made an unsolicited bona fide written Acquisition Proposal solely for the purpose of clarifying such Acquisition Proposal and any material terms thereof and the conditions to consummation so as to determine whether there is a reasonable possibility that such Acquisition Proposal could lead to a Superior Proposal; and (iv) prior to obtaining the Company Requisite Vote, contacting and engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal (which negotiations or discussions are not solely for clarification purposes), if and only to the extent that in connection with the foregoing clauses (ii) or (iv), (1) the Board of Directors of the Company shall have determined in good faith, after consultation with its outside legal counsel and its financial advisor that, (x) such Acquisition Proposal constitutes, or would reasonably be expected to constitute or result in, a Superior Proposal, and (y) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law and (2) prior to taking such action, the Company shall provide written notice to Parent of such matter.

(b) Neither the Board of Directors of the Company nor any committee thereof shall (i) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal or Acquisition Proposal Documentation (as defined below) or (ii) execute (or allow the Company or any of its subsidiaries to execute) any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting an Acquisition Proposal (other than a confidentiality agreement pursuant to Section 6.5(a)) (any such documentation, “Acquisition Proposal Documentation”). Notwithstanding the foregoing or any other provision of this Section 6.5 to the contrary, if, at any time prior to obtaining the Company Requisite Vote (but after the expiration of the Notice Period (as defined below)), the Company’s Board of Directors determines, in response to an Acquisition Proposal that was unsolicited and that did not otherwise result from a material breach of Section 6.5(a), that such Acquisition Proposal is a Superior Proposal, (A) the Company may terminate this Agreement, (B) its Board of Directors may approve or recommend such Superior Proposal to its shareholders and/or (C) immediately prior to or concurrently with the termination of this Agreement, the Company may enter into or execute any Acquisition Proposal Documentation with respect to such Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 6.5(b) and its Board of Directors may not approve or recommend any Acquisition Proposal and the Company may not enter into or execute any Acquisition Proposal Documentation, and any such action shall be void and of no force or effect, unless the Company prior to or concurrently with taking such action pays to Parent the fee payable pursuant to Section 8.2(b); and provided, further, that the Company may not terminate this Agreement pursuant to this Section 6.5(b) and its Board of Directors may not approve or recommend any Acquisition Proposal and the Company may not enter into or execute any Acquisition Proposal Documentation unless (x) the Company has provided a written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Company has received a Superior Proposal and specifying the identity of the person making such Superior Proposal and the material terms thereof, together with copies of any written offer or proposal in respect of such Superior Proposal (it being understood that neither the delivery of a Notice of Superior Proposal nor any subsequent public announcement thereof, in each case in and of itself, shall entitle Parent to terminate this Agreement pursuant to Section 8.1(e)), and (y) Parent does not, within three business days following its receipt of the Notice of Superior Proposal (the “Notice Period”), make an offer that, as determined by the Board of Directors of the Company, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during the Notice Period, the Company shall, if so requested by Parent, negotiate in good faith with Parent with respect to any revised proposal from Parent in respect of the terms of the transactions contemplated by this Agreement), it being further understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new Notice Period.

(c) For purposes of this Agreement, “Superior Proposal” shall mean any Acquisition Proposal for more than 50% of the outstanding equity interests in the Company or more than 50% of the consolidated assets of the Company and its subsidiaries, taken as a whole, (i) on terms that the Board of Directors of the Company determined in good faith, after consultation with the Company’s outside legal and financial advisors, and considering such factors as the Board of Directors of the Company considers to be appropriate (including the conditionality and the timing and likelihood of consummation of such proposal), are more favorable to the Company and its shareholders from a financial point of view than the transactions contemplated by this Agreement and (ii) is reasonably capable of being consummated.

(d) Without limiting any other rights of Parent under this Agreement, neither any Change of Recommendation nor any termination of this Agreement shall have any effect on any of the approvals or other actions referred to herein for the purpose of causing the Anti-Takeover Statutes to be inapplicable to this Agreement and the transactions contemplated hereby.

Section 6.6  Employment and Employee Benefits Matters.

(a) Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending on the second anniversary thereof, to maintain the severance-related provisions of existing Company Plans set forth on Section 6.6(a) of the Company Disclosure Schedule and to provide the severance payments and benefits required thereunder to be provided any Company Employee terminated during that twenty-four month period.

(b) Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for the period commencing at the Effective Time and ending on the date which is eighteen months from the Effective Time (or if earlier, the date of the Company Employee’s termination of employment with Parent and its affiliates), to maintain for any Company Employee who remains employed by the Surviving Corporation or its Affiliates (i) cash compensation levels (such term to include only base salary, annual bonus opportunities and commissions and shall exclude all equity compensation arrangements) that are, in the aggregate, substantially comparable to, and (ii) benefits (and the costs thereof) provided under Company Plans providing welfare and retirement benefits that are, in the aggregate, substantially comparable to, the overall compensation levels and benefits (and the costs thereof) maintained for and provided to such Company Employees immediately prior to the Effective Time; provided, however, subject to the foregoing, that nothing herein shall prevent the amendment or termination of any Company Plan or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary to conform with applicable law.

(c) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans, to the extent this credit would result in a duplication of benefits for the same period of service), under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent, its subsidiaries or the Surviving Corporation for the Company Employees’ service with the Company, its subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the Company immediately prior to the Effective Time. With respect to each Parent Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its subsidiaries shall (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries immediately prior to the Effective Time.

(d) Subject to Section 6.6(f), from and after the Effective Time, Parent will honor, and will cause its subsidiaries to honor, in accordance with its terms, (x) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its subsidiaries and any officer, director or employee of that company, (y) equity-based plans, programs or agreements, bonus plans or programs and (z) all obligations pursuant to outstanding restoration plans, equity-based plans, programs or agreements, bonus plans or programs, bonus deferral plans, vested and accrued benefits under any employee benefit plan, program or arrangement of the Company or its subsidiaries and similar employment compensation and benefit arrangements and agreements in effect as of the Effective Time, in each case to the extent legally binding on the Company or any of its subsidiaries.

(e) Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending ninety days thereafter, to not effectuate a “plant closing” or “mass layoff” (as those terms are defined WARN) affecting in whole or in part any site of employment, facility, operating unit or Company Employee, without complying with all provisions of WARN.

(f) The provisions of this Section 6.6 are solely for the benefit of the respective parties to this agreement and nothing in this Section 6.6, express or implied, shall confer upon any Company Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.6, expressed or implied, shall be construed to prevent Parent or any of its affiliates from terminating or modifying to any extent or in any respect any benefit plan that the Parent or any of its affiliates may establish or maintain.

Section 6.7  Directors’ and Officers’ Indemnification and Insurance.

(a) Without limiting any additional rights that any employee may have under any employment agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable law. In the event of any such claim, action, suit, proceeding or investigation, (x) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation within ten business days of receipt by Parent from the Indemnified Party of a request therefor; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by FBCA or the Company’s Articles of Incorporation or Bylaws, to repay such advances if it is ultimately determined that such person is not entitled to indemnification, (y) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (z) the Surviving Corporation shall cooperate in the defense of any such matter.

(b) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s Articles of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c) Parent shall maintain, or shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, for a period of not less than six years after the Effective Time for the persons who, as of the date of this Agreement, are covered by the Company’s directors’ and officers’ liability insurance policies, directors’ and officers’ liability insurance policies that provide coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that are no less favorable in both amount and terms and conditions of coverage than the existing policies of the Company (true and complete copies of which have previously been made available to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage, in either case from insurance carriers with financial strength ratings equal to or greater than the financial strength ratings of the Company’s existing directors’ and officers’ liability insurance carriers; provided, however, that, in lieu of the foregoing, the Surviving Corporation may purchase a six-year “tail” coverage that is no less favorable in both amount and terms and conditions of coverage than the existing policies of the Company from insurance carriers with financial strength ratings equal to or greater than the financial strength ratings of the Company’s existing directors’ and officers’ liability insurance carriers; provided further that in no event shall Parent or Surviving Corporation be required to pay aggregate premiums for insurance under this Section 6.7(c) in excess of 300% of the amount of the aggregate premiums paid by the Company in respect of such coverage for its most recently completed fiscal year; provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, Parent or the

Surviving Corporation shall be obligated to obtain policies with the greatest coverage available for a cost not exceeding such amount. Parent agrees to honor and perform under, and to cause the Surviving Corporation’s to honor and perform under, all indemnification agreements entered into by the Company or any of its subsidiaries.

(d) Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f) In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in Section 6.6 and this Section 6.7. In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.7.

Section 6.8  Further Action; Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement and to cause the conditions to Closing to be satisfied as promptly as practicable. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all Foreign Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and in any event prior to the expiration of any applicable legal deadline (provided that the filing of a Notification and Report Form pursuant to the HSR Act will be made within five business days of the date of this Agreement) and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b) Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 6.8(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party reasonably informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.8(a) and (b), if any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby, including selling, holding separate or otherwise disposing of or conducting its business in a manner which would resolve such objections or suits or agreeing to sell, hold separate or otherwise dispose of or conduct its business in a manner which would resolve such objections or suits or permitting the sale, holding separate or other disposition of, any of its assets or the assets of its subsidiaries or the conducting of its business in a manner which would resolve such objections or suits. Without excluding other possibilities, the transactions contemplated by this Agreement shall be deemed to be materially delayed if unresolved objections or suits delay or could reasonably be expected to delay the consummation of the transactions contemplated hereby beyond the date which is the earlier of six months from the date of this Agreement and one month from the date of the Shareholders Meeting.

(d) Subject to the obligations under Section 6.8(c), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, (i) each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, and (ii) Parent and Merger Sub must defend, at their cost and expense, any action or actions, whether judicial or administrative, in connection with the transactions contemplated by this Agreement.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 6.8 shall limit a party’s right to terminate this Agreement pursuant to Section 8.1(b) so long as such party has, prior to such termination, complied in all material respects with its obligations under this Section 6.8.

Section 6.9  Public Announcements.  The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a joint release mutually agreed to by the Company and Parent. Thereafter, each of the Company, Parent and Merger Sub agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and Parent (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, wherever situated, in which case the party required to make the release or announcement shall use its reasonable best efforts to provide the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 6.10  Financing.

(a) (i) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments, including reasonable best efforts to (A) maintain in effect the Financing Commitments, (B) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing (including by consummating the Equity Financing at or prior to the Closing), (C) enter into definitive agreements with respect thereto on the terms and conditions contained in the Debt Financing Commitments (including any “flex” provisions) and (D) consummate the Financing at or prior to the Closing. Parent shall not, and shall not permit Merger Sub to, agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing Commitment or any definitive agreements related to the Financing, in each case, without the Company’s prior written consent (which consent shall not be unreasonably withheld or delayed), except any such amendment, supplement or other modification to the Debt Financing

Commitments that would not involve terms with respect to conditionality that are materially less beneficial to Parent or Merger Sub and would not reasonably be expected to prevent, materially impede or materially delay the consummation of the Debt Financing or the transactions contemplated by this Agreement. Upon any such amendment, supplement or modification of the Debt Financing Commitments in accordance with this Section 6.10(a), the term “Debt Financing Commitments” shall mean the Debt Financing Commitments as so amended, supplemented or modified in accordance with this Section 6.10(a) and, in the event that Parent obtains Alternative Financing in accordance with this Section 6.10(a), the term “Debt Financing Commitments” shall mean the commitment letter (as amended, supplemented or modified in accordance with this Section 6.10(a)) related to the Alternative Financing.

(ii) In the event all or any portion of the Debt Financing becomes unavailable on the terms and conditions described in or contemplated by the Debt Financing Commitments for any reason, Parent shall use its reasonable best efforts to arrange to obtain, as promptly as practicable following the occurrence of such event but no later than the last day of the Marketing Period, alternative financing from alternative sources (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement which would not involve terms that are materially less beneficial to Parent or Merger Sub (including with respect to conditionality) and would not be reasonably be expected to prevent, materially impede or materially delay the consummation of the Debt Financing or the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, in the event that (x) all or any portion of the Debt Financing structured as high yield financing has not been consummated, (y) all closing conditions contained in Article VII shall have been satisfied or waived (other than those contained in Sections 7.2(c) and 7.3(c)) and (z) the bridge facilities described in or contemplated by the Debt Financing Commitments (or Alternative Financing obtained in accordance with this Section 6.10(a)) are available on terms and conditions described in or contemplated by the Debt Financing Commitments (or replacements thereof in accordance with this Section 6.10(a)), then Parent shall consummate, or cause to be consummated, and shall use, or cause to be used, the proceeds of such bridge financing (or such Alternative Financing) or, at Parent’s election, the proceeds of any Alternative Financing such as an additional tranche of senior loans (so long as any such Alternative Financing complies with the requirements set forth in this Section 6.10(a)) to replace such high yield financing no later than the last day of the Marketing Period. For purposes of this Agreement, “Marketing Period” shall mean the first period of 30 consecutive days after the Initiation Date (A) throughout and at the end of which (1) Parent shall have (and its financing sources shall have access to) the Required Financial Information that the Company is required to provide to Merger Sub pursuant to Section 6.10(b) and (2) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 7.2 (other than Section 7.2(c)) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 30 consecutive day period, and (B) at the end of which the conditions set forth in Section 7.1 shall be satisfied. For purposes of this Agreement, “Initiation Date”) shall mean the date on which this Agreement shall have been approved by the shareholders of the Company by the Requisite Company Vote.

(iii) Parent shall give the Company prompt written notice of any material breach by any party of the Debt Financing Commitments (or commitments for any Alternative Financing obtained in accordance with this Section 6.10(a)) of which Parent becomes aware or any termination of the Debt Financing Commitments (or commitments for any Alternative Financing obtained in accordance with this Section 6.10(a)). Parent shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing (or Alternative Financing obtained in accordance with this Section 6.10(a)) and provide to the Company copies of all definitive documents related to the Debt Financing (or Alternative Financing obtained in accordance with this Section 6.10(a)), other than any ancillary agreements subject to confidentiality agreements (except to the extent such agreements contain any conditions to the consummation of the Debt Financing (or Alternative Financing obtained in accordance with this Section 6.10(a), including any “flex” provisions)).

(b) Prior to the Closing, the Company shall provide to Parent and Merger Sub, and shall cause its subsidiaries to, and shall use its reasonable efforts to cause the respective officers, employees, Representatives and advisors, including its outside legal advisors and independent accountants, of the Company and its subsidiaries to, provide to Parent and Merger Sub all cooperation reasonably requested by Parent that is necessary, proper or advisable in connection with the Financing and the other transactions contemplated by this Agreement, including the following: (i) participation in meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions), drafting sessions and sessions with rating agencies; (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing; provided, however, that any private placement memoranda or prospectuses in relation to high yield debt or equity securities need not be issued by the Company or any of its subsidiaries; and, provided, further, that any such memoranda or prospectuses shall contain disclosure and financial statements with respect to the Company or the Surviving Corporation reflecting the Surviving Corporation and/or its subsidiaries as the obligor(s); (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral, provided that no obligation of the Company or any of its subsidiaries under any such document, agreement or pledge shall be effective until the Effective Time; (iv) furnishing Parent and Merger Sub and their financing sources, as promptly as practicable, with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act (including audits thereof to the extent so required (which audits shall be unqualified)) and the other accounting rules and regulations of the SEC, that is of the type and form customarily included in private placement memoranda relating to private placements under Rule 144A of the Securities Act (including, if required, interim financial statements together with an SAS 100 review thereof) at the time during the Company’s fiscal year such offerings will be made (the “Required Financial Information”); (v) using all reasonable best efforts to obtain accountants’ comfort letters and consents from accountants for Parent to use their audit reports relating to the Company and using commercially reasonable efforts to obtain legal opinions, surveys and title insurance reasonably requested by Parent; (vi) taking all actions reasonably necessary to permit the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements; (vii) causing its independent accountants to cooperate with and assist, Parent in preparing information packages and offering materials as the parties to the Financing Commitments may reasonably request for use in connection with the offering and/or syndication of debt securities, loan participation and other matters contemplated by the commitment letters; and (viii) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing and the borrowing or incurrence of all of the proceeds of the Debt Financing, including any high yield debt financing, by the Surviving Corporation or any of its affiliates immediately following the Effective Time; provided that notwithstanding anything in this Agreement to the contrary, neither the Company nor any of its subsidiaries shall (1) be required to pay any commitment or other similar fee, (2) have any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Debt Financing (or Alternative Financing), unless and until the Closing, or (3) be required to take any action that will (x) conflict with or violate the Company’s organizational documents or any laws or (y) result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or a default under, in any material respect any Material Contract. Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable out-of-pocket costs to the extent such costs are incurred by the Company or its subsidiaries in connection with it complying with its obligations under this Section 6.10(b) or otherwise in connection with the Debt Financing, and Parent shall indemnify and hold harmless the Company and its subsidiaries and affiliates from and against any and all liabilities or losses suffered or incurred by them to the extent such liabilities or losses arose out of the arrangement of the Financing and any information utilized in connection therewith (other than information provided by the Company or its subsidiaries). The Company hereby consents to the use of its and its subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended or reasonably likely to harm or disparage the Company or any of its subsidiaries or the reputation or goodwill of the Company or any of its subsidiaries and its or their marks.

Section 6.11  Notification of Certain Matters.  The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, upon obtaining knowledge of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby, and (iii) any fact, event or circumstance known to it that (a) in the case of the Company, individually or taken together with all other facts, events and circumstances known to it, has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (b) would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any of such person’s representations, warranties, covenants or agreements contained herein, (c) would cause, or would reasonably be expected to cause, the failure of any condition precedent to Parent’s or the Company’s obligations under this Agreement or (d) would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby; provided, however, that (x) the delivery of any notice pursuant to this Section 6.11 shall not limit or otherwise affect any remedies available to Parent or the Company, as applicable, or prevent or cure any misrepresentations, breach of warranty or breach of covenant or the conditions to the obligations of the parties under this Agreement, and (y) disclosure by the Company or Parent shall not be deemed to amend or supplement the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or constitute an exception to any representation or warranty. This Section 6.11 shall not constitute a covenant or agreement for purposes of Section 7.2(b) or 7.3(b).

Section 6.12  Section 16 Matters.  Prior to the Effective Time, the Company will take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to Shares) that are treated as dispositions under such rule and result from the transactions contemplated by this Agreement by each director or officer of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 6.13  Filings.  Until the Effective Time, the Company will timely file with the SEC each form, report and document required to be filed by the Company under the Exchange Act and will promptly make available to Parent copies of each such report filed with the SEC. As of their respective dates, none of such reports shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited interim financial statements of the Company included in such reports shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis (except to the extent indicated in the notes thereto) and shall fairly present, in all material respects, the financial position of the Company and its subsidiaries as at the dates thereof and the results of their operations and changes in financial position for the periods then ended in accordance with generally accepted accounting principles.

Section 6.14  Anti-Takeover Statute.  If any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby) or the Shareholders Agreement, each of Parent, the Company and Merger Sub and their respective Board of Directors shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1  Conditions to Obligation of Each Party to Effect the Merger.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) this Agreement shall have been approved by the shareholders of the Company by the Company Requisite Vote;

(b) no federal, state, local or foreign law, statute, rule, regulation, executive order, decree, ruling, judgment, injunction, legal requirement or other order which is then in effect (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.8; and

(c) the waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any applicable Foreign Antitrust Laws relating to the Merger shall have been terminated or expired and all other authorizations and orders of, declarations and fillings with, and notices to any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made and shall be in full forth and effect.

Section 7.2  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) (i) the representations and warranties of the Company set forth in Section 3.4 shall be true and correct in all respects as of the Effective Time as though made on and as of such time, (ii) the representations and warranties of the Company set forth in Section 3.3(a) (except for deviations of not more than 0.3% of the number of the Company’s outstanding Shares disclosed in Section 3.3(a)) shall be true and correct as of the Effective Time as though made on and as of such time, and (iii) the representations and warranties of the Company set forth in this Agreement, other than those specified in the foregoing clauses (i) and (ii), shall be true and correct as of the Effective Time as though made on and as of such date except where the failure of any such representations and warranties to be so true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifiers set forth therein), individually or in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect; provided that, for the purposes of clauses (i), (ii) and (iii), any representation or warranty of the Company set forth in this Agreement that is made only as of a specified date shall be required to be true and correct (subject to standard specified in clause (i), (ii) or (iii), as applicable) only as of such date;

(b) the Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by, or complied with by, it under this Agreement at or prior to the Effective Time;

(c) Parent shall have received a certificate of the Co-Chief Executive Officers or the Chief Financial Officer of the Company, certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied; and

(d) the Company shall have filed with the SEC its Annual Report on Form 10-K for the fiscal year ended February 3, 2007.

Section 7.3  Conditions to Obligations of the Company.  The obligation of the Company to effect the Merger shall be further subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a) (i) the representations and warranties of Parent and Merger Sub set forth in Section 4.2 shall be true and correct in all respects as of the Effective Time as though made on and as of such time and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than Section 4.2) shall be true and correct as of the Effective Time as though made on and as of such date except where the failure of any such representations and warranties to be so true and correct (without giving effect to any “materiality” or “Material Adverse Effect” or similar qualifiers set forth therein), individually or in the aggregate, does not, and would not reasonably be expected to, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby;

(b) each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date; and

(c) the Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1  Termination.  This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by Parent or the Company if any Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall have used its reasonable best efforts to remove such order, decree or ruling or other action and the issuance of such final, nonappealable order, decree or ruling or other action was not primarily due to the failure of the party seeking to terminate this agreement to perform any of its obligations under this Agreement;

(c) by either Parent or the Company if the Effective Time shall not have occurred on or before the date which is six months from the date of this Agreement (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement; and provided, further that, if on a date that would otherwise have been the Termination Date the conditions set forth in Section 7.1(c) are the only conditions in Article VII (other than those conditions that by their terms are not to be satisfied until the Closing) that shall not have been satisfied on or before such date, either the Company or Parent may unilaterally extend the Termination Date by up to three months, in which case the Termination Date shall be deemed for all purposes to be such later date;

(d) by the Company:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the Termination Date; provided that the Company shall have given Parent at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(d)(i); and provided further that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement;

(ii) if (A) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions that by their terms are to be satisfied at the Closing) and (B) (1) on or prior to the last day of the Marketing Period, neither Parent nor Merger Sub shall have received the proceeds of the Debt Financing or (2) Parent or Merger Sub otherwise breaches its obligations under Section 1.2 and Article II hereof; or

(iii) prior to obtaining the Company Requisite Vote pursuant to (and subject to the terms and conditions of) Section 6.5(b);

(e) by Parent:

(i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Section 7.2(a) or 7.2(b) would not be satisfied and, in either such case, such breach is incapable of being cured by the Termination Date; provided that Parent shall have given the Company at least 30 days written notice prior to such termination stating Parent’s intention to terminate this Agreement pursuant to this Section 8.3(e)(i); provided further that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement; or

(ii) if the Board of Directors of the Company or any committee thereof (A) shall have made a Change of Recommendation or (B) shall have recommended, adopted or approved, or proposed publicly to recommend, adopt or approve, any Acquisition Proposal or Acquisition Proposal Agreement; or

(f) by either Parent or the Company if, upon a vote taken thereon at the Shareholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been approved by the Company Requisite Vote.

Section 8.2  Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Section 6.4(b), Section 6.9, the penultimate sentence of Section 6.10(b), this Section 8.2, Section 8.3, Section 8.4, Section 8.5 and Article IX, which shall survive such termination; provided, however, that, except to the extent set forth in Section 8.2(c), nothing herein shall relieve any party from liability for any willful and material breach hereof.

(b) Company Termination Fee.

(i) In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(iii) or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay $90,000,000 (the “Company Termination Fee”) to Parent as promptly as reasonably practicable (and, in any event, within two business days following such termination), by wire transfer of same day funds; and

(ii) In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) or Section 8.1(f) or by Parent pursuant to Section 8.1(e)(i) and (A) at any time after the date of this Agreement and prior to such termination (in the case of a termination pursuant to Section 8.1(c)), or prior to the breach giving rise to Parent’s right to terminate under Section 8.1(e)(i) (in the case of a termination pursuant to Section 8.1(e)(i)) or prior to the taking of a vote to approve this Agreement at the Shareholders Meeting or any postponement or adjournment thereof (in the case of a termination pursuant to Section 8.1(f)) an Acquisition Proposal shall have been made or communicated to the senior management or the Board of Directors of the Company or shall have been publicly announced or publicly made known to the shareholders of the Company, and not withdrawn prior to such termination, such breach or such taking of a vote to approve this Agreement, as applicable, and (B) within twelve months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, any Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Fee, such payment to be made upon the earlier of the Company entering into an agreement providing for, or consummating, such Acquisition Proposal, by wire transfer of same day funds. For the purpose of this Section 8.2(b), all references in the term Acquisition Proposal to “20% or more” will be deemed to be references to “more than 50%”.

(c) Parent Termination Fee.  In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii), then, at the Company’s election (which election must be included in the notice of termination), Parent shall pay $90,000,000 (the “Parent Termination Fee”) to the Company (or as directed by the Company) as promptly as reasonably practicable (and, in any event, within two (2) business days) after receiving written notice of such election. In the event that the Company elects to terminate this Agreement pursuant to Section 8.1(d)(ii) and provides written notice of its election to receive the Parent Termination Fee, its receipt of the Parent Termination Fee shall be the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub and any of their respective current, former or future directors, officers, employees, agents, partners, managers, members, affiliates, stockholders, assignees, representatives or affiliates for any loss or damage suffered in connection with this Agreement or the transactions contemplated hereby; provided that Parent and Merger Sub shall also be obligated with respect to Section 6.4(b), Section 6.9, the penultimate sentence of Section 6.10(b) and Section 8.3, unless such obligation arises out of the same set of facts that provided the basis for the Company to terminate this Agreement pursuant to Section 8.1(d)(ii). Notwithstanding the foregoing, the Company shall be entitled to enforce all of its rights under this Agreement and the Equity Financing Commitment in the event that the Company terminates this Agreement pursuant to Section 8.1(d)(ii) and does not elect to receive the Parent Termination Fee.

(d) Each of the Company, Parent and Merger Sub acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement. In the event that the Company shall fail to pay the Company Termination Fee when due or Parent shall fail to pay the Parent Termination Fee when due, the Company or Parent, as the case may be, shall reimburse the other party for all reasonable costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with any action (including the filing of any lawsuit) taken to collect payment of such amounts, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

Section 8.3  Expenses.  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 8.4  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after approval of this Agreement by the shareholders of the Company; provided, however, that, after approval of this Agreement by the shareholders of the Company, no amendment may be made which by law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.5  Waiver.  At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure or delay of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1  Non-Survival of Representations, Warranties, Covenants and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.

Section 9.2  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub:

Bauble Holding Corp.
c/o Apollo Management VI, L.P.
9 West 57th Street
New York, NY 10019
Attention: John Suydam
Facsimile: 212-515-3200

with an additional copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Attention: Robert G. Robison, Esq.
                 R. Alec Dawson
Facsimile: 212-309-6001

(b) if to the Company:

Claire’s Stores, Inc.
3 S.W. 129th Avenue
Pembroke Pines, FL 33027
Attention: General Counsel
Facsimile: 954-392-4483

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: John G. Finley, Esq.
                 Kathryn King Sudol, Esq.
Facsimile: 212-455-2502

Section 9.3  Certain Definitions.  For purposes of this Agreement, the term:

(a) “affiliate” means any executive officer or director of any person or any person owning 5% or more of any class of voting securities of any other person or any other “affiliate” as defined in Rule 12b-2 under the Exchange Act or any immediate family member of any of the foregoing;

(b) “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York;

(c) “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(d) “executive officer” of the Company means any of the persons listed in Section 9.3(c) of the Company Disclosure Schedule;

(e) “generally accepted accounting principles” means the accounting principles generally accepted in the United States;

(f) “industries in which the Company or its subsidiaries operate” means each of the accessories retail and jewelry retail industries;

(g) “knowledge” (i) with respect to the Company means the actual knowledge of any of the persons listed in Section 9.3(g) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge of any of the officers of Parent;

(h) “officer” of the Company or any of its subsidiaries means any of the persons listed as such in Section 9.3(h) of the Company Disclosure Schedule;

(i) “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(j) “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

(k) “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign; and

(l) “Tax Return” shall mean any return, report or statement (including information returns) required to be filed with or provided to any governmental authority or other person, or maintained, with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

Section 9.4  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.5  Entire Agreement; Assignment.  This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and the Shareholders Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent and Merger Sub may assign all or any of their respective rights and obligations hereunder to (i) any direct or indirect wholly-owned subsidiary of Parent or (ii) to a lender as collateral, in each case after providing written notice thereof to the Company prior to such assignment; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder.

Section 9.6  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than (a) with respect to the provisions of Section 6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (b) after the Effective Time, the rights of the holders of Company Common Stock to receive the Merger Consideration in accordance with the terms and conditions of Article II of this Agreement and (c) after the Effective Time, the rights of the holders of Options, Restricted Shares and Stock Units to receive the payments contemplated by the applicable provisions of Section 2.2(a), (b) and (c), and the rights of the participants in the Deferred Compensation Plans to receive the payments contemplated by Section 2.2(e).

Section 9.7  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida (without giving effect to choice of law principles that would cause the laws of another jurisdiction to apply).

Section 9.8  Headings.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.9  Counterparts.  This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.10  Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8.1, Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity. The Company acknowledges and agrees that it shall not be entitled to an injunction or injunctions to prevent any breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement; provided, however, that the Company shall be entitled to any injunction or injunctions to prevent any breach by Parent or Merger Sub of Section 6.4(b) or Section 6.9.

Section 9.11  Jurisdiction.  Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the courts of the State of Florida located in the County of Broward, and of the United States District Courts for the Southern District of Florida, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Florida located in the County of Broward, and of the United States District Courts for the Southern District of Florida, and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

Section 9.12  Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.13  WAIVER OF JURY TRIAL.  EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CLAIRE’S STORES, INC.

By:	/s/ MARLA SCHAEFER
Name:    Marla Schaefer

Title:	Co-Chief Executive Officer

BAUBLE HOLDINGS CORP.

By:	/s/ PETER COPSES
Name:    Peter Copses

Title:	President

BAUBLE ACQUISITION SUB, INC.

By:	/s/ PETER COPSES
Name:    Peter Copses

Title:	President

[Merger Agreement Signature Page]

ANNEX B

SHAREHOLDERS AGREEMENT

AGREEMENT, dated as of March 20, 2007 (this “Agreement”), among Bauble Holdings Corp., a Delaware corporation (“Parent”), Bauble Acquisition Sub, Inc., a Florida corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and each of the other parties signatory hereto (each a “Shareholder” and collectively the ‘‘Shareholders”).

WHEREAS, Parent, Merger Sub and Claire’s Stores, Inc., a Florida corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”; terms defined in the Merger Agreement and not otherwise defined herein being used herein as therein defined), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and each issued and outstanding share (other than shares cancelled pursuant to Section 2.1(b) of the Merger Agreement and Class A Dissenting Shares) of Class A Common Stock and Common Stock (“Company Common Stock”) will be converted into the right to receive the Merger Consideration.

WHEREAS, as of the date of this Agreement, except as set forth in this Agreement, the Shareholders owned of record and beneficially an aggregate of 4,225,256 shares of Class A Common Stock and 2,764,452 shares of Common Stock and each Shareholder owned the number of such shares set forth beside such Shareholder’s name on the signature page hereto (such Class A Common Stock and Common Stock, together with any other Class A Common Stock and Common Stock acquired by any Shareholder after the date hereof, whether acquired directly or indirectly, by purchase, stock dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, or upon the exercise of Options or conversion of any Company Securities, in each case from the date of this Agreement through the term of this Agreement, are collectively referred to herein as the Shareholders’ “Subject Shares”).

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent has requested that the Shareholders agree, and each of the Shareholders has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

VOTING AGREEMENT; GRANT OF PROXY

Section 1.1.  Voting Agreement.

(a) Each Shareholder hereby agrees to vote (or cause to be voted) in person or by proxy, all Subject Shares that such Shareholder is entitled to vote at the time of any vote, at any meeting of the shareholders of the Company, and at any adjournment thereof, at which the Merger Agreement (or any amended version thereof) and the Merger are submitted for the consideration and vote of the shareholders of the Company, or in connection with any written consent of the shareholders of the Company with respect to matters set forth in this Section 1.1, (i) to approve the Merger Agreement and any transactions contemplated thereby, including the Merger, and any actions in furtherance thereof requiring a vote of the Company shareholders and (ii) in favor of any matter reasonably necessary for consummation of the transactions contemplated by the Merger Agreement. Any such vote will be cast or consent will be given in accordance with the procedures applicable thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. The obligations of the Shareholders set forth in this Section 1.1 shall apply whether or not the Company breaches any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

(b) Each Shareholder hereby agrees that it shall vote its Subject Shares against, and shall not provide consents to, the approval of (i) any Acquisition Proposal (other than an Acquisition Proposal by Parent or Merger Sub), (ii) any extraordinary dividend or distribution by the Company or any subsidiary, (iii) any change in the capital structure of the Company or any subsidiary (other than pursuant to the Merger Agreement) and (iv) any other action that would reasonably be expected to result in any condition to the consummation of the Merger contained in Article VII of the Merger Agreement not being satisfied.

Section 1.2.  Irrevocable Proxy.  Each Shareholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to its Subject Shares. By entering into this Agreement, each Shareholder hereby irrevocably and unconditionally grants a proxy appointing Parent as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote or execute consents in the manner contemplated by Section 1.1. The proxy granted by such Shareholder pursuant to this Article 1 is coupled with an interest, is irrevocable and is granted in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Each Shareholder shall perform such further acts and execute such further documents as may be required to vest in Parent the sole power to vote such Shareholder’s Subject Shares in the manner contemplated by Section 1.1. Notwithstanding the foregoing, the proxy granted by each Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

Section 1.3.  Appraisal Rights.  Each Shareholder hereby consents to and approves the actions taken by the board of directors of the Company in approving the Merger Agreement, this Agreement, the Merger and the transactions contemplated by the Merger Agreement. Each Shareholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights under Section 607.1302 of the FBCA or other applicable law in connection with the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Each Shareholder, severally and not jointly, hereby represents and warrants to Parent and Merger Sub that:

Section 2.1.  Authorization.  If such Shareholder is not an individual, the execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby are within the corporate or similar powers of such Shareholder and have been duly authorized by all necessary corporate or similar action. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement. This Agreement constitutes a valid and binding agreement of such Shareholder. If such Shareholder is a natural person and is married, and such Shareholder’s Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Shareholder’s spouse, enforceable against such spouse in accordance with its terms. No trust of which such Shareholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

Section 2.2.  Non-Contravention.  The execution, delivery and performance by such Shareholder of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby do not and shall not (i) if such Shareholder is not an individual, violate any organizational documents of such Shareholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder, (iv) result in the imposition of any lien on any asset of Shareholder or (v) violate any other agreement, arrangement or instrument to which such Shareholder is a party or by which such Shareholder (or any of its assets) is bound.

Section 2.3.  Ownership of Subject Shares.  Except as set forth on Schedule A hereto, such Shareholder is the record and beneficial owner of the Subject Shares set forth beside such Shareholder’s name on the signature page hereto, free and clear of any lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Subject Shares), other than pursuant to this Agreement and such Shareholder has good and valid title to such Subject Shares. Except for this Agreement, none of the Subject Shares is subject to any voting trust or other agreement, arrangement or instrument with respect to the voting of such shares.

Section 2.4.  Total Subject Shares.  Except for the Subject Shares set forth beside such Shareholder’s name on the signature page hereto or any beneficial interests in Subject Shares that are set forth on Schedule A hereto, and except for any Options referred to in the immediately following sentence, such Shareholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) Options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. As of the date of this Agreement, the Shareholders collectively own Options to acquire a number of shares of capital stock of the Company which does not exceed 300,000 shares in the aggregate.

Section 2.5.  Reliance by Parent and Merger Sub.  Such Shareholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Shareholder’s execution and delivery of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub, jointly and severally, hereby represent and warrant to each Shareholder that (i) the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby are within its corporate or similar powers and have been duly authorized by all necessary corporate or similar action and (ii) this Agreement constitutes its valid and binding agreement.

ARTICLE IV

COVENANTS OF SHAREHOLDERS

Each Shareholder, severally and not jointly, hereby covenants and agrees that:

Section 4.1.  No Interference; No Transfers.

(a) Except pursuant to the terms of this Agreement, such Shareholder shall not, without the prior written consent of Parent or Merger Sub which may be withheld in their sole discretion, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares, (ii) voluntarily take any action that would or is reasonably likely to (A) make any representation or warranty contained herein untrue or incorrect in any material respect or (B) have the effect in any material respect of preventing such Shareholder from performing its obligations under this Agreement, (iii) voluntarily convert any shares of Class A Common Stock into Common Stock or (iv) voluntarily sell, assign, transfer, pledge, encumber, distribute, gift or otherwise dispose of (including by merger or otherwise by operation of law) (collectively, a ‘‘Transfer”) or enter into any contract, option or other arrangement or understanding with respect to any Transfer of any Subject Shares during the term of this Agreement except for Transfers (A) to any person or entity who is subject to this Agreement or who becomes bound hereby as a Shareholder by operation of law, (B) solely for estate planning purposes, to any person or entity who becomes party to and bound by the terms of this Agreement as a Shareholder, (C) in the case of Shareholders who are individuals, upon the death of such Shareholder, pursuant to the terms of any trust or will of such Shareholder or by the laws of intestate succession; provided that such Shares shall remain subject to the terms of this Agreement and (D) to charitable organizations, provided that the number of shares transferred to any charitable organization shall not have the power to cast more than 1% of the aggregate voting power of the Company Common Stock at any duly called meeting of the Company’s shareholders (provided that any shares transferred to any charitable organization pursuant to clause (A) shall not be counted for purposes of determining the maximum number of shares that may be transferred pursuant to this clause (D)). For purposes of this Section 4.1, the term “sell” or “sale” or any derivatives thereof shall include (i) a sale, Transfer or disposition of record or beneficial ownership, or both and (ii) a short sale with respect to Company Common Stock or substantially identical property, entering into or acquiring an offsetting derivative contract with respect to Company Common Stock or substantially identical property, entering into or acquiring a futures or forward contract to deliver Company Common Stock or substantially identical property or entering into any transaction that has the same effect as any of the foregoing.

(b) Each of the Shareholders agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number of any additional shares of Company Common Stock or any Options acquired by such Shareholder, if any, after the date hereof.

Section 4.2.  Other Transactions.  Except to the extent that the Company or its board of directors is permitted to do so under Section 6.5(a) of the Merger Agreement, but subject to any limitations imposed on the Company or its board of directors under the Merger Agreement, each of the Shareholders agrees that it shall not, directly or indirectly and shall cause its agents and Representatives not to, directly or indirectly, (i) take any action to solicit or initiate any Acquisition Proposal, (ii) engage in negotiations or discussions concerning, or provide access to the properties, books or records or any confidential information or data of the Company or any of its subsidiaries to, any Person relating to an Acquisition Proposal, or (iii) execute any letter of intent or similar document or agreement or commitment with respect to any Acquisition Proposal. Each of the Shareholders shall, and shall instruct its Representatives to immediately cease and terminate all activities, discussions and negotiations with any Person, with respect to, or which would reasonably be expected to lead to, an Acquisition Proposal. Such Shareholder shall promptly notify Parent and Merger Sub after receipt of an Acquisition Proposal or any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any Person that may be considering making, or has made, an Acquisition Proposal and shall advise Merger Sub of the status and material details of any such Acquisition Proposal or request. None of the Shareholders shall make an Acquisition Proposal to the Company (including to the Company’s senior management or Board of Directors).

Section 4.3.  Further Assurances.  Parent, Merger Sub and each Shareholder shall each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1.  Amendments; Termination.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate on the earlier of (i) the Effective Time and (ii) the date of termination of the Merger Agreement in accordance with its terms; provided that Article 5 shall survive any such termination.

Section 5.2.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.3.  Successors and Assigns; No Third Party Beneficiaries.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that each of Parent and Merger Sub may transfer or assign its rights and obligations to any affiliate of Parent; provided further that no such transfer or assignment shall relieve Parent or Merger Sub of its obligations hereunder. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 5.4.  Governing Law; Consent to Jurisdiction.  This Agreement and all other matters related to or arising from this Agreement shall be construed in accordance with and governed by the laws of the State of Florida (without giving effect to any conflicts of law principles that would cause laws of another jurisdiction to apply). Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the courts of the State of Florida located in the County of Broward, and of the United States District Courts for the Southern District of Florida, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the State of Florida located in the County of Broward, and of the United States District Courts for the Southern District of Florida.

Section 5.5.  Counterparts; Effectiveness.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 5.6.  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provisions is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 5.7.  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub:

Bauble Holding Corp.
c/o Apollo Management VI, L.P.
9 West 57th Street
New York, NY 10019
Attention: John Suydam
Facsimile: 212-515-3200

with an additional copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10128
Attention: Robert G. Robison, Esq.
                 R. Alec Dawson, Esq.
Facsimile: 212-309-6001

if to the Company:

Claire’s Stores, Inc.
3 S.W. 129th Avenue
Pembroke Pines, FL 33027
Attention: General Counsel
Facsimile: 954-392-4483

with an additional copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: John G. Finley, Esq.
                 Kathryn King Sudol, Esq.
Facsimile: 212-455-2502

if to the Shareholders:

c/o Claire’s Stores, Inc.
3 S.W. 129th Avenue
Pembroke Pines, FL 33027
Attention: General Counsel
Facsimile: 954-392-4483

with an additional copy (which shall not constitute notice) to:

Holland & Knight LLP
100 North Tampa Street, Suite 4100
Tampa, FL 33602
Attention: Robert J. Grammig, Esq.
Facsimile: 813-229-0134

Section 5.8.  Interpretation.  When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. The words “beneficial ownership” and “owned beneficially” and words of similar import when used in this Agreement shall be deemed to mean “beneficial ownership” as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 5.9.  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to any termination of this Agreement pursuant to Section 5.1 hereof, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 5.10.  Acknowledgment.  Each of Parent and Merger Sub acknowledges that each Shareholder has entered into this Agreement solely in its capacity as the record and/or beneficial (as applicable) owner of the Subject Shares and nothing herein shall limit or affect any actions taken by such Shareholder, or require such Shareholder to take any action, in his or her capacity as an officer or director of the Company, including to disclose information acquired solely in his or her capacity as an officer or director of the Company, and any actions taken by (or failure to take any actions by) any Shareholder in such capacity shall not be deemed to constitute a breach of this Agreement.

Section 5.11.  Merger Agreement.  The obligations of the Shareholders hereunder are subject to there not having been any change, by amendment or waiver, by any party to the Merger Agreement to the material terms of the Merger Agreement in a manner materially adverse to the Shareholders without the prior written consent of Shareholders holding a majority of the Subject Shares. For purposes of this Section 5.11, each of the following changes, by amendment or waiver (as applicable), in the following terms and conditions of the Merger Agreement which require the Company’s consent shall, without excluding other possibilities, be deemed to be a change to the material terms of the Merger Agreement in a manner materially adverse to the Shareholders: (a) a change in the Termination Date (except as contemplated by Section 8.1(c) of the Merger Agreement); (b) a change which decreases the Merger Consideration; (c) a change to the form of Merger Consideration; and (d) an imposition of any condition to the Merger in addition to those set forth in the Merger Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

BAUBLE HOLDING CORP.

By:	/s/ PETER COPSES
Name: Peter Copses
Title:   President

BAUBLE ACQUISITION SUB, INC.

By:	/s/ PETER COPSES
Name: Peter Copses
Title:   President

Signature page to Shareholders Agreement

	Subject
	Shares
Class of Common Stock	Owned			Shareholders

Common Stock	228,971	(1)	/s/ E. Bonnie Schaefer E. Bonnie Schaefer

Common Stock	335,408	(2)	/s/ Marla L. Schaefer Marla L. Schaefer

Common Stock	68,865		Schaefer Family Holdings, Inc.

			By:	/s/ E. Bonnie Schaefer Name: E. Bonnie Schaefer Title: Director/Co-President
			By:	/s/ Marla L. Schaefer Name: Marla L. Schaefer Title: Director/Co-President
Common Stock	1,144		Schaefer Family Holdings No. 2, Inc.

			By:	/s/ Ira Kaplan Name: Ira Kaplan Title: Sole Director/President

(1)	Includes 78,971 shares of Common Stock held of record (including 37,500 restricted shares subject to forfeiture that will fully vest upon a change of control) and 150,000 shares of Common Stock subject to fully vested options.

(2)	Includes 185,408 shares of Common Stock held of record (including 37,500 restricted shares subject to forfeiture that will fully vest upon a change a change of control) and 150,000 shares of Common Stock subject to fully vested options.

Subject
Shares
Class of Common Stock	Owned		Shareholders

Common Stock	86,165	Schaefer/Wiesenthal Partnership, LLLP

		By:	Schaefer Family Holdings No. 2, Inc., its general partner

		By:	/s/ Ira Kaplan Name: Ira Kaplan Title: Sole Director/President
Common Stock	1,862,362	Second Amendment and Restatement of the Rowland Schaefer Trust U/A/D February 2, 2001

		By:	/s/ E. Bonnie Schaefer Name: E. Bonnie Schaefer Title: Claire’s Store Trustee
		By:	/s/ Marla L. Schaefer Name: Marla L. Schaefer Title: Claire’s Store Trustee
		By:	/s/ Ira Kaplan Name: Ira Kaplan Title: Claire’s Store Trustee
Common Stock	745,916	2000 Sylvia Schaefer Irrevocable Trust U/A/D October 20, 2000

		By:	/s/ E. Bonnie Schaefer Name: E. Bonnie Schaefer Title: Trustee
		By:	/s/ Maria L. Schaefer Name: Marla L. Schaefer Title: Trustee
		By:	/s/ Ira Kaplan Name: Ira Kaplan Title: Trustee

Class A Common Stock	4,225,256	Schaefer A Share Partnership LP, LLLP

		By:	Schaefer “A” Management, Inc., its general partner

		By:	/s/ E. Bonnie Schaefer Name: E. Bonnie Schaefer Title: Director/Co-President

		By:	/s/ Maria L. Schaefer Name: Marla L. Schaefer Title: Director/Co-President

SCHEDULE A

BENEFICIAL OWNERSHIP OF SUBJECT SHARES

Shares	Owner of Record	Beneficial Owner

68,865 shares of Common Stock	Schaefer Family Holdings, Inc.	E. Bonnie Schaefer and Marla L. Schaefer(1)
1,144 shares of Common Stock	Schaefer Family Holdings No. 2, Inc.	Ira Kaplan(2)
86,165 shares of Common Stock	Schaefer/Wiesenthal Partnership, LLLP	Schaefer Family Holdings No. 2, Inc.(3)
Ira Kaplan(4)
1,862,362 shares of Common Stock	Second Amendment and Restatement of the Rowland Schaefer Trust U/A/D February 2, 2001	E. Bonnie Schaefer, Marla L. Schaefer and Ira Kaplan(5)
745,916 shares of Common Stock	2000 Sylvia Schaefer Irrevocable Trust U/A/D October 20, 2000	E. Bonnie Schaefer, Marla L. Schaefer and Ira Kaplan(5)
4,225,256 shares of Class A Common Stock	Schaefer A Share Partnership LP, LLP	Schaefer “A” Management, Inc.(6) E. Bonnie Schaefer and Marla L. Schaefer(7)

(1)	Beneficial ownership by virtue of right to vote shares as Co-Presidents and Co-Directors.

(2)	Beneficial ownership by virtue of right to vote shares as President and sole Director.

(3)	Beneficial ownership by virtue of right to vote shares as General Partner.

(4)	Beneficial ownership by virtue of right to vote shares as President and sole Director of General Partner.

(5)	Beneficial ownership by virtue of right to vote shares: E. Bonnie Schaefer and Marla L. Schaefer have 1 vote and Ira Kaplan has 1 vote, in each case, as trustees.

(6)	Beneficial ownership by virtue of right to vote shares as General Partner.

(7)	Beneficial ownership by virtue of right to vote shares as Co-Presidents and Co-Directors of General Partner.

ANNEX C

PERSONAL AND CONFIDENTIAL

March 20, 2007

Board of Directors
Claire’s Stores, Inc.
3 S.W. 129th Avenue
Pembroke Pines, Florida 33027

Ladies and Gentlemen.

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Class A Common Stock, par value $0.05 per share (the “Class A Common Shares”), and Common Stock, par value $0 05 per share (the “Common Shares”, and together with the Class A Common Shares, the “Shares”), of Claire’s Stores, Inc. (the “Company”), taken in the aggregate, of the $33.00 per Share in cash to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of March 20, 2007 (the “Agreement”), by and among Bauble Holdings Corp (“Buyer”), Bauble Acquisition Sub, Inc., a direct wholly owned subsidiary of Buyer, and the Company.

Goldman, Sachs & Co and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We have provided and are currently providing certain investment banking services to Apollo Management, L.P. (“Apollo”), an affiliate of Buyer, and its affiliates and portfolio companies, including having acted as a co-manager with respect to the private placement of 14,000,000 shares of preferred stock of Hexion Specialty Chemicals, Inc, a portfolio company of Apollo, in May 2005; as joint bookrunner with respect to the public offering of 23,529,411 shares of common stock of Goodman Global, Inc., a portfolio company of Apollo, in April 2006; as joint global coordinator and book runner with respect to the initial public offering of 75,000,000 common stock restricted depository units of AP Alternative Assets L.P., an affiliate of Apollo, in June 2006; as joint book runner with respect to the public offering of 8.5% senior notes due 2014 and 10% senior subordinated notes due 2016 (aggregate principal amount €730,000,000) of Luis No. 1 PLC, in connection with Apollo’s acquisition of the logistics division of TNT NV, in August 2006; as financial advisor to GNC Parent Corporation (“GNC”), a portfolio company of Apollo, in connection with its sale in February 2007, and as joint book runner with respect to the public offering of 76% senior secured facilities due 2013, 9.9% senior floating rate PIK toggle notes due 2014, and 10.8% senior subordinated notes due 2015 (aggregate principal amount $1,085,000,000) of GNC in connection with its sale in March 2007. We also may provide investment banking services to the Company and its affiliates and Apollo and its affiliates and portfolio companies in the future. In connection with the above-described investment banking services we have received, and may receive, compensation.

C-1

Board of Directors
Claire’s Stores, Inc.
March 20, 2007

Goldman, Sachs & Co is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, risk management, hedging, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Goldman, Sachs & Co and its affiliates may provide such services to the Company and its affiliates and to Apollo and its affiliates and portfolio companies, may actively trade the debt and equity securities (or related derivative securities) of the Company and of affiliates of Apollo for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. Affiliates of Goldman, Sachs & Co. have also co-invested with Apollo and its affiliates from time to time and may do so in the future. Affiliates of Goldman, Sachs & Co. have invested in limited partnership units of Apollo and its affiliates and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended January 27, 2006, unaudited financial statements of the Company for the fiscal year ended February 3, 2007; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Common Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the retail industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial, accounting, legal, tax and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Surviving Corporation (as defined in the Agreement) or the ability of the Surviving Corporation to pay its obligations when they become due.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof In rendering our opinion, we express no view as to the allocation of the aggregate consideration among the holders of the various classes of Shares Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $33.00 per Share in cash to be received by the holders of the Shares, taken in the aggregate, pursuant to the Agreement is fair from a financial point of view to the holders of the Shares, taken in the aggregate.

Very truly yours,

/s/  Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

C-2

ANNEX D

520 Madison Avenue New York, New York 10022 tel:212.508.1600 fax: 212.508.1633 info@pjsolomon.com

March 20, 2007

Board of Directors
Claire’s Stores, Inc.
3 S.W. 129th Avenue
Pembroke Pines, FL 33027

Ladies and Gentlemen:

You have asked us to advise you with respect to the fairness from a financial point of view to the holders of Common Stock, par value $0.05 per share (the “Public Common Stock”), and Class A Common Stock, par value $0.05 per share (together with the Public Common Stock, “Company Common Stock”), of Claire’s Stores, Inc., a Florida corporation (the “Company”) of the consideration proposed to be received by the holders of Company Common Stock, pursuant to the terms of the Agreement and Plan of Merger, dated as of March 20, 2007 (the “Merger Agreement”), by and among Bauble Holdings Corp., a Delaware corporation (“Parent”), Bauble Acquisition Sub, Inc., a Florida corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and the Company. Capitalized terms used herein but not otherwise defined herein shall have the definitions given to them in the Merger Agreement.

We understand that the Merger Agreement provides for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in the merger as a wholly-owned subsidiary of Parent (the “Merger”), and that, upon the effectiveness of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned subsidiary of the Company or (ii) shares held in the treasury of the Company or (iii) Class A Dissenting Shares) will be converted into the right to receive $33.00 in cash (the “Merger Consideration”). We further understand that in connection with the Merger Agreement, Parent, Merger Sub and each of the other parties signatory thereto (the “Shareholders”) will enter into a Shareholders’ Agreement, dated as of March 20, 2007 (the “Shareholders’ Agreement”), pursuant to which the Shareholders will agree to vote in favor of the Merger Agreement.

For purposes of the opinion set forth herein, we have:

(i) reviewed certain publicly available financial statements and other information of the Company;

(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

(iii) reviewed certain financial projections for the Company prepared by the management of the Company;

(iv) discussed the past and current operations, financial condition and prospects of the Company with the management of the Company;

(v) reviewed the reported prices and trading activity of the Public Common Stock;

(vi) compared the financial performance and condition of the Company and the reported prices and trading activity of the Public Common Stock with that of certain other comparable publicly traded companies;

(vii) reviewed publicly available information regarding the financial terms of certain transactions comparable, in whole or in part, to the Merger;

Board of Directors
Claire’s Stores, Inc.
March 20, 2007

(viii) reviewed the Merger Agreement;

(ix) reviewed the Shareholders Agreement; and

(x) performed such other analyses and reviewed such other material and information as we have deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the information provided to us for the purposes of this opinion and we have not assumed any responsibility for independent verification of such information. With respect to the financial projections, we have assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. We have not conducted a physical inspection of the facilities or property of the Company. We have not assumed any responsibility for any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuation or appraisal. Furthermore, we have not considered any tax, accounting or legal effects of the Merger or the transaction structure on any person or entity. We have evaluated the Merger Consideration without giving effect to any premium or discount that may be attributable to any class of Company Common Stock by reason of any control, liquidity, dividend or voting, or other rights or aspects relating thereto.

We have assumed that the Merger will be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement, that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, in any respect meaningful to our analysis, and that Parent will obtain the necessary financing to effect the Merger substantially in accordance with the terms of financing commitments in the forms provided by Parent. We have further assumed that all representations and warranties set forth in the Merger Agreement and all related agreements are and will be true and correct in all material respects as of all of the dates made or deemed made and that all parties to the Merger Agreement and all agreements related thereto will comply with all covenants of such party thereunder.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, March 16, 2007. In particular, we do not express any opinion as to the prices at which shares of Company Common Stock may trade at any future time. Furthermore, our opinion does not address the Company’s underlying business decision to undertake any part of the Merger. Our opinion does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise except as expressly identified herein.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to a merger or other business combination transaction involving the Company or any of its assets and we were not authorized to evaluate and did not evaluate any other merger or other business combination transaction involving the Company or any other strategic or financial transaction.

The financial advisory services we have provided to the Board of Directors of the Company in connection with the Merger were limited to the delivery of this opinion. We will receive a fee for our services upon the delivery of this opinion.

This letter is for the information of the Board of Directors of the Company in connection with its consideration of the Merger, is not on behalf of, and is not intended to confer rights or remedies upon, any other entity or person, and may not be used for any other purpose without our prior written consent. This letter does not constitute a recommendation to any holder of Company Common Stock or any other person as to how any such holder or person should vote or act on any matter relating to any part of the Merger.

Board of Directors
Claire’s Stores, Inc.
March 20, 2007

Based on, and subject to, the foregoing, we are of the opinion that, on the date hereof, the Merger Consideration proposed to be received by the holders of Company Common Stock in connection with the Merger is fair from a financial point of view to the holders of Company Common Stock.

Very truly yours,

/s/
Peter J. Solomon Company, L.P.
PETER J. SOLOMON COMPANY, L.P.

ANNEX E

FLORIDA BUSINESS CORPORATION ACT
SECTIONS 607.1301 THROUGH 607.1333

607.1301. Appraisal rights; definitions

The following definitions apply to Sections 607.1302-607-1333:

(1) “Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive thereof. For purposes of Section 607.1302(2)(d), a person is deemed to be an affiliate of its senior executives.

(2) “Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

(3) “Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in Sections 607.1322-607-1333, includes the surviving entity in a merger.

(4) “Fair value” means the value of the corporation’s shares determined:

(a) Immediately before the effectuation of the corporate action to which the shareholder objects.

(b) Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c) For a corporation with 10 or fewer shareholders, without discounting for lack of marketability or minority status.

(5) “Interest” means interest from the effective date of the corporate action until the date of payment, at the rate of interest on judgments in this state on the effective date of the corporate action.

(6) “Preferred shares” means a class or series of shares the holders of which have preference over any other class or series with respect to distributions.

(7) “Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

(8) “Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or anyone in charge of a principal business unit or function.

(9) “Shareholder” means both a record shareholder and a beneficial shareholder.

607.1302. Right of shareholders to appraisal

(1) A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a) Consummation of a conversion of such corporation pursuant to Section 607.1112 if shareholder approval is required for the conversion and the shareholder is entitled to vote on the conversion under Sections 607.1103 and 607.1112(6), or the consummation of a merger to which such corporation is a party if shareholder approval is required for the merger under Section 607.1103 and the shareholder is entitled to vote on the merger or if such corporation is a subsidiary and the merger is governed by Section 607.1104;

(b) Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired if the shareholder is entitled to vote on the exchange, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

(c) Consummation of a disposition of assets pursuant to Section 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

(d) An amendment of the articles of incorporation with respect to the class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created;

(e) Any other amendment to the articles of incorporation, merger, share exchange, or disposition of assets to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval; or

(f) With regard to a class of shares prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1. Altering or abolishing any preemptive rights attached to any of his or her shares;

2. Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

3. Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4. Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are not otherwise redeemable;

5. Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6. Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7. Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation.

(2) Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (1)(a), (b), (c), and (d) shall be limited in accordance with the following provisions:

(a) Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1. Listed on the New York Stock Exchange or the American Stock Exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

2. Not so listed or designated, but has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $10 million, exclusive of the value of such shares held by its subsidiaries, senior executives, directors, and beneficial shareholders owning more than 10 percent of such shares.

(b) The applicability of paragraph (a) shall be determined as of:

1. The record date fixed to determine the shareholders entitled to receive notice of, and to vote at, the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

2. If there will be no meeting of shareholders, the close of business on the day on which the board of directors adopts the resolution recommending such corporate action.

(c) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in paragraph (a) at the time the corporate action becomes effective.

(d) Paragraph (a) shall not be applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares if:

1. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to the corporate action by a person, or by an affiliate of a person, who:

a. Is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, the beneficial owner of 20 percent or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if such offer was made within 1 year prior to the corporate action requiring appraisal rights for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action; or

b. Directly or indirectly has, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporation of the corporate action requiring appraisal rights had, the power, contractually or otherwise, to cause the appointment or election of 25 percent or more of the directors to the board of directors of the corporation; or

2. Any of the shares or assets of the corporation are being acquired or converted, whether by merger, share exchange, or otherwise, pursuant to such corporate action by a person, or by an affiliate of a person, who is, or at any time in the 1-year period immediately preceding approval by the board of directors of the corporate action requiring appraisal rights was, a senior executive or director of the corporation or a senior executive of any affiliate thereof, and that senior executive or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a. Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b. Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in Section 607.0832; or

c. In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

(e) For the purposes of paragraph (d) only, the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares, provided that a member of a national securities exchange shall not be deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because such member is the recordholder of such securities if the member is precluded by the rules of such exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby shall be deemed to have acquired beneficial ownership, as of the date of such agreement, of all voting shares of the corporation beneficially owned by any member of the group.

(3) Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year of that date if such action would otherwise afford appraisal rights.

(4) A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action:

(a) Was not effectuated in accordance with the applicable provisions of this section or the corporation’s articles of incorporation, bylaws, or board of directors’ resolution authorizing the corporate action; or

(b) Was procured as a result of fraud or material misrepresentation.

607.1303. Assertion of rights by nominees and beneficial owners

(1) A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(2) A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a) Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in Section 607.1322(2)(b)2.

(b) Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

607.1320. Notice of appraisal rights

(1) If proposed corporate action described in Section 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of Sections 607.1301-607.1333 must accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(2) In a merger pursuant to Section 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in Section 607.1322.

(3) If the proposed corporate action described in Section 607.1302(1) is to be approved other than by a shareholders’ meeting, the notice referred to in subsection (1) must be sent to all shareholders at the time that consents are first solicited pursuant to Section 607.0704, whether or not consents are solicited from all shareholders, and include the materials described in Section 607.1322.

607.1321. Notice of intent to demand payment

(1) If proposed corporate action requiring appraisal rights under Section 607.1302 is submitted to a vote at a shareholders’ meeting, or is submitted to a shareholder pursuant to a consent vote under Section 607.0704, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a) Must deliver to the corporation before the vote is taken, or within 20 days after receiving the notice pursuant to Section 607.1320(3) if action is to be taken without a shareholder meeting, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated.

(b) Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(2) A shareholder who does not satisfy the requirements of subsection (1) is not entitled to payment under this chapter.

607.1322. Appraisal notice and form

(1) If proposed corporate action requiring appraisal rights under Section 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of Section 607.1321. In the case of a merger under Section 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2) The appraisal notice must be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(a) Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1. The shareholder’s name and address.

2. The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3. That the shareholder did not vote for the transaction.

4. Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4.

5. If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus interest.

(b) State:

1. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subparagraph 2.

2. A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3. The corporation’s estimate of the fair value of the shares.

4. An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5. That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6. The date by which the notice to withdraw under Section 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c) Be accompanied by:

1. Financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest available interim financial statements, if any.

2. A copy of Sections 607.1301-607.1333.

607.1323. Perfection of rights; right to withdraw

(1) A shareholder who wishes to exercise appraisal rights must execute and return the form received pursuant to Section 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to Section 607.1322(2)(b)2. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2) A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to Section 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3) A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in subsection (2), shall not be entitled to payment under this chapter.

607.1324. Shareholder’s acceptance of corporation’s offer

(1) If the shareholder states on the form provided in Section 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporation shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2) Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares.

607.1326. Procedure if shareholder is dissatisfied with offer

(1) A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to Section 607.1322(2)(b)4 must notify the corporation on the form provided pursuant to Section 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest.

(2) A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (1) within the timeframe set forth in Section 607.1322(2)(b)2 waives the right to demand payment under this section and shall be entitled only to the payment offered by the corporation pursuant to Section 607.1322(2)(b)4.

607.1330. Court action

(1) If a shareholder makes demand for payment under Section 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to Section 607.1326 may commence the proceeding in the name of the corporation.

(2) The proceeding shall be commenced in the appropriate court of the county in which the corporation’s principal office, or, if none, its registered office, in this state is located. If the corporation is a foreign corporation without a registered office in this state, the proceeding shall be commenced in the county in this state in which the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(3) All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4) The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5) Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of such shareholder’s shares, plus interest, as found by the court.

(6) The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any interest in the shares.

607.1331. Court costs and counsel fees

(1) The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2) The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(a) Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with Sections 607.1320 and 607.1322; or

(b) Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3) If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4) To the extent the corporation fails to make a required payment pursuant to Section 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

607.1332. Disposition of acquired shares

Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this chapter, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger or share exchange, they may be held and disposed of as the plan of merger or share exchange otherwise provides. The shares of the surviving corporation into which the shares of such shareholders demanding appraisal rights would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

607.1333. Limitation on corporate payment

(1) No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of Section 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a) Withdraw his or her notice of intent to assert appraisal rights, which shall in such event be deemed withdrawn with the consent of the corporation; or

(b) Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if it is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.

(2) The shareholder shall exercise the option under paragraph (1)(a) or paragraph (b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights.

CLAIRE’S STORES, INC.
COMMON STOCK
SPECIAL MEETING OF SHAREHOLDERS — May 24, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned, a shareholder of CLAIRE’S STORES, INC. (the “Company”), does hereby appoint MS. MARLA L. SCHAEFER and MS. E. BONNIE SCHAEFER, or either of them, proxies with full power of substitution, for and in the name of the undersigned to attend the Special Meeting of Shareholders of the Company to be held at 1 New York Plaza, 43rd Floor Auditorium, New York, New York 10004, on May 24, 2007 at 10:00 a.m., New York City time, or at any adjournment or postponement thereof, and there to vote, as designated on the reverse side, all shares of Common Stock of said Company which the undersigned would be entitled to vote if personally present at said meeting. The undersigned hereby revokes any proxy heretofore given and acknowledges receipt of the Notice of Special Meeting and Proxy Statement dated April 27, 2007.
This proxy is revocable and will be voted as directed by the undersigned. The Board of Directors of Claire’s Stores, Inc. recommends a vote FOR proposals 1 and 2. If this proxy is signed and returned but does not specify a vote on any proposal, this proxy will be voted in accordance with the recommendation of the Board of Directors of Claire’s Stores, Inc. with respect to such proposal. If any other business is properly presented at the Special Meeting, this proxy, if properly executed, will be voted by those named in this proxy at their discretion. As of the date of the Proxy Statement, the Board of Directors knows of no other business to be presented at the Special Meeting.
(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF SHAREHOLDERS OF
CLAIRE’S STORES, INC.
COMMON STOCK
May 24, 2007

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the
envelope provided as soon as possible.

- OR -
TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone
and follow the instructions. Have your proxy card
available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and
follow the on-screen instructions. Have your proxy
card available when you access the web page.
- OR -
IN PERSON — You may vote your shares in person
by attending the Special Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

âPlease detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.â
00030030000000001000      0                      052407
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. Approval of the Agreement and Plan of Merger, dated as of March 20, 2007, among Claire’s Stores, Inc., Bauble Holdings Corp. and Bauble Acquisition Sub., as it may be amended from time to time.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Agreement and Plan of Merger described in proposal 1.
	☐	☐	☐

THE BOARD OF DIRECTORS REQUESTS THAT YOU FILL IN, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS INDICATED, THE VOTE OF THE UNDERSIGNED WILL BE CAST FOR PROPOSAL 1 AND PROPOSAL 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
I PLAN TO ATTEND THE SPECIAL MEETING. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

CLAIRE’S STORES, INC.
CLASS A COMMON STOCK
SPECIAL MEETING OF SHAREHOLDERS — May 24, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned, a shareholder of CLAIRE’S STORES, INC. (the “Company”), does hereby appoint MS. MARLA L. SCHAEFER and MS. E. BONNIE SCHAEFER, or either of them, proxies with full power of substitution, for and in the name of the undersigned to attend the Special Meeting of Shareholders of the Company to be held at 1 New York Plaza, 43rd Floor Auditorium, New York, New York 10004, on May 24, 2007 at 10:00 a.m., New York City time, or at any adjournment or postponement thereof, and there to vote, as designated on the reverse side, all shares of Class A Common Stock of said Company which the undersigned would be entitled to vote if personally present at said meeting. The undersigned hereby revokes any proxy heretofore given and acknowledges receipt of the Notice of Special Meeting and Proxy Statement dated April 27, 2007.
This proxy is revocable and will be voted as directed by the undersigned. The Board of Directors of Claire’s Stores, Inc. recommends a vote FOR proposals 1 and 2. If this proxy is signed and returned but does not specify a vote on any proposal, this proxy will be voted in accordance with the recommendation of the Board of Directors of Claire’s Stores, Inc. with respect to such proposal. If any other business is properly presented at the Special Meeting, this proxy, if properly executed, will be voted by those named in this proxy at their discretion. As of the date of the Proxy Statement, the Board of Directors knows of no other business to be presented at the Special Meeting.
(Continued and to be signed on the reverse side.)

SPECIAL MEETING OF SHAREHOLDERS OF
CLAIRE’S STORES, INC.
CLASS A COMMON STOCK
May 24, 2007

PROXY VOTING INSTRUCTIONS

MAIL — Date, sign and mail your proxy card in the
envelope provided as soon as possible.

- OR -
TELEPHONE — Call toll-free 1-800-PROXIES
(1-800-776-9437) from any touch-tone telephone
and follow the instructions. Have your proxy card
available when you call.
- OR -
INTERNET — Access “www.voteproxy.com” and
follow the on-screen instructions. Have your proxy
card available when you access the web page.
- OR -
IN PERSON — You may vote your shares in person
by attending the Special Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

âPlease detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.â
00030030000000001000      0                      052407
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

	FOR	AGAINST	ABSTAIN
1. Approval of the Agreement and Plan of Merger, dated as of March 20, 2007, among Claire’s Stores, Inc., Bauble Holdings Corp. and Bauble Acquisition Sub., as it may be amended from time to time.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
2. Adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the Agreement and Plan of Merger described in proposal 1.
	☐	☐	☐

THE BOARD OF DIRECTORS REQUESTS THAT YOU FILL IN, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO CONTRARY INSTRUCTION IS INDICATED, THE VOTE OF THE UNDERSIGNED WILL BE CAST FOR PROPOSAL 1 AND PROPOSAL 2.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐
I PLAN TO ATTEND THE SPECIAL MEETING. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.